Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-166190

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.500% Senior Notes Due 2022	$700,000,000	$95,480

(1)	The filing fee of 95,480.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 20, 2010)

$700,000,000

PVH CORP.

4.500% Senior Notes due 2022

This is an offering by PVH Corp. of an aggregate $700,000,000 of 4.500% senior notes due 2022, which we refer to as the notes. We will pay interest on the notes on June 15 and December 15 of each year, beginning on June 15, 2013. The notes will mature on December 15, 2022.

We may redeem some or all of the notes on or after December 15, 2017 at the redemption prices set forth in this prospectus supplement. We may redeem some or all of the notes at any time prior to December 15, 2017 by paying a “make-whole” premium plus accrued and unpaid interest to the redemption date. In addition, we may also redeem up to 35% of the notes prior to December 15, 2015 with the net cash proceeds of certain equity offerings. Upon the occurrence of certain change of control events, holders of the notes may require us to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. There is no sinking fund for the notes. If (x) the consummation of our pending acquisition of The Warnaco Group, Inc. does not occur on or before August 20, 2013 or (y) we notify the trustee that we have abandoned or terminated the merger agreement with The Warnaco Group, Inc. or that we have determined that the consummation of the acquisition will not occur on or before August 20, 2013, we will be required to redeem all of the notes at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date.

The notes will be our unsecured unsubordinated obligations and will rank equally with all of our other existing and future unsecured unsubordinated indebtedness and will rank senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will not be guaranteed by any of our subsidiaries on the closing of this offering and may not be guaranteed by any of our subsidiaries for their tenor. As a result, the notes will be structurally subordinated to all existing and future obligations, including trade payables, of our non-guarantor subsidiaries. The notes will be effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.

The proceeds of this offering will be used to fund our acquisition of The Warnaco Group, Inc. The closing of the acquisition is not a condition to the closing of this offering.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-25 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	100.000%	$700,000,000
Underwriting Discount	2.000%	$14,000,000
Proceeds to PVH Corp. (before expenses)	98.000%	$686,000,000

Interest on the notes will accrue from December 20, 2012.

The underwriters expect to deliver the notes to purchasers in book entry form only through The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, and Clearstream Banking, société anonyme, against payment therefrom in immediately available funds on or about December 20, 2012.

Joint Book-Running Managers
Barclays	BofA Merrill Lynch	Citigroup
Credit Suisse	RBC Capital Markets

Co-Managers

Credit Agricole CIB	HSBC	RBS	Scotiabank

SMBC Nikko	SunTrust Robinson Humphrey	TD Securities	US Bancorp

Prospectus Supplement dated December 6, 2012

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Supplement

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Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the notes we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the notes. This prospectus supplement also adds updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Incorporation By Reference,” before investing in the notes.

We changed our name to “PVH Corp.” from “Phillips-Van Heusen Corporation” on June 23, 2011. References to us in the accompanying prospectus, the registration statement of which this prospectus supplement is a part and certain of the documents incorporated by reference into this prospectus supplement use our former corporate name.

References to “PVH,” “we,” “our” or “us” refer to PVH Corp. and its subsidiaries, including, after the completion of the Warnaco acquisition (as defined below), Warnaco (as defined below), except where the context otherwise requires. References to the “combined company” also refer to us after completion of the Warnaco acquisition.

References to the brand names Calvin Klein Collection, ck Calvin Klein, Calvin Klein, Tommy Hilfiger, Hilfiger Denim, Tommy Girl, Van Heusen, Bass, G.H. Bass & Co., ARROW, IZOD, Eagle, Olga, Warner’s, Geoffrey Beene, Chaps, Speedo, Kenneth Cole New York, Kenneth Cole Reaction, Sean John, JOE Joseph Abboud, MICHAEL Michael Kors, Michael Kors Collection, Donald J. Trump Signature Collection, DKNY, Elie Tahari, Nautica, Ted Baker, J. Garcia, Claiborne, Robert Graham, U.S. POLO ASSN., Ike Behar, John Varvatos, Jones New York, Axcess, Timberland, and Robert Graham and to other brand names are to registered trademarks owned by us or licensed to us by third parties and are identified by italicizing the brand name.

ABOUT PVH

On October 29, 2012, we entered into a definitive agreement to acquire The Warnaco Group, Inc. We refer to The Warnaco Group, Inc., its subsidiaries and the businesses of these entities that we are acquiring, as “Warnaco,” and the acquisition of Warnaco as the “Warnaco acquisition” or the “acquisition of Warnaco.” Except as specifically noted, the descriptions herein of the businesses of PVH and Warnaco generally describe the businesses as they exist as of the date of this prospectus supplement and do not assume that the Warnaco acquisition has been consummated. As such, matters discussed, in particular those relating to the existing business transactions between PVH and Warnaco, may change after the Warnaco acquisition is completed.

We acquired Calvin Klein, Inc. and certain affiliated companies on February 12, 2003. We refer to the companies and business that we acquired collectively as “Calvin Klein” and the acquisition as the “Calvin Klein acquisition” or the “acquisition of Calvin Klein.”

We acquired Tommy Hilfiger B.V. and certain affiliated companies on May 6, 2010. We refer to the companies and business that we acquired collectively as “Tommy Hilfiger” and the acquisition as the “Tommy Hilfiger acquisition” or the “acquisition of Tommy Hilfiger.”

INDUSTRY AND MARKET DATA

We obtained or created the market and competitive position data used throughout this prospectus supplement and the documents incorporated by reference herein from research, surveys or studies conducted by third parties, information provided by customers and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications and the other information we receive is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission, which we refer to as the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at www.sec.gov that contains information we file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus supplement pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File Number 001-07572) (excluding, in each case, information deemed to be furnished and not filed with the SEC) after the date of this prospectus supplement. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended January 29, 2012;

•	our Quarterly Reports on Form 10-Q for the periods ended April 29, 2012, July 29, 2012 and October 28, 2012;

•

our Current Reports on Form 8-K filed with the SEC on April 13, 2010 (related to the financial statements of the Tommy Hilfiger business), February 3, 2012, February 14, 2012, June 25, 2012, November 2, 2012, November 13, 2012 and December 6, 2012; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 10, 2012.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus supplement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus supplement incorporates. You may request copies by visiting our website at www.pvh.com, or by writing or telephoning us at the following:

PVH Corp.

200 Madison Avenue New York, New York 10016 Attention: Secretary Telephone: (212) 381-3500

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, including, without limitation, statements relating to the Warnaco acquisition and our future revenue, cash flows, plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to our estimated or anticipated financial performance or results (including the disclosure under the heading “Summary — Recent Developments” of this prospectus supplement) after completing the Warnaco acquisition, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “guidance,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, expectations, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus supplement and the accompanying prospectus are based on our beliefs, expectations and assumptions made by, and information currently available to, us. Statements contained and incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following:

•	our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion;

•	the Warnaco acquisition is subject to conditions that may not be satisfied, in which event the transaction may not close;

•

in connection with the Warnaco acquisition, we intend to borrow a significant amount of debt, may be considered to be highly leveraged and will have to use a significant portion of our cash flows to service such indebtedness, as a result of which we might not have sufficient funds to operate our businesses in the manner we intend or have operated in the past;

•

the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, economic conditions, fuel prices, reductions in travel, consumer behavior, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors and other factors;

•

our plans and results of operations will be affected by our ability to manage our growth and inventory, including our ability to continue to develop and grow the Calvin Klein and Tommy Hilfiger businesses in terms of revenue and profitability, and our ability to realize benefits from the Warnaco business, if the Warnaco acquisition is consummated;

•

our operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and technical expertise needed), a disruption in our supply chain, the availability and cost of raw materials, our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced;

•

disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure;

•

acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Warnaco, into us with no substantial adverse effect on the acquired entity’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance;

•	the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands; and

•	other risks and uncertainties indicated from time to time in our filings with the SEC.

We have discussed some of these factors in more detail under “Risk Factors” of this prospectus supplement. These factors are not necessarily all of the important factors that could affect us.

We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or cash flows, whether as a result of the receipt of new information, future events or otherwise.

FINANCIAL PRESENTATION

Unless otherwise indicated, our financial information contained in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States (which we refer to as GAAP) applicable at the first day of the relevant financial period. Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences. References to our “year” are to our fiscal year, unless the context requires otherwise. Results for 2009, 2010 and 2011 represent the 52 weeks ended January 31, 2010, January 30, 2011, and January 29, 2012, respectively.

Unless otherwise indicated, Warnaco’s financial information contained in this prospectus supplement has been prepared in accordance with GAAP applicable at the first day of the relevant financial period. Warnaco’s fiscal years are based on the 52-53 week period ending on the Saturday closest to December 31. References to Warnaco’s “year” are to Warnaco’s fiscal year, unless the context requires otherwise. Results for 2009, 2010 and 2011 represent the twelve months ended January 2, 2010, January 1, 2011 and December 31, 2011, respectively.

When we use the term “pro forma,” we are assuming consummation of the Warnaco acquisition, including the issuance of the notes offered hereby, the entry into a new senior secured credit facility and the receipt of borrowings thereunder, and the extinguishment of a portion of our and Warnaco’s existing debt.

The financial measures EBITDA and adjusted EBITDA, as presented in this prospectus supplement, are supplemental measures of performance that are not GAAP financial measures. As presented in this prospectus supplement, EBITDA is defined as net income before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, as further adjusted to exclude certain items that we do not consider indicative of ongoing operating performance. See “Summary—Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information.” We present EBITDA and adjusted EBITDA because, when considered in conjunction with related GAAP financial measures, we believe they are useful to investors since they (i) provide investors with a financial measure on which management bases financial, operational, compensation and planning decisions, (ii) are measures that will be important with respect to our compliance with the covenants in our existing debt facilities and the new debt facilities into which we anticipate entering in connection with the Warnaco acquisition and (iii) assist investors and analysts in evaluating our performance, including evaluation across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. EBITDA and adjusted EBITDA, however, are not measures of financial performance under GAAP, have not been audited and should not be considered alternatives to, or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity. The presentation as set forth herein may also differ from any calculations set forth in our new debt agreements, which have not been finalized. Since EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, financial information prepared in accordance with GAAP. For instance, EBITDA and adjusted EBITDA do not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate; and

•	depreciation and amortization expense, and, because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue.

Some additional limitations are that EBITDA and adjusted EBITDA:

•	do not reflect cash outlays for capital expenditures or future contractual commitments;

•	do not reflect changes in, or cash requirements for, working capital needs;

•	do not reflect principal payments on indebtedness, nor do they reflect interest expense related to this offering;

•	do not reflect available liquidity; and

•	may not be used or may be calculated differently by other companies, including companies in our industry, limiting their usefulness as comparative measures.

For reconciliations of EBITDA and adjusted EBITDA, see “Summary—Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information.”

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.”

PVH Corp.

We are one of the world’s largest apparel companies, with a heritage dating back over 130 years. Our brand portfolio consists of nationally and internationally recognized brand names, including the global designer lifestyle brands Calvin Klein and Tommy Hilfiger, as well as Van Heusen, IZOD, Bass, ARROW and Eagle, which are owned brands, and Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, Sean John, JOE Joseph Abboud, MICHAEL Michael Kors, Michael Kors Collection, Chaps, Donald J. Trump Signature Collection, DKNY, Elie Tahari, Nautica, Ted Baker, J. Garcia, Claiborne, Robert Graham, U.S. POLO ASSN., Ike Behar, Axcess, Jones New York and John Varvatos, which are licensed, as well as various other licensed and private label brands. We design and market branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands globally at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference, distribution channel or geographic region. Our licensing activities, principally related to our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

On October 29, 2012, we entered into an Agreement and Plan of Merger (which we refer to as the merger agreement), pursuant to which we will acquire Warnaco. The Warnaco acquisition will reunite the “House of Calvin Klein,” consolidating our control of the brand image and commercial decisions for two of the largest Calvin Klein product categories—jeans and underwear—for the first time. The combined company will take advantage of the two companies’ complementary geographic platforms. Warnaco’s operations in high growth markets, including Asia and Latin America, is expected to enhance our opportunities in those regions, particularly for Tommy Hilfiger over time, and we expect to have the ability to leverage our expertise and infrastructure in North America and Europe to enhance growth and profitability of the Calvin Klein jeanswear and underwear businesses in these regions. With a diversified brand portfolio and strong operating platforms in every major consumer market around the world, we believe our business will be better balanced across geographies, channels of distribution, product categories and price points, and we will have the opportunity to realize revenue growth and enhanced profitability.

We aggregate our segments into three main businesses: (i) Calvin Klein, which consists of the Calvin Klein Licensing segment and the Other (Calvin Klein Apparel) segment, which consists of our Calvin Klein dress furnishings, sportswear and outlet retail divisions in North America; (ii) Tommy Hilfiger, which consists of the Tommy Hilfiger North America and Tommy Hilfiger International segments; and (iii) Heritage Brands, which consists of the Heritage Brand Wholesale Dress Furnishings, Heritage Brand Wholesale Sportswear and Heritage Brand Retail segments.

Calvin Klein

We believe Calvin Klein is one of the best known designer names in the world and that the Calvin Klein brands—Calvin Klein Collection, ck Calvin Klein and Calvin Klein—provide us with the opportunity to market products both domestically and internationally at a variety of price points and to various consumer groups. In order to more efficiently and effectively exploit the development opportunities for each brand, we established a tiered-brand strategy to provide a focused, consistent approach to global brand growth and development. Each of the Calvin Klein brands occupies a distinct marketing identity and position that preserves the brand’s prestige and image. Products sold under the Calvin Klein brands are sold primarily under licenses and other arrangements.

Although the Calvin Klein brands were well-established when we acquired Calvin Klein, there were numerous product categories in which no products, or only a limited number of products, were offered. Since the Calvin Klein acquisition, we have used our core competencies to establish our wholesale men’s better sportswear business and outlet retail business in North America, consisting of our Calvin Klein retail stores located principally in premium outlet malls. In addition, we have significantly expanded the Calvin Klein business through licensing additional product categories under the Calvin Klein brands and additional geographic areas and channels of distribution in which products are sold.

Calvin Klein designs all products and/or controls all design operations and product development and oversees a worldwide marketing, advertising and promotions program for the Calvin Klein brands. We believe that maintaining control over design and advertising through Calvin Klein’s dedicated in-house teams plays a key role in the continued strength of the brands. In 2011, over $300 million was spent globally in connection with the advertising, marketing and promotion of the Calvin Klein brands and products sold by us, Calvin Klein’s licensees and other authorized users of the Calvin Klein brands, principally funded by the licensees. Worldwide retail sales of products sold under the Calvin Klein brands were approximately $7.6 billion in 2011.

Our Calvin Klein business primarily consists of Calvin Klein Licensing—a licensing organization managing 71 arrangements with third parties. For 2011, approximately 40% of Calvin Klein’s royalty, advertising and other revenue was generated domestically and approximately 60% was generated internationally. We market the high end Calvin Klein Collection brand of men’s and women’s apparel and accessories offerings through our Calvin Klein Collection global flagship store on New York City’s Madison Avenue, as well as through our Calvin Klein Collection wholesale business, in support of the licensing business.

Tommy Hilfiger

Tommy Hilfiger is one of the few globally recognized designer lifestyle brands, with distribution in over 90 countries and over 1,100 Tommy Hilfiger stores worldwide. The “classic American cool” spirit of the brand inspires a wide range of preppy, all-American designs that appeal to a diverse array of global consumers. Tommy Hilfiger occupies a unique position as a premium brand offering quality apparel, accessories and lifestyle products at accessible price points with a diverse consumer following. We believe the brand’s global awareness has been achieved through consistent implementation of a global communications strategy across all channels of distribution and geographies. We continue to make significant investments in global advertising and integrated marketing programs, developing and coordinating Tommy Hilfiger advertising for all regions and product lines, brand licensees and regional distributors. The popular “The Hilfigers” advertising campaign remains the cornerstone of our marketing strategy, guiding a consistent global creative vision for the brand.

Tommy Hilfiger’s brand portfolio includes Tommy Hilfiger, Hilfiger Denim and Tommy Girl (which we refer to collectively as the Tommy Hilfiger brands). Product offerings by us and our licensees under the Tommy Hilfiger brands (which we refer to as Tommy Hilfiger products) include sportswear for men, women and children; footwear; athletic apparel (golf, swim and sailing); bodywear (underwear, robes and sleepwear); eyewear; sunwear; watches; handbags; men’s tailored clothing; men’s dress furnishings; accessories; socks; small leather goods; fragrances; home and bedding products; bathroom accessories; and luggage. The Hilfiger Denim product line consists of casual apparel for men and women with a focus on premium denim separates, footwear, bags, accessories, eyewear and fragrance. Inspired by American denim classics with a modern edge, Hilfiger Denim is more “fashion forward” and casual than the Tommy Hilfiger label. Tommy Hilfiger products are sold by us at wholesale and retail in North America, Europe and Japan, through joint ventures in which we are a partner in China, India and, starting in January 2013, Brazil, and by third party distributors, licensees and franchisees in Europe, Southeast Asia, Australia, Central and South America and the Caribbean. Worldwide retail sales of Tommy Hilfiger products were approximately $5.6 billion in 2011.

The Tommy Hilfiger wholesale business consists of the distribution and sale of Tommy Hilfiger products to stores operated by franchisees and distributors and retail customers. The European retail customers range from large department stores to small independent stores. Tommy Hilfiger has, since the Fall of 2008, conducted the majority of its North American wholesale operations through Macy’s, which is currently the exclusive department store retailer for Tommy Hilfiger men’s, women’s and children’s sportswear in the United States. Tommy Hilfiger re-launched a wholesale business in Canada with The Bay, Canada’s leading department store, in the Fall of 2011.

The Tommy Hilfiger retail business principally consists of the distribution and sale of Tommy Hilfiger products through company-operated specialty stores and outlet stores in Europe, the United States, Canada and Japan, as well as through company-operated e-commerce sites.

We license the Tommy Hilfiger brands both for specific product categories and in certain geographic regions. We had 29 license agreements with third parties for the brands as of January 29, 2012. For 2011, approximately 31% of Tommy Hilfiger’s royalty, advertising and other revenue was generated domestically and approximately 69% was generated internationally.

Heritage Brands Business

Our Heritage Brands business encompasses the design, sourcing and marketing of a varied selection of branded label dress shirts, neckwear, sportswear and footwear, as well as the licensing of our heritage brands (Van Heusen, IZOD, ARROW and Bass) for an assortment of products. The Heritage Brands business also includes private label dress furnishings programs, particularly neckwear programs. We design, source and market substantially all of these products on a brand-by-brand basis, targeting distinct consumer demographics and lifestyles in an effort to minimize competition among our brands. We distribute our Heritage Brands products at wholesale in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States and Canada. As a complement to our wholesale business, we also market our Heritage Brands products directly to consumers through our Van Heusen, IZOD and Bass retail stores, principally located in outlet malls throughout the United States and Canada.

Dress Furnishings. Our Heritage Brand Wholesale Dress Furnishings segment principally consists of the design and marketing of men’s dress shirts and neckwear. We market through our Heritage Brand Wholesale Dress Furnishings segment, both dress shirts and neckwear, principally under the Van Heusen, ARROW, IZOD, Eagle, Sean John, Donald J. Trump Signature Collection, Kenneth Cole New York, Kenneth Cole Reaction, JOE Joseph Abboud, DKNY, Elie Tahari, J. Garcia, Ike Behar, MICHAEL Michael Kors, Michael Kors Collection and John Varvatos brands. We also market dress shirts under the Geoffrey Beene and Chaps brands and neckwear under the Nautica, Jones New York, Ted Baker, Axcess, U.S. POLO ASSN., Hart Schaffner Marx, Bass, Claiborne and Robert Graham brands. Collectively, our product offerings represent a sizeable portion of the domestic dress furnishings market. We market these dress shirts and neckwear brands, as well as various other licensed and private label brands, primarily to department, mid-tier department and specialty stores, as well as, to a lesser degree, mass market stores. We also offer private label dress shirt and neckwear programs to retailers in the same channels of distribution.

Sportswear. Our Heritage Brand Wholesale Sportswear segment principally includes the design and marketing of sportswear at wholesale, primarily under the IZOD, Van Heusen and ARROW brands. IZOD was the third best-selling national brand men’s knit shirt (excluding T-shirts and sports jerseys) in department and chain stores in the United States in 2011. IZOD men’s sportswear is targeted at the active inspired consumer, is marketed at moderate to upper moderate price points and is sold principally in department stores. In September 2012, we opened approximately 680 shop-in-shops for the IZOD brand in J.C. Penney. Van Heusen was the best-selling national brand men’s woven sport shirt in department and chain stores in the United States in 2011. The Van Heusen sportswear collection also includes knit sport shirts, chinos and sweaters. Like Van Heusen dress shirts, Van Heusen sportswear is targeted to the updated classical consumer, is marketed at opening to moderate price points and is sold principally in department stores. ARROW was the third best-selling national brand men’s woven sport shirt in department and chain stores in the United States in 2011. ARROW sportswear consists of men’s knit and woven tops, sweaters and bottoms. ARROW sportswear targets the updated traditional consumer, is marketed at moderate price points and is sold principally in mid-tier department stores.

Retail. We operate retail locations through our Heritage Brand Retail segment under the Van Heusen, IZOD and Bass names. We believe our retail stores are an important complement to our wholesale operations because we believe that the stores further enhance consumer awareness of our brands by offering products that are not available in our wholesale lines, while also providing a means for managing excess inventory, as well as direct control of the in-store customer experience.

Licensing. We license our heritage brands globally for a broad range of products through approximately 40 domestic and 40 international license agreements covering approximately 145 territories combined. We believe that licensing provides us with a relatively stable flow of revenues with high margins and extends and strengthens our brands.

The Warnaco Group, Inc.

Warnaco designs, sources, markets, licenses and distributes a broad line of intimate apparel, sportswear and swimwear products worldwide. Warnaco’s products are sold under several highly recognized brand names, including Calvin Klein, Chaps, Speedo, Warner’s and Olga. Warnaco’s products are distributed domestically and internationally, primarily to wholesale customers through various distribution channels. In addition, Warnaco distributes its branded products through dedicated retail stores, including as of September 29, 2012, 1,851 company-operated Calvin Klein retail stores worldwide consisting of 287 full-price stores, 122 outlet stores, 1,441 shop-in-shops and concession locations, and one Calvin Klein Underwear on-line store. In 2011, approximately 40% of Warnaco’s net revenues were generated from domestic sales and approximately 60% were generated from international sales. In addition, approximately 71% of net revenues in 2011 were generated from sales to customers in the wholesale channel and approximately 29% of net revenues in 2011 were generated from customers in the direct-to-consumer channel.

The trademarks owned or licensed in perpetuity by Warnaco generated approximately 47% of Warnaco’s net revenues during 2011. The brand names Warnaco licenses for a term generated approximately 53% of its net revenues during 2011. Owned brand names and brand names licensed for periods through at least 2044 accounted for over 90% of Warnaco’s net revenues in 2011. Warnaco’s highly recognized brand names have been established in their respective markets for extended periods and have attained a high level of consumer awareness.

Warnaco operates through three business groups (segments): (i) Sportswear Group, (ii) Intimate Apparel Group and (iii) Swimwear Group.

Sportswear Group

The Sportswear Group designs, sources and markets moderate to premium priced men’s, women’s and children’s jeanswear, sportswear and accessories under the Calvin Klein and Chaps brands. Net revenues of the Sportswear Group accounted for approximately 52% of Warnaco’s net revenues in 2011. The Sportswear Group has operations in North, Central and South America, Europe, Asia, Australia and South Africa. Direct-to-consumer sales accounted for approximately 32% of the Sportswear Group’s 2011 net revenues. The Sportswear Group’s products are entirely sourced from third-party suppliers worldwide, and its apparel products are distributed primarily through department stores, independent retailers, chain stores, membership clubs, mass merchandisers, off-price stores, company-operated retail stores, shop-in-shops, concession locations, stores operated under retail licenses or franchise and distributor agreements, and, to a lesser extent, specialty stores and the internet.

The Sportswear Group’s Calvin Klein business includes worldwide men’s and women’s jeans and jeans-related products, including outerwear, knit and woven tops and shirts; jeans accessories in Europe and Asia; and the ck Calvin Klein bridge line of apparel and accessories in Europe. (Warnaco announced in February 2012 that PVH’s Calvin Klein subsidiary would re-acquire the bridge business in 2013.) Chaps is a moderately priced men’s casual sportswear line. The current term of the Chaps license runs through 2013, which Warnaco has the right to renew through 2018, subject to Warnaco having achieved certain levels of minimum earned royalties and net sales during the period from January 1, 2012 through December 31, 2012. Warnaco believes it will achieve these levels; however, it is possible that Ralph Lauren Corporation, the licensor of Chaps, may seek to terminate the Chaps license agreement in connection with the Warnaco acquisition.

Intimate Apparel Group

The Intimate Apparel Group designs, sources and markets upper moderate to premium priced intimate apparel and other products for women primarily under the Calvin Klein Underwear, Warner’s and Olga brands, and better to premium priced men’s underwear and loungewear under the Calvin Klein Underwear brand. Net revenues of the Intimate Apparel Group accounted for approximately 37% of Warnaco’s net revenues in 2011. The Intimate Apparel Group has operations in North, Central and South America, Europe, Asia and Australia. Direct-to-consumer sales accounted for approximately 31% of the Intimate Apparel Group’s 2011 net revenues. The Intimate Apparel Group’s products are sourced entirely from third party suppliers worldwide and are distributed primarily through department stores, independent retailers, chain stores, membership clubs, mass merchandisers, off-price stores, company-operated retail stores, shop-in-shops, concession locations, stores operated under retail licenses or franchise and distributor agreements, Warnaco’s CKU.com website and, to a lesser extent, specialty stores.

The Calvin Klein Underwear women’s lines consist primarily of women’s intimates, bras, panties, daywear, loungewear and sleepwear, while the Calvin Klein Underwear men’s lines consist primarily of men’s underwear, briefs, boxers, T-shirts, loungewear and sleepwear. Warner’s offers women’s intimate apparel targeted at the 18 to 45 year old modern woman of average fit, and is marketed at moderate to better price points. Olga offers women’s intimate apparel targeted at the 35 to 55 year old full-figured woman, and is marketed at moderate to better price points.

Swimwear Group

The Swimwear Group designs, sources and markets moderate to premium priced swimwear, swim accessories and related products under the Speedo and Calvin Klein brands in widely diversified channels of distribution. Net revenues of the Swimwear Group accounted for approximately 11% of Warnaco’s net revenues in 2011. The Swimwear Group has operations in the United States, Mexico, Canada and Europe. All of the

Swimwear Group’s products are sourced from third-party suppliers, primarily in the United States, Mexico, Europe and Asia.

Warnaco believes that Speedo is the preeminent competitive swimwear brand in the world. Innovations by the Swimwear Group have led and continue to lead the competitive swimwear industry. The Swimwear Group capitalizes on the competitive Speedo image in its marketing of Speedo brand fitness and fashion swimwear by incorporating performance elements in its more fashion-oriented products. The Swimwear Group also markets Speedo accessories, including swim goggles, water-based fitness products, electronics and other swim and fitness-related products for adults and children, as well as Speedo footwear products. Speedo products are primarily distributed through sporting goods stores, chain stores, swim specialty shops, department stores, team dealers, catalog retailers, membership clubs, mass merchandisers, off-price stores and Warnaco’s SpeedoUSA.com website. Warnaco has license agreements in perpetuity with Speedo International Limited, the owner of the Speedo brand (which we refer to as SIL), which permit Warnaco to design, manufacture and market certain men’s, women’s and children’s apparel, including swimwear, sportswear and a wide variety of other products, under the Speedo trademark exclusively in the United States, Canada, Mexico and the Caribbean.

The Swimwear Group designs, sources and sells a broad range of Calvin Klein fashion swimwear and beachwear for men and women. The Swimwear Group primarily distributes its Calvin Klein swimwear through department stores and independent retailers in North America and Europe.

Our Competitive Strengths

We have a diversified portfolio of internationally recognized, iconic brands led by Calvin Klein and Tommy Hilfiger. We have developed a portfolio of iconic brands targeted to a broad spectrum of consumers. Our owned brands have long histories: Bass dates back to 1876, ARROW to 1885, Van Heusen to the early 1920s, IZOD to the 1930s, Calvin Klein to 1969 and Tommy Hilfiger to 1985. Our Calvin Klein and Tommy Hilfiger brands continue to rank among the top designer brands globally and are the #1 and #2 designer brands among U.S. women based on brand recognition according to retail industry trade magazine Women’s Wear Daily. Calvin Klein generated $7.6 billion in global retail sales in 2011 with 71 domestic and international licensing arrangements (17 of which are with Warnaco) and global marketing spend of over $300 million annually driving significant brand awareness in every major market. Our acquisition of Warnaco, currently our largest licensee of the Calvin Klein trademark, will reunite the “House of Calvin Klein” and allow us to gain control of the brand image and commercial decisions for its two largest apparel categories—jeans and underwear—for the first time. The Tommy Hilfiger brand generated $5.6 billion of global retail sales in 2011 and is one of only a few broadly recognized global designer lifestyle brands that is both distinctive and premium, with its “classic American cool” and “preppy with a twist” brand positioning, yet affordable price positioning. We believe that our brands are successful in their respective segments because we have strategically positioned each brand to target a distinct consumer demographic through dedicated design, merchandising and marketing teams. In addition, we believe that our internationally and nationally recognized heritage brands have a reputation for offering the consumer excellent value and Warnaco’s heritage brands will add to this already strong stable of brands. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and consumer loyalty.

We are one of the largest, most geographically diverse lifestyle apparel companies in the world. We expect the Warnaco acquisition to enhance our position as one of the largest global branded lifestyle apparel companies in the world. We will have strong operating platforms in every major consumer market around the world, with a presence in over 100 countries and direct operations in over 40 countries. We believe that Warnaco’s established operations in Asia and Latin America complement our established operations in North America and Europe to create a truly global lifestyle apparel company. We expect the combined company to generate over 40% of its sales outside of North America, with a significantly increased presence in Asia and Latin America. We will continue to have sophisticated and established global sourcing operations, with an extensive network of worldwide sourcing partners that should allow us to meet our customers’ needs in an efficient manner and without relying on any one vendor, factory or country. We believe that our global logistics capabilities, including sourcing, are able to satisfy the future growth in our existing businesses and have the capacity to support the Warnaco businesses and their future growth.

We have a stable, balanced and diversified business profile. Our diversified sales distribution strategy includes an established wholesale business and a complementary profitable retail store base. Currently, we distribute our products on a wholesale basis principally in department, mid-tier department, mass market, specialty and independent stores and across a broad range of price points. In addition, we currently have over 1,100 company-operated retail stores, including over 800 Van Heusen, Bass, IZOD, Calvin Klein and Tommy Hilfiger stores in North America located primarily in outlet malls and over 350 company-operated Tommy Hilfiger flagship, anchor and outlet stores located in Europe and Japan. We believe our retail operations complement our wholesale operations by further enhancing consumer awareness of our brands, by offering products that are not available in our wholesale lines and by providing a means for managing excess inventory. Our diversified portfolio of lifestyle brands, along with a broad range of apparel, accessories and footwear product offerings, and our use of multiple channels of distribution have allowed us to produce results that are not dependent on any one demographic group, merchandise preference, distribution channel or geography. We believe that our diversification reduces our reliance on any single market, channel or product category and increases the stability of our business. We believe the Warnaco acquisition complements our existing diversified business profile by adding complementary brands and product categories across both the wholesale and retail channels.

We maintain leading positions in dress shirts, neckwear and sportswear through our Heritage Brands business. Our Heritage Brands business includes the top three selling dress shirt brands—Van Heusen, ARROW and Geoffrey Beene—as well as eight of the top ten selling dress shirt brands in department and chain stores in the United States in 2011. We believe we market one in three dress shirts sold in the United States and that our dress shirt business had a market share in department and chain stores in the United States of approximately 45% in 2011. We believe we are also the world’s largest neckwear company, with our Heritage Brand neckwear division having approximately 50% of neckwear sales in the United States in 2011. Additionally, we hold leading positions in the fragmented but substantially larger United States men’s sportswear tops market, with the #1 and #3 best selling branded men’s woven sport shirts brands (Van Heusen and ARROW, respectively) in department and chain stores in the United States in 2011. We believe that the high recognition and depth of our brand offerings provide us with the opportunity to maintain and increase main floor space with our retail customers.

We have demonstrated experience in successfully acquiring, managing, integrating and positioning new brands and businesses, and achieving financial targets. We have been successful in acquiring, managing, integrating and positioning a number of brands and businesses within our existing business. For example, in 2003, we acquired Calvin Klein and have since grown the Calvin Klein brands by creating a tiered-brand strategy, which has helped grow global retail sales from approximately $2.8 billion in 2003 to approximately $7.6 billion in 2011. In 2010, we acquired Tommy Hilfiger and have since integrated the North American business into our existing operations, achieved our targeted run-rate synergies ahead of schedule and expect to have repaid approximately $1 billion of debt related to the acquisition by the end of 2012, while increasing global retail sales from approximately $4.6 billion in 2010 to $5.6 billion in 2011.

We have a strong financial profile and significant cash flow generation. We have historically demonstrated strong financial performance and disciplined financial management. We have generated significant free cash flow (meaning cash flow from operations less capital expenditures, contingent purchase price payments and dividends), which has enabled us to de-lever our balance sheet while reinvesting in our businesses, even with the challenging global economic environment and cost inflation that impacted the apparel industry. Historically, Warnaco has also generated significant free cash flow, and we expect the combined company to have significantly increased sales, adjusted EBITDA and free cash flow generation. In addition, we estimate run-rate synergies of approximately $100 million as a result of the Warnaco acquisition, driven primarily by a reduction of corporate overhead and duplicative brand management functions resulting from the combination.

We have a highly experienced and established management team. Our executive management team has extensive experience in the apparel industry and many of our senior executives have spent the majority of their professional careers with us. Emanuel Chirico, our Chairman and Chief Executive Officer, has been with us for over 19 years. Michael Shaffer, our Executive Vice President and Chief Operating & Financial Officer, has been with us for 22 years. Fred Gehring, Chief Executive Officer, Tommy Hilfiger and PVH International Operations, has been with us for 15 years (including his years with Tommy Hilfiger prior to the Tommy Hilfiger acquisition). Paul Thomas Murry, President and Chief Executive Officer, Calvin Klein, has been with us for over 16 years (including his tenure with Calvin Klein prior to its acquisition). Francis K. Duane, our Chief Executive Officer, Wholesale Apparel, has been with us for 14 years. In addition, our other 29 corporate officers and senior executives have an average of approximately 13 years with PVH (including, in the cases of executives that joined us in connection with the Tommy Hilfiger acquisition, their tenures with Tommy Hilfiger).

Business Strategy

We intend to capitalize on the significant opportunities presented by the Warnaco acquisition, particularly the opportunities to restore growth and improve margins in Warnaco’s Calvin Klein jeanswear and underwear businesses and grow our existing Calvin Klein and Tommy Hilfiger businesses in emerging markets in Latin America and Asia, as well as to increase the revenue and profitability of our Heritage Brands business, through the execution strategies described below.

Calvin Klein

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Improving execution for jeans and underwear and the Calvin Klein brand globally. Since we acquired Calvin Klein in 2003, global retail sales have grown at a compounded annual rate of approximately 13%. Product innovation, category extensions and a targeted global brand marketing message are key drivers for the Calvin Klein brands. By acquiring Warnaco, we are able to gain full control of the brand image and commercial decisions for the two largest apparel categories of Calvin Klein—jeans and underwear—for the first time. These categories together generated $2.8 billion in retail sales in 2011. Our strategies to increase demand for Calvin Klein Jeans and Calvin Klein Underwear products include:

—	enhancing design across jeanswear and improving coordination to address local market preferences;

—	aligning merchandise and presentation to be consistent with the global brand positioning of Calvin Klein;

—	optimizing the assortment of lifestyle products across categories, channels and regions;

—	utilizing our existing processes, supply chain and systems to enhance fulfillment of wholesale orders; and

—	creating a cohesive and consistent single brand message across categories, including sportswear, jeanswear, underwear and accessories.

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Rebalancing distribution and improving profitability in North America. In North America, we intend to leverage our existing infrastructure and expertise to improve profitability of Warnaco’s Calvin Klein jeanswear and underwear businesses by:

—	rebalancing the mix of distribution among the full price, off-price and club channels;

—	utilizing our existing North American operating platform to optimize cost structure;

—	leveraging our North American retail stores to better showcase jeans and underwear; and

—	expanding category breadth, where appropriate.

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Leveraging our European operating platform and management team. We plan to leverage our existing Tommy Hilfiger operating platform and management team in Europe to enhance execution and profitability of Warnaco’s Calvin Klein jeanswear and underwear businesses in Europe by employing the following strategies:

—	streamlining the cost structure within the existing jeans and underwear infrastructure in Europe;

—	optimizing distribution mix by reducing distribution in the off-price channel;

—	utilizing the Tommy Hilfiger matrix model to improve product placement and execution at wholesale and retail on a country/regional basis;

—	improving the sales productivity by promoting the Calvin Klein lifestyle across Europe through more effective merchandising and marketing; and

—	coordinating the European jeanswear and underwear strategy with the re-launch of the ck Calvin Klein bridge wholesale business.

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Continuing expansion in emerging markets. The Warnaco acquisition will provide us with an established presence and local operations in high-growth emerging markets in Asia and Latin America, where we are currently less developed. The Calvin Klein jeanswear and underwear businesses in Asia and Latin America have generated over $725 million of revenue in the twelve months ended September 29, 2012. We plan to continue growing in these markets by:

—	continuing to grow retail square footage in China and Brazil;

—	expanding into additional markets in Central and South America and Southeast Asia;

—	improving operating margins through improved execution and leveraging of expenses;

—	launching bridge apparel in Brazil and other select markets in Central and South America; and

—	evaluating opportunities to leverage existing capabilities to introduce and/or accelerate growth of additional categories and brands.

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Realizing identified cost synergy opportunities. We believe the Warnaco acquisition will create significant opportunities to reduce overhead and administrative expenses. We currently expect to achieve approximately $100 million in annual run-rate costs savings through synergies, principally with respect to certain corporate functions and duplicative brand management functions in the Calvin Klein jeanswear and underwear businesses. We expect to realize the synergies in full by the end of the third year after the consummation of the Warnaco acquisition.

Existing Calvin Klein Businesses

The tiered-brand strategy we created for the Calvin Klein brands established a strategic brand architecture to guide the global brand growth and development of all three brand tiers by differentiating each of the Calvin Klein brands with distinct marketing identities, positioning and channels. Additionally, branding product across three tiers allows flexibility from market to market to build businesses that address the differences between markets. After giving effect to the Warnaco acquisition, we will have 54 license arrangements with third parties across the three Calvin Klein brands. These arrangements grant rights to market a broad range of products worldwide or in specified countries and/or to open retail stores in countries outside of the United States.

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Calvin Klein Collection. The principal growth opportunity for our “halo” brand is to broaden the current distribution through the continued opening of freestanding stores operated throughout the world by our experienced retail partners, as well as through expanded distribution by our wholesale men’s and women’s high-end collection apparel and accessories business within premier department stores and specialty stores in both the United States and overseas.

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ck Calvin Klein. Our bridge brand, ck Calvin Klein, provides significant growth opportunities, particularly in Europe and Asia, where apparel and accessories are more traditionally sold in the upper-moderate to upper “bridge” price range. At the end of 2011, ck Calvin Klein apparel and accessories were available through specialty and department stores, as well as approximately 100 freestanding ck Calvin Klein stores, in Europe, Asia and Japan. Specific growth opportunities include:

—	broadening distribution of apparel and accessories through continued expansion in key markets in Southeast Asia, China, Japan, Europe and the Middle East;

—	expansion of the watch and jewelry lines worldwide; and

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execution of our plan to leverage Tommy Hilfiger’s established European platform to grow the business when we commence direct operations in 2013, after completing the reacquisition of the existing license agreements held by affiliates of Warnaco.

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Calvin Klein. We believe that the Calvin Klein white label “better” brand presents the largest growth opportunity, particularly in the United States, Canada and Mexico. Growth opportunities for this brand include:

—	continued expansion of our men’s sportswear business;

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continued development of the licensed lines of men’s and women’s footwear, handbags, women’s sportswear, women’s suits, dresses, women’s swimwear, men’s and women’s outerwear, accessories and performance wear;

—	continued expansion in the “BRIC” countries, particularly China and Brazil, as new consumers connect with the Calvin Klein brands’ modern aesthetic;

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continued promotion of the ck one lifestyle brand, consisting of contemporary men’s and women’s jeanswear, underwear and swimwear (introduced in Spring 2011), as well as ck one color cosmetics (introduced in Spring 2012), inspired by the iconic, globally recognized ck one fragrance brand;

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introduction and growth of new fragrance offerings and brand extensions, such as Calvin Klein BEAUTY (Fall 2010), ck one Shock (Fall 2011), forbidden euphoria (Fall 2011) and ENCOUNTER Calvin Klein (Fall 2012);

—	introduction and growth of new underwear brand extensions such as the women’s Naked Glamour (Fall 2011) and men’s Calvin Klein Bold (Spring 2012) lines; and

—	introduction and growth of new jeanswear extensions such as the women’s Power Stretch line (Fall 2012).

Tommy Hilfiger

We have significantly grown the Tommy Hilfiger business since we acquired it in 2010. Our strategies for continuing to grow revenues and improve profitability include the following:

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Continue to expand the European business. We believe that there is significant potential for further expansion in Europe. Among other initiatives, our current strategies for the European market include:

—	growing the business in product categories that we believe are currently underdeveloped in Europe, such as pants, outerwear, underwear and accessories, as well as womenswear;

—	expanding the bags and small leather goods business, which we acquired from our former licensee in 2010;

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developing a Tommy Hilfiger tailored division, a business we are acquiring from a licensee at the end of 2012, with our first in-house collection to be shipped for Spring 2013; we believe our dress furnishings expertise will enable us to capitalize on this significant opportunity;

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concentrating on the development of the business in underpenetrated markets where we believe there is growth potential, such as France, the United Kingdom, Scandinavia, Central and Eastern Europe (including Russia) and Italy through both our own retail expansion and increased wholesale sales, which we intend to support with increased advertising and marketing activities; and

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increasing Tommy Hilfiger’s presence in Europe through the opening of additional specialty and outlet retail stores (both by us and retail partners), including brand-promoting flagship locations, such as those opened on Regent Street, London in 2012, Brompton Road, London in 2011, and the Champs-Élysées, Paris in 2010, and anchor stores in key shopping destinations worldwide, such as those opened in Frankfurt, Hamburg and Vienna since our May 2010 acquisition of Tommy Hilfiger.

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Grow and continue to strengthen the North American business. Our overarching goal in North America is to drive brand elevation in every channel and category in which we operate, while maximizing our current store portfolio and pursuing opportunities for growth. We intend to achieve growth in North America by:

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enhancing our strategic alliance with Macy’s by leveraging our logistics capabilities and “preferred vendor” relationship with Macy’s, offering expanded merchandise assortments, adding and enhancing shop-in-shops in high-volume Macy’s stores, featuring Tommy Hilfiger products in Macy’s marketing campaigns and concentrating on brand enhancement and elevation through strategic marketing and investments in partnership with Macy’s;

—	expanding product offerings by Tommy Hilfiger and its licensees in both the retail and wholesale channels;

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increasing Tommy Hilfiger’s presence and brand positioning through the opening of a select number of specialty stores, as well as making focused capital improvements in our existing retail stores to improve image, presentation and productivity, and adding square footage in existing locations and opening new outlet stores, where appropriate;

—	elevating the product presentation and improving the visibility and exposure of the Tommy Hilfiger brand at The Bay in Canada;

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investing in advertising and marketing initiatives, such as our well-received “The Hilfigers” marketing campaign, through TV, print and digital media, with an emphasis on growing our customer database and expanding our Hispanic marketing campaign; and

—	enhancing our merchandising focus by delivering the right product regionally and offering an engaging store experience.

•	Expansion of opportunities outside of Europe and North America. Our opportunities in the rest of the world can be achieved by:

—	leveraging Warnaco’s operational experience in Asia and Latin America to facilitate the growth of the Tommy Hilfiger business in these regions over time;

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capitalizing on opportunities to grow the Tommy Hilfiger business in Japan by repositioning the Tommy Hilfiger brand image there to be more consistent with the rest of the world, and elevating the brand’s visibility and positioning, such as through the opening of our first Asian flagship store on

Omotesando in Tokyo in April 2012, and introducing regional sizing, enhancing product offerings and adopting other initiatives targeted at local market needs;

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continuing the development of our joint ventures in China (operations started in August 2011) and India (established in September 2011) by expanding the brand’s retail footprint, enhancing product and increasing price points;

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developing our business in Brazil by investing in a joint venture with an experienced local partner, which will begin operations in January 2013, taking over the territory from the current licensee; and

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continuing a balanced strategy of acquiring licensees, distributors and franchisees where we believe we can achieve greater scale and success compared to our partners, while at the same time licensing businesses for product categories and markets when we believe experienced and/or local partners provide the best opportunity for success.

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Further improve the e-commerce channel. We intend to improve the online capabilities and functions of the Tommy Hilfiger European and North American e-commerce sites to improve the shopping experience and increase sales.

Heritage Brands Business

Our Heritage Brands business remains an important part of our overall business mix. We intend to integrate Warnaco’s Speedo, Warner’s and Olga businesses into our Heritage Brands business. Our key strategies for the Heritage Brands business include the following:

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Continue to strengthen the competitive position and image of our brand portfolio. We intend for each of our heritage brands to be a leader in its respective market segment, with strong consumer awareness and loyalty. We believe that our heritage brands are successful because we have positioned each one to target distinct consumer demographics and tastes. We will continue to design and market our branded products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and increase consumer loyalty. We will seek to increase our market share in our businesses by expanding our presence through product extensions and increased floor space. We are also committed to investing in our brands through advertising, sponsorships and other means to maintain strong customer recognition.

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Pursue international growth. We intend to expand the international distribution of our heritage brands, including through licensing. We have approximately 40 license agreements, covering approximately 145 territories outside of the United States to use our heritage brands in numerous product categories, including apparel, accessories, footwear, soft home goods and fragrances. We believe that our strong brand portfolio and broad product offerings enable us to seek additional growth opportunities in geographic areas where we are underpenetrated, such as Europe and Asia.

In order to implement the strategies for the Heritage Brands business described above, we have a number of initiatives in place, including the following:

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Maintain and protect our top-performing dress furnishings business. Our dress shirt and neckwear divisions continue to grow through cross-channel expansion and market share gains. We are focused on elevating the in-store experience in top doors and continue to look for opportunities to license or acquire brands that will be additive to our brand portfolio.

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Exit underperforming businesses. We successfully exited our Timberland and Izod women’s wholesale sportswear businesses in 2012 and continue to evaluate our businesses for productivity and profitability.

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Targeting marketing spend. We target our marketing expenditures on initiatives that we believe will reflect each brand’s core image, resonate with the target consumer and enhance the in-store shopping experience or encourage sales.

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Focus on turnaround initiatives where appropriate. We are focused on revitalizing the Izod men’s business at wholesale (including at J.C. Penney through the new full lifestyle presentation, upgraded product and complete in-store “shop” experience), as well as right-sizing the Bass retail division’s real estate portfolio while elevating the in-store experience and making strategic product investments to refocus on the brand’s heritage and value proposition.

Other Strategic Opportunities

We intend to continue to build our brand portfolio through acquisition and licensing opportunities. While we believe we have an attractive and diverse portfolio of brands with growth potential, we will also continue to explore acquisitions of companies or trademarks and licensing opportunities that we believe are additive to our overall business. New license opportunities allow us to fill new product and brand portfolio needs. We take a disciplined approach to acquisitions, seeking brands with broad consumer recognition that we can grow profitably and expand by leveraging our infrastructure and core competencies and, where appropriate, by extending the brand through licensing.

Warnaco Acquisition

On October 29, 2012, we entered into the merger agreement, pursuant to which we will effect the Warnaco acquisition for a total consideration of approximately $3.0 billion. Each holder of Warnaco common stock (other than holders who exercise their rights of appraisal) will have the right to receive $51.75 in cash and 0.1822 of a share of our common stock for each share of Warnaco common stock held when the Warnaco acquisition becomes effective. The Warnaco acquisition is subject to customary closing conditions, such as receipt of required regulatory approvals and approval by Warnaco’s stockholders. We anticipate that the closing will occur in early 2013. See “Description of the Warnaco Acquisition.”

Financing of the Warnaco Acquisition

We intend to finance the approximately $2.1 billion cash portion of the merger consideration, as well as refinance a portion of our and Warnaco’s existing indebtedness and pay related transaction fees and expenses, through a combination of cash on hand, the net proceeds from this offering and the expected initial borrowings of approximately $3.075 billion of funded term loans under the new senior secured credit facility that we expect to enter into concurrently with the consummation of the Warnaco acquisition. We will satisfy the stock portion of the merger consideration through the issuance of approximately $886 million of our common stock (including the value of Warnaco employee replacement stock awards), representing approximately 10% of our shares outstanding after giving effect to the Warnaco acquisition.

This notes offering is not conditioned upon the completion of the Warnaco acquisition, but, in the event that (x) the consummation of the Warnaco acquisition does not occur on or before August 20, 2013 or (y) we notify the trustee that we have abandoned or terminated the merger agreement or that we have determined that the consummation of the Warnaco acquisition will not occur on or before August 20, 2013, we will be required to redeem all of the notes at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “Description of the Notes—Special Mandatory Redemption.”

We refer to this offering and the use of the net proceeds therefrom, the Warnaco acquisition and our incurrence of debt under our new senior secured credit facility and the use of the net proceeds therefrom, which includes the refinancing of a portion of our and Warnaco’s existing indebtedness, collectively, as the proposed transactions.

Estimated Sources and Uses

The following table summarizes the estimated sources and uses of the funds as if the proposed transactions had been completed on October 28, 2012. Actual amounts set forth in the table and in the accompanying footnotes are subject to adjustments and may differ at the time of the consummation of the proposed transactions depending on several factors, including changes in the actual amount of fees and expenses related to the proposed transactions, the actual closing date of the Warnaco acquisition and the outstanding amount of indebtedness at that time. There can be no assurance whether the Warnaco acquisition will be consummated under the terms contemplated or at all and, if consummated, when the closing will take place.

($ in millions)
Source of Funds		Use of Funds
New Term Loan A (1)	$1,200	Estimated Merger Consideration (3),(4)	$3,015
New Term Loan B (2)	1,875	Refinance PVH Debt (5)	1,162
Notes Offered Hereby	700	Refinance Warnaco Debt (5),(6)	255
Stock Consideration (3)	886	Estimated Fees and Expenses (7)	181
		Cash to Balance Sheet	48

Total Sources	$4,661	Total Uses	$4,661

(1)	Expected borrowings of approximately $1.2 billion in the aggregate principal amount under a new senior secured Term Loan A facility.
(2)	Expected borrowings of approximately $1.875 billion in the aggregate principal amount under a new senior secured Term Loan B facility.
(3)	Represents the value of stock portion of the merger consideration and Warnaco employee replacement stock awards (based on the number of shares of Warnaco common stock outstanding and issuable under employee replacement stock awards as of October 25, 2012).
(4)	Represents the total cash portion of the merger consideration of $2.1 billion and the cash value of Warnaco employee performance awards (based on the number of shares of Warnaco common stock outstanding and issuable under employee performance awards as of October 25, 2012).
(5)	Includes the expected repayment of PVH’s outstanding borrowings under its existing revolving credit facility and the repayment of certain of Warnaco’s facilities, both of which are not reflected as being repaid in the unaudited pro forma consolidated financial information set forth in this prospectus supplement.
(6)	Includes the interest rate cap premium related to Warnaco’s term loan.
(7)	Reflects our estimate of fees and expenses associated with the proposed transactions, including discounts to underwriters, commitment and financing fees payable in connection with the new senior secured credit facility and the offering of the notes hereby, and legal, accounting and other costs payable in connection with the proposed transactions. PVH also expects to fund over a three year period approximately $175 million of one-time Warnaco integration/transaction related costs to achieve synergies, which are not reflected in the above table or in the unaudited pro forma financial consolidated information set forth in this prospectus supplement.

Our Corporate Information

We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016; our telephone number is (212) 381-3500. Our corporate website address is www.pvh.com. The information on our website is not part of this prospectus supplement.

Recent Developments

Prospective Financial Information

The prospective financial information provided below regarding our future performance represents our management’s estimates as of the date of this prospectus supplement only. This information, which consists entirely of forward-looking statements, has been prepared by our management and is qualified by, and subject to, the assumptions, risks and uncertainties discussed, referred to, and incorporated by reference in this prospectus supplement that may cause actual results to differ materially. The information below that is presented as a range of results is not intended to represent that actual results could not fall outside of the suggested ranges.

On November 27, 2012, we updated our guidance for our full year 2012 and provided guidance for our fourth quarter of 2012. A summary of our guidance from the press release is as follows:

	4Q 2012E	Fiscal Year 2012E
($ in millions, except per share data)
Revenue	4% - 5% over Q4 2011	~ 2% over FY 2011
Non-GAAP earnings per share (1)	$1.48 - $1.49	$6.37 - $6.38
Term loan payments	~$130

Additional guidance for our fiscal year and the fourth quarter of fiscal year 2012 is as follows:

	4Q 2012E	Fiscal Year 2012E
($ in millions)
Non-GAAP earnings before interest and taxes (1)	~$170		~$730
Depreciation and amortization	~$37		~$140
Capital expenditures		~$	225

(1)	Figures exclude non-recurring and one-time items. Refer to tables below under “Reconciliations of GAAP to Non-GAAP Amounts.”

Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.” Accordingly, the prospective financial information provided above is only an estimate of what management believes is realizable as of the date of this prospectus supplement. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the information in context and not to place undue reliance on it. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations.

The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. Ernst & Young LLP’s report included in this prospectus supplement relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Reconciliations of GAAP to Non-GAAP Amounts

Net Income Per Common Share

	4Q 2012E	Fiscal Year 2012E
Net income per common share (1)	$1.15 -$1.16	$5.84 -$5.85
Estimated per common share impact of after tax acquisition, integration and restructuring costs (2)	0.33	0.53

Net income per common share excluding impact of acquisition, integration and restructuring costs	$1.48 -$1.49	$6.37 -$6.38

Earnings Before Interest and Taxes (EBIT)

	4Q 2012E	Fiscal Year 2012E
	($ in millions)
Earnings before interest and taxes (1)	$139	$679
Pre-tax non-recurring and one-time items (2)	31	51

EBIT excluding non-recurring and one-time items	$170	$730

(1)	The GAAP amounts presented in the above tables are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for our 2012 fiscal year. Our net income per common share and earnings before interest and taxes, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities or other one-time events, if any, that we engage in or suffer during the period. Other than the Warnaco acquisition, we have no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.
(2)	Adjustments represent the elimination of (a) the costs expected to be incurred in connection with the integration of Tommy Hilfiger and the related restructuring; (b) the costs expected to be incurred in connection with the pending acquisition of Warnaco, which is expected to close in early 2013; (c) the estimated tax effects associated with these costs; and (d) the tax benefit resulting from previously unrecognized tax credits.

The Offering

In this section “The Offering,” “we,” “our,” or “us” refer only to PVH Corp. and not to any of its subsidiaries.

Issuer	PVH Corp.
Securities Offered	$700,000,000 aggregate principal amount of senior notes due 2022.
Maturity Date	December 15, 2022.
Interest Rate	Interest on the notes will accrue at the rate of 4.500% per annum, payable semi-annually in arrears.
Interest Payment Dates	We will pay interest on the notes semi-annually on June 15 and December 15 of each year, commencing on June 15, 2013.
Optional Redemption	We may redeem any of the notes prior to December 15, 2017 by paying a redemption price equal to 100% of the principal amount of the notes to be redeemed plus a “make whole” premium and accrued and unpaid interest, if any, to, but not including, the redemption date. On or after December 15, 2017, we may redeem any of the notes at the redemption prices listed in “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date.
In addition, before December 15, 2015, we may redeem up to 35% of the aggregate principal amount of the notes originally issued with the net cash proceeds of one or more of certain equity offerings at a redemption price of 104.500% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”
Special Mandatory Redemption	If (x) the consummation of the Warnaco acquisition does not occur on or before August 20, 2013, or (y) we notify the trustee in writing that we have abandoned or terminated the merger agreement or that we have determined that the consummation of the Warnaco acquisition will not occur on or before August 20, 2013, we will be required to redeem all of the notes at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “Risk Factors” and “Description of the Notes—Special Mandatory Redemption.”

Ranking	The notes will be our unsecured unsubordinated obligations and will rank equally with all of our other existing and future unsecured unsubordinated indebtedness and will rank senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will not be guaranteed by any of our subsidiaries on the closing date and may not be guaranteed by any of our subsidiaries for their tenor. As a result, the notes will be structurally subordinated to all existing and future obligations, including trade payables, of our non-guarantor subsidiaries. The notes will be effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.
As of October 28, 2012, as adjusted for the proposed transactions on a pro forma basis, we would have had approximately $4.5 billion of outstanding long-term debt, which includes approximately $3.2 billion of secured debt (excluding, in each case, approximately $100 million of outstanding letters of credit, approximately $130 million of outstanding revolving credit borrowings and approximately $520 million of additional amounts available for borrowing under our new senior secured credit facility), the notes offered hereby and our existing notes, and our subsidiaries would have had approximately $3.1 billion of outstanding indebtedness (excluding approximately $200 million of outstanding letters of credit, approximately $190 million of outstanding revolving credit borrowings, approximately $620 million of additional amounts available for borrowing and $100 million in aggregate principal amount of our 7¾% debentures due 2023 (in respect of which certain of our subsidiaries have pledged their assets)).
Change of Control	Upon the occurrence of certain change of control events, each holder may require us to repurchase all or a portion of such holder’s notes at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the date of repurchase. See “Description of the Notes—Change of Control.”
Covenants	The indenture governing the notes will contain covenants that limit, among other things, our and our restricted subsidiaries’ ability to:
• incur or guarantee additional indebtedness;
• pay dividends or make other restricted payments;
• make certain investments;
• create restrictions on the ability of our restricted subsidiaries to pay dividends or make loans or other transfers to us;
• sell or otherwise dispose of certain assets, including capital stock of our restricted subsidiaries;
• engage in transactions with affiliates;
• create certain liens or enter into sale and leaseback transactions;

• consolidate or merge or convey, transfer, lease or otherwise dispose of all or substantially all of our assets; and
• permit any subsidiary guarantor to consolidate or merge or convey, transfer, lease or otherwise dispose of all or substantially all of such subsidiary guarantor’s assets.
In addition, we will be obligated to offer to repurchase the notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest in connection with certain asset dispositions.
These restrictions and prohibitions are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”
Covenant Suspension	If the notes are assigned an investment grade rating by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and no default or event of default has occurred or is continuing, certain covenants will be suspended with respect to the notes. If either rating on the notes should subsequently decline to below investment grade, the suspended covenants will be reinstated. See ‘‘Description of the Notes—Certain Covenants—Covenant Suspension.’’
Form of Notes	The notes will be issued initially in the form of one or more global notes which will represent the aggregate principal amount of notes being offered under this prospectus supplement and will be in fully registered form without coupons. The global notes will be deposited with the custodian for the book-entry depositary and registered in the name of such depositary’s nominee.
No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. We cannot assure you that a liquid market for the notes will develop or be maintained.
Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
Trustee	U.S. Bank National Association.
Use of Proceeds	We intend to use the net proceeds of this offering (together with cash on hand and expected borrowings under our new senior secured credit facility) to fund the proposed transactions and pay related fees and expenses.
Risk Factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information in this prospectus supplement and the documents incorporated by reference prior to making an investment decision.

Summary Consolidated Historical and

Unaudited Pro Forma Consolidated Financial Information

The following table sets forth a summary of our historical consolidated financial information. The statement of operations data for the thirty-nine weeks ended October 28, 2012 and October 30, 2011 and the balance sheet data as of October 28, 2012 and October 30, 2011 have been derived from our unaudited consolidated financial statements which have been prepared in accordance with GAAP. In the opinion of management, all adjustments considered necessary for a fair presentation of the interim financial information have been included. The statement of operations data for the years ended January 29, 2012, January 30, 2011, January 31, 2010, February 1, 2009 and February 3, 2008 and the balance sheet data as of January 29, 2012, January 30, 2011, January 31, 2010, February 1, 2009 and February 3, 2008 have been derived from our consolidated financial statements that were audited by Ernst & Young LLP, except as noted below. Because the information below is a summary, you should read the following information in conjunction with the information contained under the captions “Risk Factors” contained herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended January 29, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” beginning on page S-iv. The operating results for the thirty-nine weeks ended October 28, 2012 are not necessarily indicative of the results to be expected for any future period.

	Fiscal Year					Thirty-Nine Weeks Ended
	2007	2008(1)	2009(2)	2010(3)	2011(4)	10/30/2011(5)	10/28/2012(6)
						(unaudited)
	($ in thousands, except per share and ratio amounts)
Statement of Operations Data:
Revenue	$2,425,175	$2,491,935	$2,398,731	$4,636,848	$5,890,624	$4,357,788	$4,406,799
Cost of goods sold, expenses and other income items	2,113,345	2,318,187	2,154,919	4,433,453	5,330,971	3,907,023	3,867,470

Income before interest and expenses	311,830	173,748	243,812	203,395	559,653	450,765	539,329
Interest expense, net	17,009	27,444	32,229	126,822	128,088	96,058	85,883
Income tax expense	111,502	54,533	49,673	22,768	113,684	118,072	107,221

Net income	$183,319	$91,771	$161,910	$53,805	$317,881	$236,635	$346,225
Per Share Statistics:
Basic net income per common share	$3.29	$1.78	$3.14	$0.82	$4.46	$3.32	$4.78
Diluted net income per common share	3.21	1.76	3.08	0.80	4.36	3.25	4.70
Dividends declared per common share	0.15	0.15	0.15	0.15	0.15	0.1125	0.1125
Balance Sheet Data:
Cash and cash equivalents	$269,914	$328,167	$480,882	$498,718	$233,197	$159,981	$276,630
Working capital	476,071	515,191	632,002	904,034	695,364	797,028	772,153
Total assets	2,172,394	2,200,184	2,339,679	6,784,350	6,752,361	6,922,179	6,985,971
Total debt	399,552	399,567	399,584	2,368,870	1,915,916	2,104,376	1,874,110
Stockholders’ equity	956,283	998,795	1,168,553	2,442,544	2,715,449	2,774,893	3,046,624

	Fiscal Year					Thirty-Nine Weeks Ended
	2007	2008(1)	2009(2)	2010(3)	2011(4)	10/30/2011(5)	10/28/2012(6)
						(unaudited)
	($ in thousands, except ratio amounts)
Other Data:
Depreciation and amortization	$46,590	$55,366	$49,889	$147,137	$132,010	$98,768	$102,544
EBITDA	358,420	229,114	293,701	350,532	691,663	549,533	641,873
Adjusted EBITDA(7)	358,420	327,841	319,598	658,115	805,075	643,406	662,703
Capital expenditures	94,749	88,141	23,856	100,995	169,841	117,892	137,048
Cash flows provided by operating activities	219,335	239,815	214,414	359,171	490,721	173,340	285,378
Cash flows used by investing activities	(125,599)	(176,684)	(62,873)	(2,778,265)	(303,861)	(226,788)	(187,746)
Cash flows (used) / provided by financing activities	(189,921)	(3,810)	1,136	2,426,526	(443,661)	(293,171)	(53,249)
Ratio of earnings to fixed charges	4.9x	2.8x	3.6x	1.3x	2.7x	2.8x	3.4x

(1)	2008 includes (a) fixed asset impairment charges of $60,082 for approximately 200 of our retail stores; (b) pre-tax costs of $21,578 associated with our restructuring initiatives announced in the fourth quarter of 2008; and (c) pre-tax costs of $17,667 associated with the closing of our Geoffrey Beene outlet retail division.
(2)	2009 includes (a) pre-tax costs of $25,897 associated with our restructuring initiatives announced in the fourth quarter of 2008; and (b) a tax benefit of $30,445 principally related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.
(3)	2010 includes (a) pre-tax costs of $338,317 associated with our acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to United States dollar exchange rates related to the purchase price; (b) pre-tax costs of $6,552 associated with our exit from our United Kingdom and Ireland Van Heusen dresswear and accessories business; and (c) a tax benefit of $7,934 related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.
(4)	2011 includes (a) pre-tax costs of $69,522 associated with our integration of Tommy Hilfiger and the related restructuring; (b) pre-tax costs of $8,118 related to our negotiated early termination of its license to market sportswear under the Timberland brand and our exit of the Izod women’s wholesale sportswear business; (c) a pre-tax expense of $20,709 associated with settling the unfavorable pre-existing license agreement in connection with our buyout of the perpetual license for Tommy Hilfiger in India; (d) pre-tax costs of $16,233 associated with the modification of our senior secured credit facility; and (e) a tax benefit of $5,352 resulting from the revaluation of certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.
(5)	The thirty-nine weeks ended October 30, 2011 include (a) pre-tax costs of $50,949 incurred in connection with our integration of Tommy Hilfiger and the related restructuring; (b) pre-tax costs of $7,152 related our negotiated early termination of the license to market sportswear under the Timberland brand; (c) a pre-tax expense of $20,709 associated with settling the unfavorable pre-existing license agreement in connection with our buyout of the perpetual license for Tommy Hilfiger in India; and (d) pre-tax costs of $16,233 associated with the modification of our senior secured credit facility.
(6)	The thirty-nine weeks ended October 28, 2012 include (a) pre-tax costs of $14,418 incurred in connection with our integration of Tommy Hilfiger and the related restructuring; (b) pre-tax costs of $6,412 incurred in connection with our pending acquisition of Warnaco, which is expected to close in early 2013; and (c) a tax benefit of $4,500 resulting from previously unrecognized tax credits.
(7)	Adjusted EBITDA is defined as EBITDA, as further adjusted to exclude certain restructuring and other items as referenced in footnotes 1 through 6 above. We present EBITDA and adjusted EBITDA because, when considered in conjunction with related GAAP financial measures, we believe they are useful to investors since they (a) provide investors with a financial measure on which management bases financial, operational, compensation and planning decisions, (b) are measures that will be important with respect to our compliance with the covenants in our new debt facilities into which we anticipate entering in connection with the acquisition and (c) assist investors and analysts in evaluating our performance, including evaluation across reporting periods on a consistent basis, by excluding items that we do not believe are indicative of our core operating performance. EBITDA and adjusted EBITDA, however, are not measures of financial performance under GAAP, have not been audited and should not be considered alternatives to, or equally or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity. Since EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, financial information prepared in accordance with GAAP. Net income in accordance with GAAP is reconciled to EBITDA and adjusted EBITDA as follows (notes (1) through (6) above apply to the applicable periods in the following table):

	Fiscal Year					Thirty-Nine Weeks Ended
	2007	2008(1)	2009(2)	2010(3)	2011(4)	10/30/2011(5)	10/28/2012(6)
						(unaudited)
	($ in thousands)

Net income	$183,319	$91,771	$161,910	$53,805	$317,881	$236,635	$346,225
Income tax expense	111,502	54,533	49,673	22,768	113,684	118,072	107,221
Interest expense, net	17,009	27,444	32,229	126,822	128,088	96,058	85,883
Depreciation and amortization	46,590	55,366	49,889	147,137	132,010	98,768	102,544

EBITDA	$358,420	$229,114	$293,701	$350,532	$691,663	$549,533	$641,873

Restructuring and other items (notes 1-6)	—	99,327	25,897	344,869	114,582	95,043	20,830
Less: Depreciation and amortization included in restructuring and other items	—	(600)	—	(37,286)	(1,170)	(1,170)	—

Adjusted EBITDA	$358,420	$327,841	$319,598	$658,115	$805,075	$643,406	$662,703

Effective January 30, 2012, we adopted the Financial Accounting Standards Board’s Accounting Standards Update, which we refer to as ASU, No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The following selected financial information, which is unaudited but which is derived from our audited financial statements, revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.

	Fiscal Year
	2011	2010	2009
	(unaudited)
	($ in thousands)
Consolidated Statements of Comprehensive Income
Net Income	$317,881	$53,805	$161,910
Other comprehensive (loss) income:
Amortization of net loss and prior service credit related to pension and postretirement plans, net of tax (benefit) of $(27,398), $(481) and $(5,281)	(41,953)	(772)	(8,690)
Foreign currency translation adjustments, net of tax (benefit) expense of $(304), $(915) and $767	(82,828)	148,340	1,262
Net unrealized and realized gain (loss) on effective hedges, net of tax (benefit) of $(2,822), $(256) and $0	18,611	(11,899)	—
Liquidation of foreign operation, net of tax expense of $0, $318 and $0	—	523	—

Comprehensive Income	$211,711	$189,997	$154,482

The unaudited pro forma consolidated financial information for the year ended January 29, 2012 and the thirty-nine weeks ended October 28, 2012 gives effect to the consummation of the proposed transactions, including the issuance of the notes offered hereby, the entry into a new senior secured credit facility and the borrowings thereunder and the use of net proceeds therefrom. The unaudited pro forma consolidated income statement gives effect to these events as if the proposed transactions had occurred on January 31, 2011. The unaudited pro forma consolidated balance sheet gives effect to these events as if the proposed transactions had occurred on October 28, 2012.

The summary unaudited pro forma consolidated financial information included below is derived from our historical financial statements and those of Warnaco and is based on certain assumptions that we believe to be reasonable, which are described in the section entitled “Unaudited Pro Forma Consolidated Financial Information” herein. We have not performed a complete and thorough valuation analysis necessary to determine the fair market values of all of the Warnaco assets to be acquired and liabilities to be assumed and the unaudited pro forma consolidated financial information does not include adjustments to reflect any matters not directly attributable to implementing the Warnaco acquisition. Accordingly, the summary does not purport to represent what our results of operations or financial position actually would have been if the Warnaco acquisition had occurred at any date, and such information does not purport to project the results of operations for any future period.

	For the Year Ended January 29, 2012	For the Thirty-Nine Weeks Ended October 28, 2012
	($ in thousands)
Unaudited Pro Forma Income Statement Data
Total revenue	$8,194,842	$6,046,586
Gross profit	4,060,758	3,111,363
Income before interest and taxes	663,615	659,190
Net income from continuing operations attributable to parent	347,850	374,815

As of October 28, 2012
($ in thousands)
Unaudited Pro Forma Consolidated Balance Sheet Data
Cash and cash equivalents	$810,651
Total assets	11,635,703
Long-term debt, net of current portion	4,386,512
Stockholders’ equity	3,890,013

RISK FACTORS

Before investing in the notes, you should consider carefully each of the following risks and all of the information about risks included in the documents incorporated by reference, together with the other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. If any of the risks actually were to occur, our business, financial condition, results of operations, cash flow and future prospects could be materially and adversely affected. In that case, we may be unable to pay interest on, or the principal of, our debt securities, the trading price of the notes could decline and you could lose all or part of your investment. If there is any inconsistency between the information set forth in this section, the accompanying prospectus and any documents incorporated by reference, you should rely on the information set forth in this section.

Risks Related to the Warnaco Acquisition

We may not complete the Warnaco acquisition or complete the Warnaco acquisition within the time frame we anticipate; the acquired business may underperform relative to our expectations; the Warnaco acquisition may cause our financial results to differ from our expectations or the expectations of the investment community; and we may not be able to achieve anticipated cost savings or other anticipated synergies.

The Warnaco acquisition is subject to a number of closing conditions and the completion and success of the acquisition is subject to a number of risks and uncertainties. The unpredictability of the business and regulatory conditions affecting the industries in which we and Warnaco operate, the uncertainty of regulatory approvals and other risks and uncertainties may adversely affect our ability to complete the Warnaco acquisition or complete the acquisition within the time frame we anticipate.

In addition, if the Warnaco acquisition is consummated, its success will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from the integration of Warnaco with our existing businesses. The integration process may be complex, costly and time-consuming. The potential difficulties of integrating the operations of Warnaco and realizing our expectations for the Warnaco acquisition include, among others:

•	failure to implement our business plan for the combined business;

•	unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

•	unanticipated changes in applicable laws and regulations;

•	unanticipated changes in the combined business due to potential divestitures or other requirements imposed by antitrust regulators;

•	retaining key customers, suppliers and employees;

•	retaining and obtaining required regulatory approvals, licenses and permits;

•	operating risks inherent in the Warnaco business and our business;

•	the impact on our or Warnaco’s internal controls and compliance with the requirements under the Sarbanes-Oxley Act of 2002; and

•	other unanticipated issues, expenses and liabilities.

The unaudited pro forma financial information included in this prospectus supplement may not necessarily reflect our operating results and financial condition following the Warnaco acquisition.

The unaudited pro forma financial information included in this prospectus supplement is derived from our and Warnaco’s separate historical consolidated financial statements. The unaudited pro forma financial information is presented for informational purposes. The preparation of the unaudited pro forma financial information is based upon available information and certain assumptions and estimates that we and Warnaco currently believe are reasonable. These assumptions and estimates may not prove to be accurate, and the unaudited pro forma financial information does not necessarily reflect what our results of operations and financial position would have been had the Warnaco acquisition been completed if these assumptions were accurate, or occurred during the period presented, or what our results of operations or financial position will be in the future. The unaudited pro forma financial information does not reflect future events that may occur after the Warnaco acquisition, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to planned integration of Warnaco, and does not consider potential impacts of current market conditions on revenues or expenses.

Risks Related to Our Indebtedness and the Notes

Our level of debt could impair our financial condition and ability to operate.

As of October 28, 2012, as adjusted for the proposed transactions on a pro forma basis, we would have had approximately $4.5 billion of long-term debt outstanding (including $3.1 billion under our new senior secured credit facility, $100 million of our secured 7 3/4% debentures due 2023, $600 million of our 7 3/8% senior notes due 2020, and the notes offered hereby, but excluding approximately $100 million of outstanding letters of credit, approximately $130 million of outstanding revolving credit borrowings and approximately $520 million of additional amounts available for borrowing under our new senior secured credit facility). Our level of debt could have important consequences to investors, including:

•

requiring a substantial portion of our cash flows from operations be used for the payment of principal and interest on our debt, thereby reducing the funds available to us for our operations or other capital needs;

•

limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate because our available cash flow after paying principal and interest on our debt may not be sufficient to make the capital and other expenditures necessary to address these changes;

•

increasing our vulnerability to general adverse economic and industry conditions because, during periods in which we experience lower earnings and cash flow, we will be required to devote a proportionally greater amount of our cash flow to paying principal and interest on our debt;

•	limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions, contributions to our pension plans and general corporate requirements;

•

placing us at a competitive disadvantage to other relatively less leveraged competitors that have more cash flow available to fund working capital, capital expenditures, acquisitions, contributions to pension plans and general corporate requirements; and

•

with respect to any borrowings we make at variable interest rates, including under our existing senior secured credit facility or our new senior secured credit facility, as applicable, leaving us vulnerable to increases in interest rates generally.

Servicing our debt, including the notes, will require a significant amount of cash and we may be unable to generate sufficient cash flow due to many factors, some of which are beyond our control.

Our ability to make payments with respect to our obligations under the notes and our other outstanding debt depends on our future operating performance. Our performance will be affected by our ability to operate and expand profitably our business and by prevailing economic conditions and financial, competitive, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations, we may not realize our currently anticipated revenues, cost savings and operating performance and we may not have sufficient future borrowings available to us to pay our debt. Our ability to meet our obligations under our indebtedness, including payment of principal and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could be forced to reduce or delay capital expenditures, forego other business opportunities, sell material assets or operations, restructure or refinance our debt, obtain additional capital or renegotiate, replace or terminate arrangements. Some of these transactions could occur at times and on terms that are less advantageous or disadvantageous to us or may not be available to us at all, which could cause us to default on our obligations and impair our liquidity. Because a significant portion of our assets are pledged as security to the lenders under the existing senior secured credit facility and will be pledged as security to the lenders under our new senior secured credit facility, we may not be able to restructure or refinance our debt on satisfactory terms, if at all.

Despite our substantial indebtedness, we may still be able to incur substantially more debt, which would increase the risks described above.

As of October 28, 2012, as adjusted for the proposed transactions on a pro forma basis, we would have the ability to incur an additional $520 million of debt under our new revolving credit facility after deducting outstanding letters of credit and revolver borrowings. All of the borrowings under our existing senior secured credit facility and all indebtedness under our 7 3/4% debentures due 2023 are, and all of the borrowings under our new senior secured credit facility will be, secured indebtedness and therefore are effectively senior to the notes offered hereby to the extent of the value of the assets securing such indebtedness. In addition, although our existing senior secured credit facility and the indenture governing our 7 3/8% senior notes due 2020 contain, and our new senior secured credit facility and the indenture that will govern the notes offered hereby will contain, restrictions on our ability to incur additional debt, these restrictions are subject to a number of qualifications and exceptions, and additional debt incurred in compliance with these restrictions could be substantial. If new debt is added to the debt that we have immediately following the Warnaco acquisition, the risks associated with our indebtedness that we now face would intensify.

Covenant restrictions under our new senior secured credit facility and our indentures will impose significant operating and financial restrictions on us and may limit our ability to operate our business and to make payments on the notes.

Our new senior secured credit facility and the indenture that will govern the notes will contain, and the agreements and instruments governing our other outstanding debt (including the existing senior secured credit facility and the indenture governing our 7 3/8% senior notes due 2020) contain, covenants that restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities that may be in our interest or to satisfy our obligations under the notes. These covenants restrict our ability to, among other things:

•	incur or guarantee additional debt or extend credit;

•	pay dividends or make distributions on, or redeem or repurchase, our capital stock or certain other debt;

•	make other restricted payments, including investments;

•	dispose of assets;

•	engage in transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	create liens on our assets or engage in sale/leaseback transactions; and

•	effect a consolidation or merger, or sell, transfer, lease all or substantially all of our assets.

In addition, our existing senior secured credit facility requires us to maintain certain financial covenants, including maximum leverage, minimum interest coverage and maximum capital expenditures, and our new senior secured credit facility will require us to maintain certain financial covenants, including maximum leverage and minimum interest coverage. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet these requirements. A breach of any of the covenants described above, or (in the case of our existing senior secured credit facility or our new senior secured credit facility) our inability to comply with the financial ratios, could result in an event of default under the applicable credit facility or indenture. If an event of default occurs and is continuing under such credit facility or indenture, the lenders thereunder could elect to declare all amounts outstanding under the applicable credit facility or indenture, together with accrued interest, to be immediately due and payable which would result in acceleration of our other debt, including the notes. If we were unable to repay any borrowings under our new senior secured credit facility or our existing senior secured credit facility, as applicable, when due, the lenders of the applicable credit facility could proceed against their collateral, which also secures some of our other indebtedness. Under that circumstance, we may not have sufficient funds to pay the notes.

Also, under the indenture governing our 7 3/4% debentures due 2023, if we pay any dividend on our capital stock or we acquire our capital stock, in either case resulting in our inability to meet a specified financial test, then (subject to certain exceptions) the holders of such debentures would have a right to have their debentures redeemed. If this were to occur, we may not have sufficient funds to satisfy this obligation. See “Description of Other Indebtedness—7 3/4% Debentures Due 2023.”

The notes will not be secured or guaranteed and will be effectively subordinated to our secured obligations and structurally subordinated to all obligations of our subsidiaries.

The notes will be unsecured, unsubordinated obligations solely of PVH Corp. and will not be guaranteed by any of our subsidiaries on the closing date and may not be guaranteed by any of our subsidiaries for their term. Therefore, the notes will be effectively junior to all of our existing and future secured obligations, to the extent of the value of the assets securing such obligations, and will be structurally subordinated to all existing and future obligations, including trade payables, of our subsidiaries. As of October 28, 2012, as adjusted for the proposed transactions on a pro forma basis, we would have had approximately $3.2 billion of outstanding secured indebtedness (excluding approximately $100 million of outstanding letters of credit, approximately $130 million of outstanding revolving credit borrowings and approximately $520 million of additional amounts available for borrowing under our new senior secured credit facility), and our subsidiaries would have had approximately $3.1 billion of total indebtedness (excluding approximately $200 million of outstanding letters of credit, approximately $190 million of outstanding revolving credit borrowings, approximately $620 million of additional amounts available for borrowing, and $100 million of our secured 7 3/4% debentures due 2023 (in respect of which certain of our subsidiaries have pledged their assets)).

In addition, our obligation to make contingent purchase price payments to Mr. Calvin Klein is secured by a lien on all of the equity interests in our Calvin Klein subsidiaries and all of the assets of our Calvin Klein subsidiaries. Our Calvin Klein subsidiaries have also guaranteed our obligation to make contingent purchase price payments to Mr. Klein through February 2018.

As such, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

•	all secured claims against the affected entity have been fully paid; and

•	if the affected entity is a subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

Holders of the notes will participate ratably in our remaining assets with all holders of our other unsecured, unsubordinated debt that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. If any of the foregoing events were to occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, we will be required to make an offer to you in cash to repurchase all or any part of your notes at 101% of their principal amount, plus accrued and unpaid interest to but not including the date of purchase. If a change of control occurs, we may not have sufficient funds at that time to pay the purchase price for all required repurchases of the notes. In addition, our ability to effect a redemption of the notes upon a change of control may be impaired by the effect of various provisions in agreements governing our existing or future debt obligations. The occurrence of a change of control will result in an event of default under our existing senior secured facility or new senior secured credit facility, as applicable, and permit the lenders under such credit facility to accelerate the maturity of all of the obligations under the applicable credit facility and to pursue their rights and remedies, including foreclosure of their liens upon our and our subsidiaries’ assets. A change of control would further result in an event of default under the agreements governing our secured contingent payment obligations to Mr. Klein until his agreement ends in February 2018.

In the event that a change of control occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of the applicable credit facility lenders and the other holders of our debt to repurchase the notes or could attempt to refinance those borrowings. If we do not obtain their consent or refinance the borrowings, we will remain prohibited from repurchasing the notes, which would constitute an event of default under the indenture governing the notes. In addition, we may not have the financial resources necessary to repurchase the notes upon a change of control, particularly if that change of control triggers a similar repurchase requirement for, or results in the acceleration of, any of our other debt. Any debt agreements we enter into in the future may contain similar provisions. Certain transactions that constitute a change of control under our existing and future debt instruments may not constitute a change of control under the indenture governing the notes.

Your right to require us to redeem the notes is limited.

The holders of the notes will have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. The change of control provisions of the indenture governing the notes may not afford protection to the holders of the notes if such transactions were to occur, including a transaction initiated by us, if the transaction does not result in a change of control or otherwise result in an event of default under the indenture. See “Description of the Notes—Change of Control.”

If the consummation of the Warnaco acquisition does not occur on or prior to August 20, 2013, or if we notify the trustee that we have abandoned or terminated the merger agreement or that we have determined that the consummation of the Warnaco acquisition will not occur on or before August 20, 2013, we will be required to redeem the notes; we may not be able to redeem the notes; and if we redeem the notes, you may not obtain your expected return on the notes.

We may not be able to consummate the Warnaco acquisition within the time frame specified under “Description of the Notes—Special Mandatory Redemption.” Our ability to consummate the Warnaco acquisition is subject to various closing conditions, certain of which are beyond our control. See “Description of Warnaco Acquisition.” If, for any reason, (i) the consummation of the Warnaco acquisition does not occur on or before August 20, 2013 or (ii) we notify the trustee that we have abandoned or terminated the merger agreement or that we have determined that the consummation of the Warnaco acquisition will not occur on or before August 20, 2013, we will be required to redeem all of the notes at a redemption price equal to 100% of the aggregate principal amount of the notes outstanding, plus accrued and unpaid interest to, but excluding, the redemption date. We are not obligated to place the proceeds of this offering of notes in escrow prior to the closing of the Warnaco acquisition or to provide a security interest in such proceeds, and there are no other restrictions on our use of such proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to redeem any or all of the notes. If we do redeem the notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. You will have no right to opt out of the special mandatory redemption provisions.

You may not be able to resell the notes because there is no established market for them and one may not develop.

The notes will be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, but will constitute a new issue of securities with no established trading market and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their notes; or

•	the price at which the holders will be able to sell their notes.

We do not intend to apply for listing of the notes on any securities exchange or for quotation through an automated quotation system. If a trading market were to develop, the notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures, our financial performance and the interest of securities dealers in making a market in the notes.

We understand that the underwriters presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, and may be limited. There can be no assurance that an active market will exist for the notes or that any trading market that does develop will be liquid.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the notes, regardless of our prospects and financial performance.

If the notes receive an investment grade rating, many of the covenants in the indenture governing the notes will be suspended, thereby reducing some of the protections for noteholders in the indenture.

If at any time the notes receive an investment grade rating from both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., subject to certain additional conditions, many of the covenants in the indenture governing the notes applicable to us and our subsidiaries, including the limitations on indebtedness and restricted payments, will be suspended, and in lieu of these covenants we will be subject to a covenant that limits the amount of secured indebtedness that we may incur. While these covenants will be reinstated if we fail to maintain investment grade ratings on the notes or in the event of a continuing default or event of default thereunder, during the suspension period, noteholders will not have the protection of these covenants and we will have greater flexibility under the indenture governing the notes to, among other things, incur indebtedness and make restricted payments.

DESCRIPTION OF THE WARNACO ACQUISITION

The following description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on November 2, 2012.

The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding us or Warnaco, our and Warnaco’s respective affiliates or respective businesses, the Registration Statement on Form S-4 that includes a Proxy Statement of Warnaco and a Prospectus of ours, as well as in the respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings that each of we and Warnaco make with the SEC.

Merger Agreement

On October 29, 2012, we entered into a definitive merger agreement to acquire Warnaco. The merger agreement provides for the merger of Wand Acquisition Corp., our wholly owned subsidiary, with and into Warnaco. Warnaco will be the surviving corporation in the merger and will become our wholly owned subsidiary.

Pursuant to the terms of the merger agreement, each share of Warnaco common stock issued and outstanding immediately prior to the completion of the Warnaco acquisition (other than shares held by Warnaco, PVH, Wand Acquisition Corp., their respective subsidiaries, or holders who properly exercise dissenters’ rights) will be converted into the right to receive (1) 0.1822 of a share of PVH common stock, and (2) $51.75 in cash (which we refer to together as the merger consideration).

The merger agreement contains customary representations and warranties from each of Warnaco and us that are qualified by the confidential disclosures provided to the other party in connection with the merger agreement, as well as matters included in Warnaco’s and our reports filed with the SEC prior to the date of the merger agreement. The representations, warranties and covenants of each party set forth in the merger agreement have been made only for purposes of, were and are solely for the benefit of the parties to, the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties (i) will not survive consummation of the Warnaco acquisition and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, except as a result of willful breach, and (ii) were made only as of the date specified in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Completion of the Warnaco acquisition is subject to various customary conditions, including, among others, the (i) approval of the merger agreement by stockholders owning a majority of the outstanding shares of Warnaco common stock and (ii) receipt of certain governmental clearances or approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which expiration period was terminated early by the U.S. Federal Trade Commission on November 23, 2012), receipt of a decision from the European Commission declaring the Merger compatible with the common market, and approvals from antitrust regulators in Canada, Mexico and Turkey.

USE OF PROCEEDS

The net proceeds of this offering will be approximately $686 million, after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to use the net proceeds of this offering (together with the other sources described below) to fund the proposed transactions and pay related fees and expenses. See “Description of the Warnaco Acquisition.”

Pending such use, we may invest the proceeds temporarily in interest-bearing, investment-grade securities or similar assets. If (i) we do not consummate the Warnaco acquisition on or before August 20, 2013 or (ii) we notify the trustee that we have abandoned or terminated the merger agreement or that we have determined that the Warnaco acquisition will not occur before August 20, 2013, we will be required to redeem all of the notes at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date. See “Description of the Notes—Special Mandatory Redemption.”

The following table summarizes the estimated sources and uses of the funds in connection with the proposed transactions as if they had been completed on October 28, 2012. Actual amounts set forth in the table and in the accompanying footnotes are subject to adjustments and may differ at the time of the consummation of the proposed transactions depending on several factors, including changes in the actual amount of fees and expenses related to the proposed transactions, the actual closing date of the Warnaco acquisition and the outstanding amount of indebtedness at that time. There can be no assurance that the Warnaco acquisition will be consummated under the terms contemplated or at all and, if consummated, when the closing will take place.

($ in millions)
Source of Funds		Use of Funds

New Term Loan A (1)	$1,200	Estimated Merger Consideration (3),(4)	$3,015

New Term Loan B (2)	1,875	Refinance PVH Debt (5)	1,162

Notes Offered Hereby	700	Refinance Warnaco Debt (5),(6)	255

Stock Consideration (3)	886	Estimated Fees and Expenses (7)	181

		Cash to Balance Sheet	48
Total Sources	$4,661	Total Uses	$4,661

(1)	Expected borrowings of approximately $1.2 billion in the aggregate principal amount under a new senior secured Term Loan A facility.
(2)	Expected borrowings of approximately $1.875 billion in the aggregate principal amount under a new senior secured Term Loan B facility.
(3)	Represents the value of stock portion of the merger consideration and Warnaco employee replacement stock awards (based on the number of shares of Warnaco common stock outstanding and issuable under employee replacement stock awards as of October 25, 2012).
(4)	Represents the total cash portion of the merger consideration of $2.1 billion and the cash value of Warnaco employee performance awards (based on the number of shares of Warnaco common stock outstanding and issuable under employee performance awards as of October 25, 2012).
(5)	Includes the expected repayment of PVH’s outstanding borrowings under its existing revolving credit facility and the repayment of certain of Warnaco’s facilities, both of which are not reflected as being repaid in the unaudited pro forma consolidated financial information set forth in this prospectus supplement.
(6)	Includes the interest rate cap premium related to Warnaco’s term loan.
(7)	Reflects our estimate of fees and expenses associated with the proposed transactions, including discounts to underwriters, commitment and financing fees payable in connection with the new senior secured credit facility and the offering of the notes hereby, and legal, accounting and other costs payable in connection with the proposed transactions. PVH also expects to fund over a three year period approximately $175 million of one-time Warnaco integration/transaction related costs to achieve synergies, which are not reflected in the above table or in the unaudited pro forma financial consolidated information set forth in this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preference security dividends for each of the periods indicated:

	Fiscal Year					Thirty-Nine Week Period Ended
	2007	2008	2009	2010	2011	October 28, 2012
Ratio of earnings to fixed charges; and ratio of earnings to fixed charges and preference security dividends(1)	4.9x	2.8x	3.6x	1.3x	2.7x	3.4x

(1)	Preference security dividends represent the amount of pre-tax earnings required to pay the dividends on outstanding preference securities for each of the years presented. The holders of our Series A convertible preferred stock participate in dividends with holders of our common stock. As our common stock does not pay a fixed dividend, such dividends are excluded from the above calculations

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes, less the earnings from unconsolidated entities under the equity method of accounting, plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense.

The ratio of earnings to fixed charges and preference security dividends is computed by dividing fixed charges plus the amount of pre-tax earnings required to pay the dividends on outstanding preference securities into earnings before income taxes, less the earnings from unconsolidated entities under the equity method of accounting, plus fixed charges.

CAPITALIZATION

The following table sets forth our capitalization as of October 28, 2012 on an actual and pro forma basis to reflect the proposed transactions, as described in “Use of Proceeds” and our unaudited pro forma consolidated financial information included in this prospectus supplement. You should also read our financial statements incorporated by reference in this prospectus supplement and the financial statements of Warnaco included in our Current Report on Form 8-K filed with the SEC on December 6, 2012, which is incorporated by reference into this prospectus supplement.

	Actual		Pro Forma
	($ in thousands)
Cash	$276,630		$635,955	(1)
Debt:
New Senior Secured Credit Facility
Revolving credit facility(1)	—		—
New Term Loan A	—		1,200,000
New Term Loan B	—		1,875,000	(3)(4)
Existing Revolving Credit Facility	130,000		—	(1)
Existing Term Loan A	637,959	(2)	—
Existing Term Loan B	394,000		—
7 3/4% Debentures due 2023	100,000	(3)	100,000	(3)
7 3/8% Senior Notes due 2020	600,000		600,000
Other Debt	12,514		12,514	(1)
4.500% Senior Notes due 2022 offered hereby	—		700,000

Total Debt	1,874,473		4,487,514
Total Stockholders’ Equity	3,046,624		3,890,013	(4)

Total Capitalization	$4,921,097		$8,377,527

Note: Table excludes capital leases of approximately $35.2 million.

(1)	Assumes repayment of PVH’s outstanding borrowings under its existing revolving credit facility and the repayment of certain of Warnaco’s facilities, both of which are not reflected as being repaid in the unaudited pro forma consolidated financial information set forth in this prospectus supplement.

(2)	Consists of a $576 million U.S. Dollar denominated Term Loan A Facility and an approximately $62 million Euro denominated Term Loan A Facility.

(3)	Excludes applicable original issue discount.

(4)	As presented in the unaudited pro forma consolidated financial information set forth in this prospectus supplement and differs from the actual amounts incurred due to, among other things, certain integration and transaction costs. Includes common stock, additional paid in capital, retained earnings, accumulated other comprehensive (loss) income, less: shares of common stock held in treasury, at cost.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated income statement of PVH for the fiscal year ended January 29, 2012 and the unaudited pro forma consolidated income statement and balance sheet of PVH as of and for the thirty-nine week period ended October 28, 2012 combine the historical financial statements of PVH and Warnaco, giving effect to:

•	the Warnaco acquisition (with aggregate merger consideration of approximately $3.0 billion);

•	the issuance by PVH of debt to fund the Warnaco acquisition;

•	the issuance by PVH of shares of PVH common stock as part of the merger consideration; and

•	the extinguishment of a portion of PVH’s and Warnaco’s existing debt.

The following unaudited pro forma consolidated income statements give effect to these events as if the Warnaco acquisition had occurred on January 31, 2011. The following unaudited pro forma consolidated balance sheet gives effect to these events as if the Warnaco acquisition had occurred on October 28, 2012.

The unaudited pro forma consolidated financial information included herein is derived from the historical financial statements of PVH and Warnaco and is based on certain assumptions which PVH believes to be reasonable, which are described in the section entitled “Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.” PVH has not performed a complete and thorough valuation analysis necessary to determine the fair market values of all of the Warnaco assets to be acquired and liabilities to be assumed, and accordingly, as described in Note 3(b) below, the unaudited pro forma consolidated financial information includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. A final determination of the merger consideration, which cannot be made prior to the completion of the Warnaco acquisition, will be based on Warnaco’s number of common shares and equity awards outstanding and PVH’s stock price as of the date of completion of the Warnaco acquisition. A final determination of fair values of Warnaco’s assets and liabilities, which cannot be made prior to the completion of the Warnaco acquisition, will be based on the actual net assets of Warnaco that exist as of the date of completion of the Warnaco acquisition. Consequently, amounts preliminarily assumed for merger consideration and allocated to acquired assets and assumed liabilities could change significantly from those amounts used in the unaudited pro forma condensed consolidated financial information presented below.

The unaudited pro forma consolidated financial information:

•

does not purport to represent what the consolidated results of operations actually would have been if the Warnaco acquisition had occurred on January 31, 2011 or what those results will be for any future periods or what the consolidated balance sheet would have been if the Warnaco acquisition had occurred on October 28, 2012 or what the consolidated balance sheet will be on any future date. The pro forma adjustments are based on information current as of the time of this filing or as otherwise indicated; and

•

has not been adjusted to reflect any matters not directly attributable to implementing the Warnaco acquisition. No adjustment, therefore, has been made for actions which may be taken once the Warnaco acquisition is complete, such as any of PVH’s integration plans related to Warnaco. In connection with the plan to integrate the operations of PVH and Warnaco following the completion of the Warnaco acquisition, PVH anticipates that non-recurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, could be incurred. These charges could affect the results of operations of PVH and Warnaco, as well as those of the combined company following the completion of the Warnaco acquisition, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated financial information does not include the effects of the costs associated with any restructuring or integration activities resulting from the Warnaco acquisition, as they are non-recurring in nature and were not factually supportable at the time that the unaudited pro forma combined condensed consolidated financial information was prepared.

Additionally, the unaudited pro forma adjustments do not give effect to any non-recurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. As a result, the actual amounts recorded in the future consolidated financial statements of PVH will differ from the amounts reflected in the unaudited pro forma consolidated financial information, and the differences may be material.

The unaudited pro forma consolidated financial information has been derived from the following sources:

•

Financial information of PVH, as prepared in accordance with GAAP, has been extracted without adjustment from PVH’s audited consolidated income statement for the year ended January 29, 2012 contained in PVH’s Annual Report on Form 10-K filed with the SEC on March 28, 2012, and from PVH’s unaudited consolidated income statement and balance sheet as of and for the thirty-nine week period ended October 28, 2012 contained in PVH’s Quarterly Report on Form 10-Q filed with the SEC on November 28, 2012.

•

Financial information of Warnaco, as prepared in accordance with GAAP, has been extracted from Warnaco’s audited consolidated income statement for the year ended December 31, 2011 contained in Warnaco’s Annual Report on Form 10-K filed with the SEC on February 29, 2012, and from Warnaco’s unaudited consolidated income statement and balance sheet as of and for the thirty-nine week period ended September 29, 2012 contained in Warnaco’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2012. Certain reclassifications have been made to the historical financial statements of Warnaco to conform with PVH’s presentation, primarily related to the presentation of amortization expense of intangible assets, pension expense, deferred income tax assets and liabilities, intangible assets, short-term borrowings and accrued income taxes payable.

The actual amounts recorded as of the completion of the Warnaco acquisition may differ materially from the information presented in these unaudited pro forma condensed consolidated financial information as a result of:

•	changes in the trading price for PVH’s common stock;

•	net cash used or generated in Warnaco’s operations between the signing of the Warnaco acquisition agreement and completion of the acquisition;

•	other changes in Warnaco’s net assets that occur prior to the completion of the Warnaco acquisition, which could cause material changes in the information presented below; and

•	changes in the financial results of the combined company, which could change the future discounted cash flow projections.

The unaudited pro forma combined condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Warnaco acquisition been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial information should be read together with:

•	the accompanying notes to unaudited pro forma consolidated financial information;

•	the audited consolidated financial statements of PVH for the year ended January 29, 2012 and the notes relating thereto;

•	the unaudited consolidated financial statements of PVH as of and for the thirty-nine week period ended October 28, 2012 and the notes relating thereto;

•	the audited consolidated financial statements of Warnaco for the year ended December 31, 2011 and the notes relating thereto;

•	the unaudited consolidated financial statements of Warnaco as of and for the thirty-nine week period ended September 29, 2012 and the notes relating thereto; and

•	other information pertaining to PVH and Warnaco contained in or incorporated by reference into this prospectus supplement.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

For the year ended

($ in thousands, except per share amounts)

	1/29/12 PVH	12/31/11 Warnaco	Transaction Adjustments	Footnote Reference	1/29/12 Pro Forma Consolidated PVH
Net sales	$5,410,028	$2,513,388	$(62,558)	3(i), 3(m)	$7,860,858
Royalty revenue	356,035	—	(100,112)	3(i), 3(m)	255,923
Advertising and other revenue	124,561	—	(46,500)	3(i), 3(m)	78,061

Total revenue	5,890,624	2,513,388	(209,170)		8,194,842
Cost of goods sold	2,834,735	1,412,446	(113,097)	3(h), 3(i)	4,134,084

Gross profit	3,055,889	1,100,942	(96,073)		4,060,758
Selling, general and administrative expenses	2,481,370	919,397	(19,121)	3(d), 3(i)	3,381,646
Debt modification costs	16,233	—	—		16,233
Equity in income of unconsolidated affiliates	1,367	—	—		1,367
Other loss	—	631	—		631

Income before interest and taxes	559,653	180,914	(76,952)		663,615
Interest expense	129,355	16,274	68,392	3(e)	214,021
Interest income	1,267	3,361	—		4,628

Income before taxes	431,565	168,001	(145,344)		454,222
Income tax expense	113,684	36,006	(43,061)	3(k)	106,629

Income from continuing operations before non-controlling interest	$317,881	$131,995	$(102,283)		$347,593

Less: Net loss attributable to non-controlling interest	—	257	—		257

Net income from continuing operations attributable to parent	$317,881	$132,252	$(102,283)		$347,850

Basic net income per share from continuing operations attributable to parent	$4.46	$3.07		3(l)	$4.41

Diluted net income per share from continuing operations attributable to parent	$4.36	$3.01		3(l)	$4.31

Weighted average common shares used to calculate net income per share:
Basic	67,158	42,426			74,622
Diluted	72,923	43,300			80,766

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

For the thirty-nine week period ended

($ in thousands, except per share amounts)

	10/28/12 PVH	9/29/12 Warnaco	Transaction Adjustments	Footnote Reference	10/28/12 Pro Forma Consolidated PVH
Net sales	$4,033,911	$1,790,990	$(52,328)	3(i), 3(m)	$5,772,573
Royalty revenue	271,917	—	(70,130)	3(i), 3(m)	201,787
Advertising and other revenue	100,971	—	(28,745)	3(i), 3(m)	72,226

Total revenue	4,406,799	1,790,990	(151,203)		6,046,586
Cost of goods sold	2,038,225	1,017,609	(120,611)	3(i)	2,935,223

Gross profit	2,368,574	773,381	(30,592)		3,111,363
Selling, general and administrative expenses	1,834,288	621,660	(11,370)	3(d), 3(f), 3(i)	2,444,578
Equity in income of unconsolidated affiliates	5,043	—	—		5,043
Other loss	—	12,638	—		12,638

Income before interest and taxes	539,329	139,083	(19,222)		659,190
Interest expense	86,729	13,708	57,142	3(e)	157,579
Interest income	846	2,705	—		3,551

Income before taxes	453,446	128,080	(76,364)		505,162
Income tax expense	107,221	44,489	(21,317)	3(k)	130,393

Income from continuing operations before non-controlling interest	$346,225	$83,591	$(55,047)		$374,769

Less: Net loss attributable to non-controlling interest	—	46	—		46

Net income from continuing operations attributable to parent	$346,225	$83,637	$(55,047)		$374,815

Basic net income per share from continuing operations attributable to parent	$4.78	$2.02		3(l)	$4.69

Diluted net income per share from continuing operations attributable to parent	$4.70	$1.99		3(l)	$4.59

Weighted average common shares used to calculate net income per share:
Basic	69,843	40,801			77,307
Diluted	73,730	41,526			81,573

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of

($ in thousands)

	10/28/12 PVH	9/29/12 Warnaco	Transaction Adjustments	Footnote Reference	10/28/12 Pro Forma Consolidated PVH
ASSETS
Current Assets:
Cash and cash equivalents	$276,630	$311,011	$223,010	3(a)i, 3(a)iv, 3(c), 3(f)	$810,651
Trade receivables, net of allowances for doubtful accounts	587,603	323,719	(12,130)	3(i), 3(m)	899,192
Other receivables	19,862	—	30,066	3(m)	49,928
Inventories, net	855,359	388,827	46,000	3(b)iii	1,290,186
Prepaid expenses	80,925	—	57,783	3(f), 3(g), 3(i), 3(m)	138,708
Other, including deferred taxes	91,740	166,817	(89,451)	3(m)	169,106

Total Current Assets	1,912,119	1,190,374	255,278		3,357,771
Property, Plant and Equipment, net	519,863	135,054	—		654,917
Goodwill	1,855,195	141,103	1,099,191	3(b)v, 3(f)	3,095,489
Tradenames	2,288,513	54,415	529,585	3(b)ii	2,872,513
Perpetual License Rights	86,000	22,797	133,203	3(b)ii	242,000
Other Intangibles, net	153,812	234,748	732,252	3(b)ii	1,120,812
Other Assets, including deferred taxes	170,469	74,002	47,730	3(c), 3(f), 3(g)	292,201

Total Assets	$6,985,971	$1,852,493	$2,797,239		$11,635,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$300,468	$173,616	$(10,573)	3(i)	$463,511
Accrued expenses	588,511	208,978	(43,020)	3(c), 3(f), 3(g), 3(i), 3(m)	754,469
Deferred revenue	24,473	—	(9,794)	3(i)	14,679
Current portion of long-term debt	84,000	4,697	(9,947)	3(c)	78,750
Short-term borrowings	142,514	44,696	—		187,210

Total Current Liabilities	1,139,966	431,987	(73,334)		1,498,619
Long-term debt	1,647,596	205,299	2,533,617	3(c)	4,386,512
Other Liabilities, including deferred taxes	1,151,785	171,249	522,250	3(b)iv, 3(c)	1,845,284
Redeemable non-controlling interest		15,275	—		15,275
Stockholders’ Equity:
Preferred stock	94,298	—	—		94,298
Common stock	71,037	531	6,933	3(a)ii, 3(j)	78,501
Additional paid in capital	1,511,574	773,821	104,592	3(a)ii, 3(a)iii, 3(j)	2,389,987
Retained earnings	1,485,067	712,420	(758,645)	3(c), 3(f), 3(g), 3(j)	1,438,842
Accumulated other comprehensive (loss) income	(85,378)	23,200	(19,463)	3(c), 3(j)	(81,641)
Less: shares of common stock held in treasury, at cost	(29,974)	(481,289)	481,289	3(j)	(29,974)

Total Stockholders’ Equity	3,046,624	1,028,683	(185,294)		3,890,013

Total Liabilities and Stockholders’ Equity	$6,985,971	$1,852,493	$2,797,239		$11,635,703

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

1. BASIS OF PRESENTATION

The unaudited pro forma consolidated financial information has been derived from financial statements prepared in accordance with GAAP and reflects the proposed acquisition of Warnaco by PVH.

The underlying financial information of PVH has been derived from the audited consolidated financial statements of PVH contained in PVH’s Annual Report on Form 10-K for the year ended January 29, 2012 and from the unaudited consolidated financial statements of PVH contained in PVH’s Quarterly Report on Form 10-Q for the quarter ended October 28, 2012. The underlying financial information of Warnaco has been derived from the audited consolidated financial statements of Warnaco contained in Warnaco’s Annual Report on Form 10-K for the year ended December 31, 2011 and from the unaudited consolidated financial statements of Warnaco contained in Warnaco’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2012.

The Warnaco acquisition has been treated as an acquisition of a business, with PVH as the acquirer and Warnaco as the acquiree, assuming that the Warnaco acquisition had been completed on January 31, 2011, for the unaudited pro forma consolidated income statements and on October 28, 2012, for the unaudited pro forma consolidated balance sheet.

This unaudited pro forma consolidated financial information is not intended to reflect the financial position and results of operations which would have actually resulted had the Warnaco acquisition been effected on the dates indicated. Further, the unaudited pro forma results of operations and balance sheet are not necessarily indicative of the results of operations that may be achieved in the future or what may be reflected in any future balance sheet. No account has been taken of the impact of transactions that have occurred or might occur subsequent to the dates referred to above. No adjustment, therefore, has been made for actions which may be taken once the Warnaco acquisition is complete, such as any integration plans related to Warnaco.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma consolidated financial information has been compiled in a manner consistent with the accounting policies adopted by PVH. These accounting policies are similar in most material respects to those of Warnaco. Any reclassifications made to align Warnaco’s financial information with PVH’s accounting policies are described in Note 3(m).

3. PRO FORMA TRANSACTION ADJUSTMENTS

The following pro forma adjustments have been made to reflect (i) the Warnaco acquisition; (ii) the issuance by PVH of debt to fund the Warnaco acquisition; (iii) the issuance by PVH of shares of PVH common stock as part of the merger consideration; and (iv) the extinguishment of a portion of PVH’s and Warnaco’s existing debt.

The estimated tax impact of each of these pro forma adjustments, excluding the fair value adjustment to deferred taxes in Note 3(b)iv below, is included in the total of tax adjustments explained in Note 3(k) below.

(a) Estimated Merger Consideration

Under the terms of the Warnaco acquisition, Warnaco will be acquired by PVH, for estimated total cash and stock consideration of $3,015,275. The estimated merger consideration was calculated as follows:

Total cash portion of the merger consideration	$2,120,008	i.
Total value of stock portion of the merger consideration	$826,571	ii.
PVH share price	$110.74	ii.
Total shares of PVH common stock to be issued	7,464	ii.
Total value of Warnaco employee replacement stock awards	$59,306	iii.
Total value of Warnaco employee performance awards	$9,390	iv.

Aggregate merger consideration	$3,015,275	v.

i.	For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that a portion of the cash portion of the merger consideration will come from the net proceeds from PVH’s issuance of debt. The value of the cash portion of the merger consideration is $2,120,008, which was calculated as $51.75 for each share of Warnaco common stock outstanding at the effective time of the Warnaco acquisition. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that there are 40,966 shares of Warnaco common stock outstanding, which is equal to the amount outstanding at October 28, 2012. For each 1% change in the number of shares of Warnaco common stock outstanding, the value of the cash portion of the merger consideration will change by $21,200.

ii.	The value of the stock portion of the merger consideration is $826,571, which is reflected in the pro forma financial statements as an increase of $7,464 to common stock and an increase of $819,107 to additional paid in capital. The number of shares of PVH common stock to be issued in the Warnaco acquisition is calculated as 0.1822 of a share of PVH common stock for each share of Warnaco common stock outstanding at the effective time of the Warnaco acquisition, as set forth in the merger agreement. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that there are 40,966 shares of Warnaco common stock outstanding, which is equal to the amount outstanding at October 28, 2012, and that the per share fair value underlying each share of PVH common stock issued to Warnaco stockholders in the Warnaco acquisition is $110.74, PVH’s closing stock price on November 26, 2012. The final fair value of stock portion of the merger consideration will be based on the number of shares of PVH common stock actually issued in the Warnaco acquisition and PVH’s stock price on the closing date of the Warnaco acquisition as required under GAAP. For each 1% change in the number of shares of Warnaco common stock outstanding, the value of the stock portion of the merger consideration will change by $8,266 and for each 1% per share change in PVH’s stock price, the value of the stock portion of the merger consideration will change by $8,266.

iii.	Each outstanding award of Warnaco stock options, restricted stock or restricted stock units will be assumed by PVH and converted into an award (subject to the same terms and conditions) of PVH stock options, restricted stock or restricted stock units. The value of the Warnaco employee replacement stock awards portion of the merger consideration is $59,306. The amount was determined by multiplying the value of the estimated number of Warnaco awards outstanding at the effective time of the Warnaco acquisition by the proportionate amount of the vesting period that has lapsed as of such date. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that the per share fair value of each underlying share of Warnaco common stock that will be replaced is $71.18, Warnaco’s closing stock price on November 26, 2012. The final fair value of such shares of common stock will be based on the number of awards actually replaced and Warnaco’s stock price on the closing date of the Warnaco acquisition. For each 1% per share change in Warnaco’s stock price, the value of the replacement stock awards portion of the merger consideration will change by $593.

iv.	The value of Warnaco’s employees’ performance shares and performance share units portion of the estimated purchase consideration is $9,390. The amount represents the merger consideration to be paid out, before tax withholdings, promptly after the effective time of the Warnaco acquisition in respect of the target number of Warnaco performance awards that are outstanding immediately prior to the effective time of the Warnaco acquisition and to which the applicable performance period had not been completed as of the effective time of the Warnaco acquisition. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed that the per share fair value of each Warnaco performance award is $71.18, Warnaco’s closing stock price on November 26, 2012. The final fair value of the merger consideration related to the performance awards will be based on the number of awards outstanding and Warnaco’s stock price immediately before the effective time of the Warnaco acquisition. For each 1% per share change in Warnaco’s stock price, the value of the performance awards portion of the merger consideration will change by $94.

v.	The merger consideration expected to be issued upon the closing of the Warnaco acquisition reflected in this unaudited pro forma consolidated financial information does not purport to represent the merger consideration that will actually be issued upon the closing of the Warnaco acquisition. For example, as discussed above, the number and value of shares of PVH common stock issued as part of the merger consideration will be calculated on the closing date of the Warnaco acquisition and could differ materially from the number of shares of PVH common stock set forth above.

(b) Preliminary Allocation of Merger Consideration to Net Assets Acquired

Adjustments to reflect the preliminary allocation of merger consideration to net assets acquired are as follows:

Debit (Credit)
Book value of net assets acquired as of October 28, 2012	$1,028,683	i.
Fair value adjustments to net assets:
Identifiable intangible assets	1,395,040	ii.
Inventories, net	46,000	iii.
Other noncurrent liabilities	(524,228)	iv.
Goodwill	1,069,780	v.

Total fair value adjustments to net assets	1,986,592	vi.

Total merger consideration to be allocated	$3,015,275

i.	The unaudited pro forma consolidated financial information has been prepared using Warnaco’s available financial statements and disclosures. Therefore, except as noted below, the carrying value of assets and liabilities in Warnaco’s financial statements are considered to be a proxy for fair value of those assets and liabilities. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and potential adjustments for consistency of accounting policy, except for the adjustments specifically described below, are not reflected in this unaudited pro forma consolidated financial information.

ii.	For purposes of the pro forma analysis, historical intangible assets have been increased $1,395,040 to reflect PVH’s preliminary estimate of the total fair value of intangible assets. Included in this adjustment is (a) a $529,585 increase to tradenames to reflect the total fair value of tradenames of $584,000; (b) a $219,203 increase to perpetual license rights to reflect the total fair value of perpetual license rights of $242,000; (c) an $86,000 decrease to perpetual license rights to reflect a reduction to PVH’s balance of perpetual license rights, as such rights are held by Warnaco; and (d) a $732,252 increase to other intangibles to reflect the total fair value of other intangibles of $967,000. These other intangibles represent reacquired license rights, customer relationships and order backlog.

iii.	Inventory, net was increased $46,000 to reflect PVH’s preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to PVH.

iv.	Other noncurrent liabilities was increased $524,228 to reflect PVH’s preliminary estimate of the net deferred tax liability to be recorded in connection with these fair value adjustments.

v.	Goodwill was increased $1,069,780 to reflect the total excess of the merger consideration over the fair value of the assets acquired.

vi.	No other adjustments were made to the assets and liabilities of Warnaco to reflect their fair values. At this time there is insufficient information as to the specific nature, age, condition and location of Warnaco’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $10,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $1,000. Once PVH has complete information as to the specifics of Warnaco’s assets, the estimated values assigned to the assets and/or the associated estimated weighted-average useful life of the assets will likely be different than that reflected in this unaudited pro forma consolidated financial information and the differences could be material. Following completion of the Warnaco acquisition, PVH anticipates that the merger consideration allocation may differ materially from the preliminary assessment outlined above. Any change to the initial estimates of the fair value of the assets and liabilities will be recorded as an increase or decrease to goodwill.

(c) Debt

PVH intends to finance the Warnaco acquisition, in part, with the issuance of long-term debt. For purposes of preparing this unaudited pro forma consolidated financial information, PVH has assumed borrowings of approximately $1,200,000 in aggregate principal amount under a new senior secured Term Loan A facility (which we refer to as TLA) and approximately $1,875,000 in aggregate principal amount under a new senior secured Term Loan B facility (which we refer to as TLB). In addition, PVH estimates that it will issue approximately $700,000 of new senior unsecured notes offered hereby. The TLB debt is expected to be issued with an original issue discount. PVH expects to extinguish its current Term Loan A facility, its current Term Loan B facility and Warnaco’s current Term Loan B facility, as well as any interest rate swap or cap agreements associated with these facilities. PVH has outstanding $100,000 of 7 3/4% debentures due 2023 and $600,000 7 3/8% senior unsecured notes due 2020, which will remain outstanding. The following table reconciles the unaudited pro forma consolidated balance sheet impact of these transactions, which were reflected in the unaudited pro forma consolidated financial information as an increase to both cash and debt:

	Current Portion of Long-term Debt	Long-term Debt
Assumed carrying amount of debt issued:
TLA, TLB, and senior unsecured notes	$78,750	$3,686,875
Less:
Carrying amount of debt extinguished:
Current Term Loan A facility	(80,000)	(557,959)
Current Term Loan B facility	(4,000)	(390,000)
Current Warnaco Term Loan B facility	(2,000)	(195,500)
Premium on Warnaco interest rate cap	(2,697)	(9,799)

Net adjustment to debt	$(9,947)	$2,533,617

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts incurred by PVH based on market conditions at the time of the debt financing and other factors. Note 3(e) sets forth a sensitivity analysis related to the interest rates on debt to be issued.

The following adjustments were made to the unaudited pro forma consolidated financial information to reflect the impact of the expected extinguishment of the interest rate swap and cap agreements for PVH and Warnaco. There was a decrease in accrued expenses of $4,088, a decrease in other liabilities of $1,978, and a decrease in other noncurrent assets of $2,654, all with an offsetting net decrease to cash of $3,412 related to the settlement of the interest rate swap and the interest rate cap. The accumulated other comprehensive loss balance associated with PVH’s swap agreement was charged to retained earnings as of October 28, 2012, net of an estimated tax benefit. This resulted in an increase to accumulated other comprehensive income of $3,737 and a decrease to retained earnings of $3,737 to reflect the extinguishment of the net swap balance in accumulated other comprehensive loss. This also resulted in a decrease to other noncurrent assets of $2,329 and a decrease to accrued expenses of $2,329 to reflect the elimination of the tax benefit associated with the extinguishment of the swap.

(d) Amortization Expense

Adjustments were made to increase selling, general and administrative expenses to reflect estimated amortization of $43,684 for the year ended January 29, 2012 and $30,513 for the thirty-nine week period ended October 28, 2012. These adjustments were based on the assumption that $967,000 of the recorded intangible assets related to Warnaco would be definite lived, including $799,000 related to reacquired license rights, $165,000 related to customer relationships, and $3,000 related to order backlog. The estimated useful life of these intangible assets is approximately 33 years for reacquired license rights, 10 years for customer relationships, and four months for order backlog. In addition, adjustments were made to decrease selling, general and administrative expenses to eliminate historical Warnaco intangible asset amortization expense of $12,732 for the year ended January 29, 2012 and $7,802 for the thirty-nine week period ended October 28, 2012. In connection with these adjustments to amortization expense, adjustments were also made to decrease income taxes by $9,093 for the year ended January 29, 2012 and $6,118 for the thirty-nine week period ended October 28, 2012 to reflect the related tax benefits.

(e) Interest Expense

As discussed in Note 3(c) above, PVH currently estimates that it will borrow approximately $1,200,000 under TLA and approximately $1,875,000 under TLB. In addition, PVH estimates that it will issue approximately $700,000 of new senior unsecured notes offered hereby. The TLB debt is expected to be issued with an original issue discount.

Interest on the TLA and TLB borrowings will be variable. The rate is equal to an applicable margin plus an adjusted Eurocurrency Rate (indexed to the London inter-bank borrowing rate (which we refer to as LIBOR)) or an adjusted Base Rate, at the option of PVH. The adjusted rates on TLB will be subject to a floor. For purposes of this unaudited pro forma consolidated financial information, interest calculations were performed assuming the Eurocurrency Rate model, with a current LIBOR rate of 0.25% assumed for the adjusted Eurocurrency Rate for TLA and the 0.75% floor assumed for the Eurocurrency Rate for TLB. For purposes of this unaudited pro forma consolidated financial information, an assumed total weighted average interest rate of approximately 3.3% was used to reflect pro forma interest expense for TLA, TLB and the new senior unsecured notes offered hereby.

PVH has outstanding $100,000 of 7 3/4% debentures due 2023 and $600,000 7 3/8% senior unsecured notes due 2020, which will remain outstanding. PVH received requisite consents from the holders of the $600,000 7 3/8% senior unsecured notes due 2020 to amend the indenture governing the notes. The amendment increases the amount of secured indebtedness that PVH is permitted to incur without equally and ratably securing the notes. The total amount of the consent solicitation fee paid to the holders of the notes was $5,749. Such amount will be amortized to expense over the remaining life of the notes. With the exception of the consent solicitation fee amortization, this unaudited pro forma consolidated financial information does not reflect any adjustment to interest expense related to these debt facilities. In addition, certain of Warnaco’s debt facilities are expected to remain post-acquisition; therefore, this unaudited pro forma consolidated financial information does not reflect any adjustment to interest expense related to those facilities.

Pro forma adjustments have been made to reflect: (i) the addition in interest expense related to the new debt issued based on the assumptions described above and amortization of a consent solicitation fee described above; and (ii) the reduction in interest expense related to PVH’s and Warnaco’s existing term loan facilities that are expected to be extinguished.

The net adjustment of these transactions was calculated as follows:

	Year Ended 1/29/2012	Thirty-Nine Week Period Ended 10/28/2012
Interest expense on debt issued:
TLA, TLB, and senior unsecured notes	$125,591	$92,853
Amortization of capitalized debt issuance costs	14,950	10,981
Amortization of consent solicitation fee	821	616
Interest expense on debt extinguished:
Existing Term Loan A facility	(26,582)	(19,022)
Existing Term Loan B facility	(29,906)	(11,790)
Amortization of capitalized debt issuance costs (extinguished debt)	(10,743)	(9,302)
Interest expense on existing Warnaco debt, excluding certain facilities	(4,394)	(6,018)
Amortization of capitalized debt issuance costs (Warnaco’s existing debt)	(1,345)	(1,176)

Net adjustment to interest expense	$68,392	$57,142

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts incurred by PVH based on a number of factors, including market conditions at the time of the debt financing and other factors. A 0.125% change in the interest rates applied to PVH’s debt structure assumed for purposes of this unaudited pro forma consolidated financial information would change the estimated annual interest expense by approximately $4,714.

(f) Transaction Costs

PVH has estimated that total transaction costs incurred by PVH and Warnaco will be $167,850 inclusive of acquisition-related costs and debt issuance costs, including a consent solicitation fee paid to the holders of PVH’s $600,000 7 3/8% senior unsecured notes due 2020 to amend the indenture governing such notes. The actual transaction costs incurred could differ materially from this estimate. A reasonable allocation of fees paid to attorneys that are involved with completing both the Warnaco acquisition and the issuance of debt has been made to acquisition-related costs and debt issuance costs based on consultation with these professionals. Based on this allocation and information specific to each aspect of the Warnaco acquisition, the following adjustments to the unaudited pro forma consolidated financial information have been made:

Acquisition-related costs

$77,100 of the total transaction costs has been allocated to completing the Warnaco acquisition, of which $30,300 and $46,800 relates to estimated costs expected to be incurred by PVH and Warnaco, respectively. Because PVH is required to expense these costs as they are incurred, PVH’s estimated costs of $30,300 have been charged to retained earnings as of October 28, 2012. The estimated tax benefit associated with these costs was $7,465. Warnaco’s estimated costs of $46,800 have been reflected as an increase to goodwill. The estimated tax benefit associated with these costs was $17,389. No adjustment has been made to the unaudited pro forma consolidated income statements for these costs as they are non-recurring. However, $3,489 of such costs were included in PVH’s historical combined selling, general and administrative expenses for the thirty-nine week period ended October 28, 2012. The tax benefit associated with these costs was $860. As such, the unaudited pro forma consolidated income statement was adjusted to eliminate these costs, as were accrued expenses and retained earnings in the unaudited pro forma consolidated balance sheet.

Debt issuance costs

$90,750 of the total transaction costs has been allocated to debt issuance. This amount includes upfront and arranger fees which are based on a percentage of debt issued, subject to certain other terms, which may ultimately be different than the amount assumed for purposes of this unaudited pro forma consolidated financial information due to differences in the amount of the debt ultimately issued and certain other factors. These differences could be material. The costs allocated to debt issuance have been capitalized and reflected in the unaudited pro forma consolidated balance sheet as an increase in prepaid expenses of $15,771 and an increase in other noncurrent assets of $74,979. In the unaudited pro forma consolidated income statements, these costs are amortized to expense over the life of the debt instruments under the effective interest method. The adjustments to the unaudited pro forma consolidated income statements for these costs are reflected in Note 3(e).

(g) Debt Extinguishment Costs

Debt extinguishment costs related to the early extinguishment of PVH’s current Term Loan A and Term Loan B facilities and a portion of Warnaco’s historical debt are estimated to be $29,845, which relates to the write-off of previously capitalized debt issuance costs. This amount has been reflected as a decrease in prepaid expenses of $7,579 and a decrease in other noncurrent assets of $22,266. Because PVH is required to expense these costs as they are incurred, they have been charged to retained earnings. The estimated tax benefit associated with these costs was $7,563. No adjustment has been made to the unaudited pro forma consolidated income statements for these costs as they are non-recurring.

(h) Cost of Sales

As discussed in the fair value adjustments described in Note 3(b)iii, inventory was increased to reflect PVH’s preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to PVH. As such, PVH has increased cost of goods sold for the year ended January 29, 2012 by $46,000 to reflect the increased valuation of Warnaco’s inventory as the acquired inventory is sold, which is assumed to occur within the first three months following the closing of the Warnaco acquisition.

(i) Elimination of Intercompany Transactions

The unaudited financial statements of PVH and Warnaco reflect certain transactions that, if the Warnaco acquisition had been completed on January 31, 2011 for the unaudited pro forma consolidated income statements and on October 28, 2012 for the unaudited pro forma consolidated balance sheet, would have been eliminated as intercompany transactions. PVH has made the following adjustments to the unaudited pro forma consolidated income statements and balance sheet to eliminate these transactions:

Debit (Credit)	Year Ended 1/29/2012	Thirty-Nine Week Period Ended 10/28/2012
Net sales	$51,103	$45,685
Royalty revenue	107,994	74,926
Advertising and other revenue	50,073	30,592
Cost of goods sold	(159,097)	(120,611)
Selling, general and administrative expenses	(50,073)	(30,592)
Trade receivables		(34,991)
Prepaid expenses		(9,794)
Accounts payable		10,573
Accrued expenses		24,418
Deferred revenue		9,794

(j) Elimination of Warnaco’s Stockholders’ Equity

An adjustment to eliminate Warnaco’s common stock of $531, additional capital of $773,821 retained earnings of $712,420, accumulated other comprehensive income of $23,200 and treasury stock of $481,289 was reflected in the unaudited pro forma consolidated balance sheet as of October 28, 2012.

(k) Taxation

The estimated tax impacts have been calculated with reference to the statutory rates in effect for PVH and Warnaco for the periods presented. Blended tax rates of 29.0% and 27.4% have been used for the combined company for the year ended January 29, 2012 and the thirty-nine week period ended October 28, 2012, respectively. The effective tax rate of the combined company could be materially different than the rate assumed for purposes of preparing the unaudited pro forma consolidated financial information for a variety of factors, including post-acquisition activities. Accrued expenses was decreased by $33,886 and other assets was decreased by $2,329 as of October 28, 2012 for the net impact of the adjustments described in this Note 3. In addition, income tax expense was decreased by $43,061 and $21,317 for the year ended January 29, 2012 and the thirty-nine week period ended October 28, 2012, respectively for the net impact of the adjustments described in this Note 3.

(l) Net Income per Common Share

PVH’s calculations of pro forma net income per share of PVH common stock from continuing operations attributable to parent for the year ended January 29, 2012 and the thirty-nine week period ended October 28, 2012 include the impact of items discussed in this Note 3, including the pro forma impact on assumed common stock dividends and the estimated weighted average number of shares of PVH common stock outstanding on a pro forma basis. The pro forma weighted average number of shares of PVH common stock outstanding for the year ended January 29, 2012 and thirty-nine week period ended October 28, 2012 have been calculated as if the shares issued in connection with the Warnaco acquisition had been issued and outstanding as of January 31, 2011.

The following table sets forth the computation of basic pro forma net income per share of PVH common stock from continuing operations attributable to parent and diluted pro forma net income per share of PVH common stock from continuing operations attributable to parent for the year ended January 29, 2012 and the thirty-nine week period ended October 28, 2012:

	Year Ended 1/29/2012	Thirty-Nine Week Period Ended 10/28/2012
Pro forma net income from continuing operations attributable to parent	$347,850	$374,815
Less:
Pro forma net income allocated to participating securities	18,489	11,991

Pro forma net income available to PVH common stockholders for basic pro forma net income per share of PVH common stock from continuing operations attributable to parent	329,361	362,824
Add back:
Pro forma net income allocated to participating securities	18,489	11,991

Pro forma net income available to PVH common stockholders for diluted pro forma net income per share of PVH common stock from continuing operations attributable to parent	$347,850	$374,815

Weighted average shares of PVH common stock outstanding for basic pro forma net income per share of PVH common stock from continuing operations attributable to parent	74,622	77,307
Pro forma impact of dilutive securities	1,955	1,711
Pro forma impact of assumed participating convertible preferred stock conversion	4,189	2,555

Weighted average shares of PVH common stock for diluted pro forma net income per share of PVH common stock from continuing operations attributable to parent	80,766	81,573
Basic pro forma net income per share of PVH common stock from continuing operations attributable to parent	$4.41	$4.69
Diluted pro forma net income per share of PVH common stock from continuing operations attributable to parent	$4.31	$4.59

(m) Reclassifications

Certain amounts were reclassified in the financial statements of Warnaco so their presentation would be consistent with that of PVH.

Warnaco’s components of total revenue were reclassified as follows:

Debit (Credit)	Year Ended 12/31/11	Thirty-Nine Week Period Ended 9/29/12
Net sales	$11,455	$6,643
Royalty revenue	(7,882)	(4,796)
Advertising and other revenue	(3,573)	(1,847)

Certain of Warnaco’s balance sheet line items were reclassified as follows:

Debit (Credit)	As of 9/29/12
Trade receivables, net of allowances for doubtful accounts	$22,861
Other receivables	30,066
Prepaid expenses	59,385
Other current assets	(89,451)
Accrued expenses	(22,861)

(n) Summary of Transaction Adjustments

A summary of the transaction adjustments summarized in this Note 3 to each line within the financial statements follows:

Debit (Credit)	Footnote Reference		Year Ended 1/29/2012	Thirty-Nine Week Period Ended 10/28/2012
Net Sales
Eliminate intercompany	3	(i)	$51,103	$45,685
Reclassifications	3	(m)	11,455	6,643

Total transaction adjustment			$62,558	$52,328

Royalty Revenue
Eliminate intercompany	3	(i)	$107,994	$74,926
Reclassifications	3	(m)	(7,882)	(4,796)

Total transaction adjustment			$100,112	$70,130

Advertising and Other Revenue
Eliminate intercompany	3	(i)	$50,073	$30,592
Reclassifications	3	(m)	(3,573)	(1,847)

Total transaction adjustment			$46,500	$28,745

Cost of Goods Sold
Amortize inventory fair value adjustment	3	(h)	$46,000
Eliminate intercompany	3	(i)	(159,097)	$(120,611)

Total transaction adjustment			$(113,097)	$(120,611)

Selling, General and Administrative Expenses
Amortization on acquired intangibles	3	(d)	$43,684	$30,513
Eliminate Warnaco’s historical intangible amortization	3	(d)	(12,732)	(7,802)
Eliminate PVH historical transaction costs	3	(f)		(3,489)
Eliminate intercompany	3	(i)	(50,073)	(30,592)

Total transaction adjustment			$(19,121)	$(11,370)

Interest Expense
Adjust for assumed debt structure	3	(e)	$68,392	$57,142

Total transaction adjustment			$68,392	$57,142

Income Tax Expense
Net tax impacts of adjustments	3	(k)	$(43,061)	$(21,317)

Total transaction adjustment			$(43,061)	$(21,317)

Debit (Credit)	Footnote Reference		Thirty-Nine Week Period Ended 10/28/2012

Cash and Cash Equivalents
Cash portion of merger consideration	3	(a)i	$(2,120,008)
Warnaco employee performance awards to be paid in cash	3	(a)iv	(9,390)
Net change in total debt	3	(c)	2,523,670
Extinguish interest rate swap and cap	3	(c)	(3,412)
Transaction costs	3	(f)	(167,850)

Total transaction adjustment			$223,010

Trade Receivables, net of allowances for doubtful accounts
Eliminate intercompany	3	(i)	$(34,991)
Reclassifications	3	(m)	22,861

Total transaction adjustment			$(12,130)

Other Receivables
Reclassifications	3	(m)	$30,066

Total transaction adjustment			$30,066

Inventories, net
Inventory fair value adjustment	3	(b)iii	$46,000

Total transaction adjustment			$46,000

Prepaid Expenses
Debt issuance costs on new debt	3	(f)	$15,771
Write-off of debt issuance costs on extinguished debt	3	(g)	(7,579)
Eliminate intercompany	3	(i)	(9,794)
Reclassifications	3	(m)	59,385

Total transaction adjustment			$57,783

Other Current Assets, including Deferred Taxes
Reclassifications	3	(m)	$(89,451)

Total transaction adjustment			$(89,451)

Goodwill
Preliminary allocation of consideration	3	(b)v	$1,069,780
Warnaco’s transaction costs, net of taxes	3	(f)	29,411

Total transaction adjustment			$1,099,191

Tradenames
Preliminary allocation of consideration	3	(b)ii	$529,585

Total transaction adjustment			$529,585

Perpetual License Rights
Preliminary allocation of consideration	3	(b)ii	$133,203

Total transaction adjustment			$133,203

Other Intangibles, net
Preliminary allocation of consideration	3	(b)ii	$732,252

Total transaction adjustment			$732,252

Debit (Credit)	Footnote Reference		Thirty-Nine Week Period Ended 10/28/2012

Other Assets, including Deferred Taxes
Extinguish interest rate swap and cap	3	(c)	$(2,654)
Eliminate tax benefit associated with extinguishment of interest rate swap	3	(c)	(2,329)
Debt issuance costs on new debt	3	(f)	74,979
Write-off of debt issuance costs on extinguished debt	3	(g)	(22,266)

Total transaction adjustment			$47,730

Accounts Payable
Eliminate intercompany	3	(i)	$10,573

Total transaction adjustment			$10,573

Accrued Expenses
Extinguish interest rate swap and cap	3	(c)	$4,088
Eliminate tax benefit associated with extinguishment of interest rate swap	3	(c)	2,329
Tax effect of PVH’s transaction costs	3	(f)	7,465
Tax effect of Warnaco’s transaction costs	3	(f)	17,389
Eliminate PVH historical transaction costs	3	(f)	3,489
Eliminate tax effect of PVH historical transaction costs	3	(f)	(860)
Tax effect of debt extinguishment costs	3	(g)	7,563
Eliminate intercompany	3	(i)	24,418
Reclassifications	3	(m)	(22,861)

Total transaction adjustment			$43,020

Deferred Revenue
Eliminate intercompany	3	(i)	$9,794

Total transaction adjustment			$9,794

Current Portion of Long-Term Debt
Net change in debt	3	(c)	$9,947

Total transaction adjustment			$9,947

Long-Term Debt
Net change in debt	3	(c)	$(2,533,617)

Total transaction adjustment			$(2,533,617)

Other Liabilities, including Deferred Taxes
Preliminary Allocation of consideration	3	(b)iv	$(524,228)
Extinguish interest rate swap and cap	3	(c)	1,978

Total transaction adjustment			$(522,250)

Common Stock
Stock portion of merger consideration	3	(a)ii	$(7,464)
Eliminate Warnaco’s equity	3	(j)	531

Total transaction adjustment			$(6,933)

Debit (Credit)	Footnote Reference		Thirty-Nine Week Period Ended 10/28/2012

Additional Paid in Capital
Stock portion of merger consideration	3	(a)ii	$(819,107)
Value of Warnaco employee replacement awards	3	(a)iii	(59,306)
Eliminate Warnaco’s equity	3	(j)	773,821

Total transaction adjustment			$(104,592)

Retained Earnings
Extinguish interest rate swap and cap	3	(c)	$3,737
PVH’s transaction costs, net of taxes	3	(f)	22,835
Eliminate PVH historical transaction costs	3	(f)	(3,489)
Eliminate tax effect of PVH historical transaction costs	3	(f)	860
Write-off of debt issuance costs on extinguished debt, net of taxes	3	(g)	22,282
Eliminate Warnaco’s equity	3	(j)	712,420

Total transaction adjustment			$758,645

Accumulated Other Comprehensive (Loss) Income
Extinguish interest rate swap and cap	3	(c)	$(3,737)
Eliminate Warnaco’s equity	3	(j)	23,200

Total transaction adjustment			$19,463

Common Stock Held in Treasury, at cost
Eliminate Warnaco’s equity	3	(j)	$(481,289)

Total transaction adjustment			$(481,289)

OUR BUSINESS

Company Overview

We are one of the world’s largest apparel companies, with a heritage dating back over 130 years. Our brand portfolio consists of nationally and internationally recognized brand names, including the global designer lifestyle brands Calvin Klein and Tommy Hilfiger, as well as Van Heusen, IZOD, Bass, ARROW and Eagle, which are owned brands, and Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, Sean John, JOE Joseph Abboud, MICHAEL Michael Kors, Michael Kors Collection, Chaps, Donald J. Trump Signature Collection, DKNY, Elie Tahari, Nautica, Ted Baker, J. Garcia, Claiborne, Robert Graham, U.S. POLO ASSN., Ike Behar, Axcess, Jones New York and John Varvatos, which are licensed, as well as various other licensed and private label brands. We design and market branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands globally at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference, distribution channel or geographic region. Our directly operated businesses in North America (United States and Canada) consist principally of wholesale dress furnishings sales under our owned and licensed brands; wholesale men’s sportswear sales under our Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD and ARROW brands; and the operation of retail stores, principally in outlet malls, under our Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD and Bass brands. Our directly operated businesses outside of North America consist principally of our Tommy Hilfiger International wholesale and retail business in Europe and Japan and our Calvin Klein dress furnishings and wholesale collection businesses in Europe. Our licensing activities, principally related to our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

We aggregate our segments into three main businesses: (i) Calvin Klein, which consists of the Calvin Klein Licensing segment (including our Calvin Klein Collection business, which we operate directly in support of the global licensing of the Calvin Klein brands) and the Other (Calvin Klein Apparel) segment, which consists of our Calvin Klein dress furnishings, sportswear and outlet retail divisions in North America; (ii) Tommy Hilfiger, which consists of the Tommy Hilfiger North America and Tommy Hilfiger International segments; and (iii) Heritage Brands, which consists of the Heritage Brand Wholesale Dress Furnishings, Heritage Brand Wholesale Sportswear and Heritage Brand Retail segments. Our revenue reached a record $5.891 billion in 2011, approximately 40% of which was generated internationally. Our global designer lifestyle brands, Tommy Hilfiger and Calvin Klein, together generated approximately 70% of our revenue during 2011.

Our largest customers account for significant portions of our revenue. Sales to our five largest customers were 19.5% of our revenue in 2011. Macy’s, our largest customer, accounted for 9.4% of our revenue in 2011.

On October 29, 2012, we entered into the merger agreement, pursuant to which we will effect the Warnaco acquisition. The Warnaco acquisition will reunite the “House of Calvin Klein,” consolidating our control of the brand image and commercial decisions for the two largest Calvin Klein product categories—jeans and underwear—for the first time. The combination will take advantage of the two companies’ complementary geographic platforms. Warnaco’s operations in high growth markets, including Asia and Latin America, will enhance our opportunities there, particularly for Tommy Hilfiger over time, and we will have the ability to leverage our expertise and infrastructure in North America and Europe to enhance growth and profitability of the Calvin Klein jeanswear and underwear businesses in these regions. With a diversified brand portfolio and strong operating platforms in every major consumer market around the world, we believe our business will be better balanced across geographies, channels of distribution, classifications or product categories and price points, and we will have the opportunity to realize revenue growth and enhanced profitability. For a discussion of Warnaco’s business, see “Warnaco Business” below.

Calvin Klein Business Overview

We believe Calvin Klein is one of the best known designer names in the world and that the Calvin Klein brands—Calvin Klein Collection, ck Calvin Klein and Calvin Klein—provide us with the opportunity to market products both domestically and internationally at a variety of price points and to various consumer groups. In order to more efficiently and effectively exploit the development opportunities for each brand, we established a tiered-brand strategy to provide a focused, consistent approach to global brand growth and development. Each of the Calvin Klein brands occupies a distinct marketing identity and position that preserves the brand’s prestige and image. Products sold under the Calvin Klein brands are sold primarily under licenses and other arrangements.

Although the Calvin Klein brands were well-established when we acquired Calvin Klein in 2003, there were numerous product categories in which no products, or only a limited number of products, were offered. Since the Calvin Klein acquisition, we have used our core competencies to establish our Calvin Klein wholesale men’s better sportswear business and outlet retail business in North America. In addition, we have significantly expanded the Calvin Klein business through licensing additional product categories under the Calvin Klein brands and additional geographic areas and channels of distribution in which products are sold. Worldwide retail sales of products sold under the Calvin Klein brands were approximately $7.6 billion in 2011.

Calvin Klein designs all products and/or controls all design operations and product development and oversees a worldwide marketing, advertising and promotions program for the Calvin Klein brands. We believe that maintaining control over design and advertising through Calvin Klein’s dedicated in-house teams plays a key role in the continued strength of the brands.

An important source of our revenue is Calvin Klein’s arrangements with licensees and other third parties worldwide that manufacture and distribute globally a broad array of products under the Calvin Klein brands. Our Calvin Klein business primarily consists of Calvin Klein Licensing – a licensing organization that manages 71 licenses (of which 17 are with Warnaco). For 2011, approximately 40% of Calvin Klein’s royalty, advertising and other revenue was generated domestically and approximately 60% was generated internationally.

Our directly operated Calvin Klein businesses constitute our Other (Calvin Klein Apparel) segment and include (i) our Calvin Klein dress furnishings and men’s better sportswear businesses and (ii) our Calvin Klein retail stores located principally in premium outlet malls in North America. We also market the high end Calvin Klein Collection brand of men’s and women’s apparel and accessories offerings through our Calvin Klein Collection global flagship store on New York City’s Madison Avenue, as well as through our Calvin Klein Collection wholesale business.

Tommy Hilfiger Business Overview

Tommy Hilfiger is one of the few globally recognized designer lifestyle brands, with distribution in over 90 countries and more than 1,100 Tommy Hilfiger stores worldwide. The “classic American cool” spirit of the brand inspires a wide range of preppy, all-American designs that appeal to a diverse array of global consumers. Tommy Hilfiger occupies a unique position as a premium brand offering quality apparel, accessories and lifestyle products at accessible prices with a diverse consumer following. We believe the brand’s global awareness has been achieved through consistent implementation of a global communications strategy across all channels of distribution and geographies. We continue to make significant investments in global advertising and integrated marketing programs, with the popular “The Hilfigers” advertising campaign as the current cornerstone of our marketing strategy, guiding a consistent global creative vision for the brand.

We design and market a premium lifestyle brand portfolio that includes Tommy Hilfiger, targeted at the 25 to 45 year old consumer, Hilfiger Denim, targeted at the 20 to 35 year old, denim-oriented consumer, and Tommy Girl, targeted at girls ages 12 to 18. Tommy Hilfiger product offerings by us and our licensees include sportswear for men, women and children; footwear; athletic apparel (golf, swim and sailing); bodywear

(underwear, robes and sleepwear); eyewear; sunwear; watches; handbags; men’s tailored clothing; men’s dress furnishings; accessories; socks; small leather goods; fragrances; home; and bedding products; bathroom accessories; and luggage. The Hilfiger Denim product line consists of casual apparel for men and women with a focus on premium denim separates, footwear, bags, accessories, eyewear and fragrance. Inspired by American denim classics with a modern edge, Hilfiger Denim is more “fashion forward” and casual than the Tommy Hilfiger label. We sell Tommy Hilfiger products at wholesale and retail and license the Tommy Hilfiger brands for an assortment of products in various countries and regions. Tommy Hilfiger products are sold by us at wholesale and retail in North America, Europe and Japan, through joint ventures in which we are a partner in China, India and, starting in January 2013, Brazil and by third party distributors, licensees and franchisees in Europe, Southeast Asia, Australia, Central and South America and the Caribbean. Worldwide retail sales of Tommy Hilfiger products were approximately $5.6 billion in 2011.

The Tommy Hilfiger wholesale business consists of the distribution and sale of products under the Tommy Hilfiger brands to stores operated by franchisees, distributors and retail customers. The European retail customers range from large department stores to small independent stores. Tommy Hilfiger has, since the Fall of 2008, conducted the majority of its North American wholesale operations through Macy’s, which is currently the exclusive department store retailer for Tommy Hilfiger men’s, women’s and children’s sportswear in the United States. Tommy Hilfiger re-launched a wholesale business in Canada with The Bay, Canada’s leading department store, in the Fall of 2011. The Tommy Hilfiger retail business principally consists of the distribution and sale of Tommy Hilfiger products in Europe, the United States, Canada and Japan, as well as through company-operated e-commerce sites. Tommy Hilfiger specialty stores consist of flagship stores, which are generally larger stores situated in high-profile locations in major cities and are intended to enhance local exposure of the brand, and anchor stores, which are located on high traffic retail streets and in malls in secondary cities and are intended to provide incremental revenue and profitability.

We license the Tommy Hilfiger brands to third parties both for specific product categories (such as fragrances, watches, jewelry and eyewear) and in certain geographic regions (such as China, India and Central and South America, including Brazil). For 2011, approximately 31% of Tommy Hilfiger’s royalty, advertising and other revenue was generated domestically and approximately 69% was generated internationally. As of January 29, 2012, Tommy Hilfiger had 29 license agreements. In 2011, we formed a joint venture in China, in which we own a 45% equity interest. The joint venture assumed direct control of the licensed Tommy Hilfiger wholesale and retail distribution business in China from the prior licensee in August 2011. In addition, in September 2011, we acquired the perpetually licensed rights to the Tommy Hilfiger trademarks in India from GVM International Limited (which we refer to as GVM) and acquired from affiliates of GVM a 50% equity interest in a company that has been renamed Tommy Hilfiger Arvind Fashion Private Limited (which we refer to as TH India). TH India was GVM’s sublicensee of the Tommy Hilfiger trademarks for apparel, footwear and handbags in India. As a result of the transaction, TH India is now the direct licensee of the trademarks for all categories (other than fragrance), operates a wholesale apparel, footwear and handbags business in connection with its license and sublicenses the trademarks for certain other product categories. In November 2012, we formed a joint venture in Brazil with an experienced local partner, which will begin operations in January 2013, taking over the territory from the current licensee.

Heritage Brands Business Overview

Our Heritage Brands business encompasses the design, sourcing and marketing of a varied selection of branded label dress shirts, neckwear, sportswear, footwear and underwear, as well as the licensing of our heritage brands (Van Heusen, IZOD, ARROW and Bass), for an assortment of products. The Heritage Brands business also includes private label dress furnishings programs, particularly neckwear programs. We design, source and market these products to target distinct consumer demographics and lifestyles in an effort to minimize competition among our brands. We distribute our Heritage Brands products at wholesale in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States and Canada. Our wholesale business represents our core business. As a complement to our wholesale business, we also market our

Heritage Brands products directly to consumers through our Van Heusen, IZOD and Bass retail stores, principally located in outlet malls throughout the United States and Canada.

Heritage Brand Wholesale Dress Furnishings.  Our Heritage Brand Wholesale Dress Furnishings segment principally consists of the design and marketing of men’s dress shirts and neckwear. We market both dress shirts and neckwear under brands including Van Heusen, ARROW, IZOD, Eagle, Sean John, Donald J. Trump Signature Collection, Kenneth Cole New York, Kenneth Cole Reaction, JOE Joseph Abboud, DKNY, Elie Tahari, J. Garcia, Ike Behar, MICHAEL Michael Kors, Michael Kors Collection and John Varvatos. We also market dress shirts under the Geoffrey Beene and Chaps brands and neckwear under the Nautica, Jones New York, Ted Baker, Axcess, U.S. POLO ASSN., Hart Schaffner Marx, Bass, Claiborne and Robert Graham brands, among others. Collectively, our product offerings represent a sizeable portion of the domestic dress furnishings market. We market dress shirts and neckwear under our owned and licensed brands, as well as private label brands, primarily to department, mid-tier department and specialty stores, as well as, to a lesser degree, mass market stores.

The following provides additional information for our top three dress shirt brands based on 2011 sales volume:

The Van Heusen dress shirt has provided a strong foundation for our Heritage Brands business, and was the best selling national brand dress shirt in United States chain and department stores in 2011. Van Heusen dress shirts and neckwear target the updated classical consumer, are marketed at opening to moderate price points and are sold principally in department stores, including Belk, Stage Stores, Bon-Ton, Macy’s, J.C. Penney and Kohl’s.

ARROW was the second best selling national brand dress shirt in department and chain stores in the United States in 2011. ARROW dress shirts and neckwear target the updated classical consumer, are marketed at opening to moderate price points and are sold principally in mid-tier department stores, including Kohl’s, Sears and J.C. Penney.

The Geoffrey Beene dress shirt was the third best selling national brand dress shirt in department and chain stores in the United States in 2011. Geoffrey Beene dress shirts target the more style-conscious consumer, are marketed at moderate to upper moderate price points and are sold principally in department and specialty stores, including Macy’s, Belk, Bon-Ton and Casual Male. We market Geoffrey Beene dress shirts under a license agreement with Geoffrey Beene, LLC with a current term that expires on December 31, 2012, and a right of renewal (subject to certain conditions) through December 31, 2028.

We also offer private label dress shirt and neckwear programs to retailers. These programs present an opportunity for us to leverage our design, sourcing, manufacturing and logistics expertise. Private label programs offer the consumer quality product and offer the retailer the opportunity to enjoy product exclusivity at generally higher margins. Private label products, however, generally do not have the same level of consumer recognition as branded products and we do not provide retailers with the same breadth of services and in-store sales and promotional support as we do for our branded products. We market private label dress shirts and neckwear to national department and mass market stores.

Heritage Brand Wholesale Sportswear.  Our Heritage Brand Wholesale Sportswear segment principally includes the design and marketing of sportswear, including men’s knit and woven sport shirts, sweaters, bottoms, swimwear and outerwear, at wholesale, primarily under the IZOD, Van Heusen and ARROW brands.

IZOD was the third best selling national brand men’s knit shirt (excluding T-shirts and sports jerseys) in department and chain stores in the United States in 2011. IZOD men’s sportswear includes a broad range of product categories and is marketed in several collections, including the classic IZOD blue label (for J.C. Penney and regional department stores), IZOD XFG (performance/technical activewear), and IZOD LX (a Macy’s exclusive). IZOD men’s sportswear is targeted to the active inspired consumer, is marketed at moderate to upper moderate price points and is sold principally in department stores. In September 2012, we opened shop-in-shops in approximately 680 J.C. Penney stores.

Van Heusen was the best selling national brand men’s woven sport shirt in department and chain stores in the United States in 2011. The Van Heusen sportswear collection also includes knit sport shirts, chinos and sweaters. Like Van Heusen dress shirts, the sportswear collection is targeted to the updated classical consumer, is marketed at opening to moderate price points and is sold principally to the same department stores.

ARROW was the third best selling national brand men’s woven sport shirt in department and chain stores in the United States in 2011. ARROW sportswear consists of men’s knit and woven tops, sweaters and bottoms. ARROW sportswear targets the updated traditional consumer, is marketed at moderate price points and is sold principally in mid-tier department stores, including Kohl’s, Stage Stores and Sears.

Heritage Brand Retail.  Our Heritage Brand Retail segment operates stores under the Van Heusen, IZOD and Bass names, primarily in outlet centers throughout the United States and Canada. We believe these stores are an important complement to our wholesale operations because we believe that the stores further enhance consumer awareness of our brands by offering products that are not available in our wholesale lines, while also providing a means for managing excess inventory, as well as direct control of the in-store customer experience.

Licensing.  We license our heritage brands globally for a broad range of products through approximately 40 domestic and 40 international license agreements covering approximately 145 territories combined. We believe that licensing provides us with a relatively stable flow of revenues with high margins and extends and strengthens our brands.

Seasonality

Our business generally follows a seasonal pattern. Our wholesale businesses tend to generate higher levels of sales in the first and third quarters, while our retail businesses tend to generate higher levels of sales in the fourth quarter. Royalty, advertising and other revenue tends to be earned somewhat evenly throughout the year, although the third quarter has the highest level of royalty revenue due to higher sales by licensees in advance of the holiday selling season.

Design

A significant factor in the continued strength of our brands is our in-house design teams. We form separate teams of designers and merchandisers for each of our brands, creating a structure that focuses on the special qualities and identity of each brand. These designers and merchandisers consider consumer taste and lifestyle and trends when creating a brand or product plan for a particular season. The process from initial design to finished product varies greatly but generally spans six to ten months prior to each retail selling season. Our product lines are developed primarily for two major selling seasons, Spring and Fall. However, certain of our product lines, most notably Calvin Klein, offer more frequent introductions of new merchandise.

Product Sourcing

In 2011, our products were produced in approximately 750 factories and over 40 countries worldwide. With the exception of handmade and handfinished neckwear, which is made in our Los Angeles, California facility and accounts for less than 15% of our total quantity of neckwear sourced and produced, all of our products are produced by independent manufacturers located in foreign countries in Europe, the Far East, the Indian subcontinent, the Middle East, South America, the Caribbean and Central America. No single supplier is critical to our production needs and we believe that an ample number of alternative suppliers exist should we need to secure additional or replacement production capacity and raw materials.

Our foreign offices and buying agents enable us to monitor the quality of the goods manufactured by, and the delivery performance of, our suppliers, which includes the enforcement of human rights and labor standards through our ongoing approval and monitoring processes.

Tommy Hilfiger is a party to a nonexclusive agreement with Li & Fung Trading Limited under which Li & Fung performs most of Tommy Hilfiger’s sourcing work. Under the terms of the agreement, Tommy Hilfiger is required to use Li & Fung for at least 54% of its sourced products. Our Tommy Hilfiger business also uses other third-party buying offices for a portion of its sourced products and has a small in-house sourcing team.

Warehousing and Distribution

To facilitate distribution, our products are shipped from manufacturers to our wholesale and retail warehousing and distribution centers for inspection, sorting, packing and shipment. Our centers range in size and are located in Brinkley, Arkansas; Los Angeles, California; McDonough, Georgia; Jonesville, North Carolina; Reading, Pennsylvania; Chattanooga, Tennessee; Venlo and Tegelen, The Netherlands; Montreal, Canada; and Urayasu-shi, Japan. Our warehousing and distribution centers are designed to provide responsive service to our customers and our retail stores, as the case may be, on a cost-effective basis. This includes the use of various forms of electronic communications to meet customer needs.

We believe that our investments in logistics and supply chain management allow us to respond rapidly to changes in sales trends and consumer demands while enhancing inventory management. We believe our customers can better manage their inventories as a result of our continuous analysis of sales trends, our broad array of product availability and our quick response capabilities.

Advertising and Promotion

We market our brands and products to target distinct consumer demographics and lifestyles. Our marketing programs are an integral feature of our product offerings. Advertisements generally portray a lifestyle rather than a specific item. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and consumer loyalty. We believe that our brands are successful in their respective segments because we have strategically positioned each brand to target a distinct consumer demographic.

We advertise our brands in print media (including fashion, entertainment/human interest, business, men’s, women’s and sports magazines and newspapers), on television and through outdoor signage. We also advertise our brands through sports sponsorship and product tie-ins. In addition to these traditional vehicles, we have also increased our focus on new media marketing programs, including our e-commerce platforms and social media outlets, in order to expand our reach to customers and enable us to provide timely information in an entertaining fashion to consumers about our products, special events, promotions and store locations.

The high-profile, often cutting-edge global advertising campaigns for Calvin Klein have periodically garnered significant publicity, notoriety and debate among customers and consumers, as well as within the fashion industry, and have helped to establish and maintain the Calvin Klein name and image. Calvin Klein has a dedicated in-house advertising agency, with experienced creative and media teams that develop and execute a substantial portion of the institutional consumer advertising for products under the Calvin Klein brands and work closely with other Calvin Klein departments and business partners to deliver a consistent and unified brand message to the consumer. In 2011, over $300 million was spent globally in connection with the advertisement, marketing and promotion of the Calvin Klein brands and products sold by us, Calvin Klein’s licensees and other authorized users of the Calvin Klein brands, principally funded by the licensees.

Calvin Klein also has a dedicated in-house Global Communications agency, which incorporates corporate communications, public relations, celebrity dressing and special events. This group coordinates many global events, including the Spring and Fall Calvin Klein Collection fashion shows in New York City and Milan, and oversees the dressing of celebrities for events, award ceremonies and premieres.

Tommy Hilfiger employs advertising, marketing and communications staff, including an in-house creative team, as well as outside agencies, to implement its global communications strategy. The Tommy Hilfiger marketing and communications team develops and coordinates Tommy Hilfiger advertising for all regions and product lines, licensees and regional distributors. The team also coordinates selected personal appearances by Mr. Tommy Hilfiger, including at runway shows, brand events, and flagship store openings as part of its efforts. Most of Tommy Hilfiger’s licensees and distributors are required to contribute a percentage of their net sales of Tommy Hilfiger products, generally subject to minimum amounts, for advertising and promotion. We spent over $170 million in 2011 on advertising and marketing for the Tommy Hilfiger brand and products.

Trademarks

We own the Van Heusen, Bass, G.H. Bass & Co., IZOD, ARROW, Eagle and Tommy Hilfiger brands, as well as related trademarks (e.g., IZOD XFG and the Tommy Hilfiger flag logo and crest design) and lesser-known names. These trademarks are registered for use in each of the primary countries where our products are sold.

We beneficially own the Calvin Klein marks and derivative marks in all trademark classes and for all product categories within each class, other than underwear, sleepwear and loungewear in Class 25 (which are beneficially owned by Warnaco). Calvin Klein and Warnaco each own a 50% interest in the Calvin Klein Trademark Trust, which is the sole and exclusive title owner of substantially all registrations of the Calvin Klein trademarks. Calvin Klein maintains and protects the marks on behalf of the Trust pursuant to a servicing agreement. The Trust licenses to Calvin Klein and Warnaco on an exclusive, irrevocable, perpetual and royalty-free basis the use of the marks on the goods for which each has beneficial ownership. Warnaco pays us an administrative fee based on its worldwide sales of underwear, intimate apparel, loungewear and sleepwear products bearing any of the Calvin Klein marks under an administration agreement between Calvin Klein and Warnaco.

Mr. Calvin Klein retains the right to use his name, on a non-competitive basis, with respect to his right of publicity, unless those rights are already being used in the Calvin Klein business. Mr. Klein has also been granted a royalty-free worldwide right to use the Calvin Klein mark with respect to certain personal businesses and activities, subject to certain limitations designed to protect the image and prestige of the Calvin Klein brands and to avoid competitive conflicts.

Mr. Tommy Hilfiger is prohibited, in perpetuity, from using, or authorizing others to use, the Tommy Hilfiger marks (except for the use by Mr. Hilfiger of his name personally and in connection with certain specified activities).

Our trademarks are the subject of registrations and pending applications throughout the world for use on a variety of apparel, footwear and related products. In general, trademarks remain valid and enforceable as long as the marks continue to be used in connection with the products and services with which they are identified. In markets outside of the United States, particularly those where products bearing any of our brands are not sold by us or any of our licensees or other authorized users, our rights to the use of trademarks may not be clearly established.

Our trademarks and other intellectual property rights are valuable assets and we vigorously seek to protect them on a worldwide basis against infringement. We have a broad, proactive enforcement program, which we believe has been generally effective in controlling the sale of counterfeit products in the United States and in major markets abroad.

Competition

The apparel industry is competitive as a result of its fashion orientation, mix of large and small producers, the flow of domestic and imported merchandise and the wide diversity of retailing methods. We compete with numerous domestic and foreign designers, brands, manufacturers and retailers of apparel, accessories and footwear.

We compete primarily on the basis of style, quality, price and service. Our business depends on our ability to stimulate consumer tastes and demands, as well as on our ability to remain competitive in these areas. We believe we are well-positioned to compete in the apparel industry. Our diversified portfolio of brands and products and our use of multiple channels of distribution have allowed us to develop a business that produces results which are not dependent on any one demographic group, merchandise preference, distribution channel or geographic region.

WARNACO BUSINESS

Introduction

Warnaco designs, sources, markets, licenses and distributes a broad line of intimate apparel, sportswear and swimwear products worldwide. Warnaco’s products are sold under several highly recognized brand names, including Calvin Klein, Speedo, Chaps, Warner’s and Olga.

Warnaco’s products are distributed domestically and internationally, primarily to wholesale customers through various distribution channels, including major department stores, independent retailers, chain stores, membership clubs, specialty, off-price and other stores, mass merchandisers and the internet. In addition, Warnaco distributes its branded products through dedicated retail stores, including as of September 29, 2012, 1,851 company-operated Calvin Klein retail stores worldwide consisting of 287 full-price stores, 122 outlet stores, 1,441 shop-in-shops and concession locations, and one Calvin Klein Underwear on-line store. As of September 29, 2012, there were also 664 Calvin Klein retail stores operated by third parties under retail licenses or franchise and distributor agreements. During 2011, approximately 40% of Warnaco’s net revenues were generated from domestic sales and approximately 60% were generated from international sales. In addition, approximately 71% of net revenues were generated from sales to customers in the wholesale channel and approximately 29% of net revenues were generated from customers in the direct-to-consumer channel.

The trademarks owned or licensed in perpetuity by Warnaco (Olga, Warner’s, Calvin Klein (for underwear, sleepwear and loungewear) and Speedo) generated approximately 47% of Warnaco’s net revenues during 2011. Brand names Warnaco licenses for a term (Chaps and Calvin Klein (for jeanswear, jeans accessories and swimwear)) generated approximately 53% of its revenues during 2011. Owned brand names and brand names licensed for periods through at least 2044 (Olga, Warner’s, Calvin Klein (other than swimwear) and Speedo) accounted for over 90% of Warnaco’s net revenues in 2011. Warnaco’s highly recognized brand names have been established in their respective markets for extended periods and have attained a high level of consumer awareness.

Warnaco relies on its highly recognized brand names to appeal to a broad range of consumers. Warnaco’s products are sold in over 100 countries throughout the world. Warnaco designs products across a wide range of price points to meet the needs and shopping preferences of male and female consumers across a broad age spectrum. Warnaco believes that its ability to service multiple domestic and international distribution channels with a diversified portfolio of products under widely recognized brand names at varying price points distinguishes it from many of its competitors and reduces its reliance on any single distribution channel, product, brand or price point.

Business Groups

Warnaco operates in three business groups: (i) Sportswear Group, (ii) Intimate Apparel Group, and (iii) Swimwear Group.

Sportswear Group

The Sportswear Group designs, sources and markets moderate to premium priced men’s, women’s and children’s jeanswear, sportswear and accessories. Net revenues of the Sportswear Group accounted for approximately 52% of Warnaco’s net revenues in 2011.

The following table sets forth the Sportswear Group’s brand names and their apparel price ranges and types:

Brand Name	Price Range	Type of Apparel
Calvin Klein	Better to premium	Men’s, women’s and children’s (a) designer jeanswear (bottoms and tops), bridge apparel, jeans accessories and bridge accessories.
Chaps	Moderate	Men’s sportswear, jeanswear, activewear, knit and woven sports shirts, swimwear and outerwear (b)

(a)	The Sportswear Group sublicenses the rights to produce children’s designer jeanswear to a third party.
(b)	The Sportswear Group sublicenses the rights to produce men’s leather outerwear to a third party.

During 2011, the Sportswear Group had operations in North America, Central and South America, Europe, Asia, Australia and South Africa. The Sportswear Group’s products are entirely sourced from third-party suppliers worldwide.

The Calvin Klein business includes worldwide men’s and women’s jeans and related apparel, such as outerwear and knit and woven tops; jeans accessories in Europe and Asia; and the ck Calvin Klein bridge line of apparel and accessories in Europe. (Warnaco announced in February 2012 that Calvin Klein would reacquire the bridge business in 2013.) Warnaco’s distribution in Europe and Asia is primarily direct to consumers. Net revenues related to the Sportswear Group in Europe and Asia were $656.3 million in 2011. In addition, there has been a significant increase in sales in Mexico and Central and South America, where net revenues increased to $166.0 million in 2011 from $75.3 million in 2009.

Direct-to-consumer sales accounted for 32.3% of the Sportswear segment’s 2011 net revenues.

Chaps is a moderately priced men’s casual sportswear line that includes sportswear, jeanswear, activewear and swimwear. The current term of the Chaps license runs through 2013. See “—Trademarks and Licensing Agreements.” The Sportswear Group’s apparel products are distributed primarily through department stores, independent retailers, chain stores, membership clubs, mass merchandisers, off-price stores, Warnaco-operated retail stores, shop-in-shops, concession locations, stores operated under retail licenses or franchise or distributor agreements, and, to a lesser extent, specialty stores and the internet.

The Sportswear Group generally markets its products for four retail selling seasons (Spring, Summer, Fall and Holiday). New styles, fabrics and colors are introduced based upon Warnaco’s expectation of consumer preferences and market trends, which coincide with the appropriate selling season.

Intimate Apparel Group

The Intimate Apparel Group designs, sources and markets upper moderate to premium priced intimate apparel and other products for women and better to premium priced men’s underwear and loungewear. The Intimate Apparel Group targets a broad range of consumers with its products. Net revenues of the Intimate Apparel Group accounted for approximately 37% of Warnaco’s net revenues in 2011.

The following table sets forth the Intimate Apparel Group’s brand names and the apparel price ranges and types as of December 31, 2011:

Brand Name	Price Range	Type of Apparel
Calvin Klein Underwear	Better to premium	Women’s intimate apparel and sleepwear and men’s underwear and loungewear
Warner’s	Moderate to better	Women’s intimate apparel
Olga	Moderate to better	Women’s intimate apparel
Olga’s Christina	Better	Women’s intimate apparel
Body Nancy Ganz/Bodyslimmers	Better to premium	Women’s intimate apparel

The Calvin Klein Underwear women’s lines consist primarily of women’s intimates, bras, panties, loungewear and sleepwear. The Calvin Klein men’s lines consist primarily of men’s underwear, briefs, boxers, T-shirts, loungewear and sleepwear.

The Intimate Apparel Group has operations in North, Central and South America, Europe, Asia and Australia. Warnaco’s international distribution of its Calvin Klein products is primarily direct to consumers. The Intimate Apparel Group’s products are sourced entirely from third party suppliers worldwide.

Net revenues of the Intimate Apparel Group were $755.3 million in 2011. Direct-to-consumer sales accounted for 30.7% of the segment’s 2011 net revenues.

Warnaco’s Intimate Apparel brands are distributed primarily through department stores, independent retailers, chain stores, membership clubs, mass merchandisers, off-price stores, Warnaco-operated retail stores, shop-in-shops, concession locations, stores operated under retail licenses or franchise and distributor agreements, Warnaco’s CKU.com website and, to a lesser extent, specialty stores.

The Intimate Apparel Group generally markets its product lines for three retail selling seasons (Spring, Fall and Holiday). Its revenues are generally consistent throughout the year.

Swimwear Group

The Swimwear Group designs, sources and markets moderate to premium priced swimwear, swim accessories and related products under the Speedo and Calvin Klein brands in widely diversified channels of distribution and also sublicenses the Speedo brand to suppliers of apparel and other products. Net revenues of the Swimwear Group accounted for approximately 11% of Warnaco’s net revenues in 2011.

The following table sets forth the Swimwear Group’s significant brand names and their apparel price ranges and types:

Brand Name	Price Range	Type of Apparel
Speedo	Moderate to premium	Men’s and women’s competitive swimwear, competitive and non-competitive swim accessories, men’s swimwear and coordinating T-shirts, women’s fitness swimwear, fashion swimwear, footwear and children’s swimwear

Calvin Klein	Better to premium	Men’s and women’s swimwear

Warnaco believes that Speedo is the preeminent competitive swimwear brand in the world. Innovations by the Swimwear Group and its licensor, SIL, have led and continue to lead the competitive swimwear industry.

Speedo competitive swimwear is primarily distributed through sporting goods stores, team dealers, swim specialty shops and Warnaco’s SpeedoUSA.com website. Speedo competitive swimwear accounted for approximately 17% of the Swimwear Group’s net revenues in 2011.

Warnaco capitalizes on the competitive Speedo image in marketing its Speedo brand fitness and fashion swimwear by incorporating performance elements in Warnaco’s more fashion-oriented products. Speedo fitness and fashion swimwear and Speedo swimwear for children are distributed in North America and the Caribbean through department and specialty stores, independent retailers, chain stores, sporting goods stores, team dealers, catalog retailers, membership clubs, off-price stores and Warnaco’s SpeedoUSA.com website. Speedo fashion swimwear and related products accounted for approximately 24% of the Swimwear Group’s net revenues in 2011.

Speedo accessories, including swim goggles, water-based fitness products, electronics and other swim and fitness-related products for adults and children, are primarily distributed through sporting goods stores, chain stores, swim specialty shops, membership clubs, mass merchandisers and off-price stores. Speedo accessories accounted for approximately $87.0 million of net revenues in 2011, or approximately 32% of the Swimwear Group’s net revenues. The Swimwear Group’s net revenues also included $31.5 million (approximately 11% of the Swimwear Group’s net revenues) from the sale of Speedo footwear products. The SpeedoUSA.com website generated approximately $8.3 million of net revenues (approximately 3% of the Swimwear Group’s net revenues).

Warnaco designs, sources and sells a broad range of Calvin Klein fashion swimwear and beachwear for men and women. Calvin Klein swimwear is distributed through department stores and independent retailers in North America and Europe. Calvin Klein swimwear accounted for approximately 14% of the Swimwear Group’s net revenues in 2011.

The Swimwear Group has operations in North America and Europe. All of the Swimwear Group’s products are sourced from third-party suppliers primarily in the United States, Mexico, Europe and Asia.

The Swimwear Group generally markets its products for three retail selling seasons (Cruise, Spring and Summer). New styles, fabrics and colors are introduced based upon Warnaco’s expectation of consumer preferences and market trends, which coincide with the appropriate selling season. The swimwear business is seasonal.

Customers

Warnaco’s products are distributed globally in over 100 countries to both wholesale and retail customers. No single customer accounted for more than 10% of Warnaco’s net revenue in 2011. During 2011, Warnaco’s top five customers accounted for approximately 22% of Warnaco’s net revenue.

Advertising, Marketing and Promotion

Warnaco devotes significant resources to advertising and promoting its various brands to increase awareness of its products with retail consumers and to increase consumer demand. Total advertising, marketing and promotion expense was $125.4 million for 2011. Warnaco focuses its advertising and promotional spending on brand and/or product-specific advertising, primarily through point of sale product displays, visuals, individual in-store promotions and magazine and other print publications. In addition, the Swimwear Group sponsors a number of world-class swimmers and divers who wear its products in competition and participate in various promotional activities on behalf of the Speedo brand.

Distribution

As of December 31, 2011, Warnaco distributed its products to its wholesale customers and retail stores from various distribution facilities and distribution contractors located in the United States (12 facilities), Canada (one facility), Mexico (one facility), China (three facilities), Hong Kong (one facility), Korea (one facility), Australia (one facility), Singapore (one facility), Taiwan (one facility), the Netherlands (three facilities), South Africa (one facility), Argentina (one facility), Brazil (two facilities), Chile (one facility) and Peru (one facility). Several of Warnaco’s facilities are shared by more than one of its business units and/or operating segments. Warnaco owns one, leases nine and uses third-party services for 21 of its distribution facilities.

Raw Materials and Sourcing

Warnaco’s products are comprised of raw materials, principally of cotton, wool, silk, synthetic and cotton-synthetic blends of fabrics and yarns. Raw materials are generally available from multiple sources.

Substantially all of Warnaco’s products sold in North, Central and South America and Europe are imported and are subject to various customs laws. Warnaco seeks to maintain a balanced portfolio of sourcing countries and factories worldwide to ensure continuity in supply of product.

Warnaco has many potential sources of supply and believes a disruption at any one facility or with respect to any one supplier would not have a material adverse effect on it. Warnaco maintains insurance policies designed to substantially mitigate the financial effects of disruptions in its sources of supply.

All of Warnaco’s products are produced by third party suppliers. Warnaco regularly inspects products manufactured by its suppliers to ensure that they meet Warnaco’s quality and production standards and ensure their continued human rights and labor compliance and adherence to all applicable laws and Warnaco’s own business partner manufacturing guidelines. In addition, Warnaco has engaged third-party labor compliance auditing companies to monitor its facilities and those of its contractors.

Trademarks and Licensing Agreements

Warnaco owns and licenses a portfolio of highly recognized brand names. Most of the trademarks used by Warnaco are either owned, licensed in perpetuity or, in the case of Calvin Klein Jeans, licensed for terms extending through 2044 (in the U.S.) and 2046 (in Europe and Asia). Warnaco’s heritage brands, including Speedo, Chaps, Warner’s and Olga, have been established in their respective markets for extended periods and have attained a high level of consumer awareness. The Speedo brand has been in existence for 84 years, and Warnaco believes Speedo is, by far, the leading competitive swimwear brand in the United States. The Warner’s and Olga brands have been in existence for 139 and 72 years, respectively, and Calvin Klein and Chaps have each been in existence for more than 25 years.

Warnaco regards its intellectual property rights in general and, in particular, its owned trademarks and licenses, as its most valuable assets. Warnaco believes the trademarks and licenses have substantial value in the marketing of its products. Warnaco has protected its trademarks by registering them with the U.S. Patent and Trademark Office and with governmental agencies in other countries where its products are manufactured and sold. Warnaco works vigorously to enforce and protect its trademark rights.

Intimate Apparel Group

All of the Calvin Klein trademarks (including all variations and formatives thereof) for all products and services sold and performed by the Intimate Apparel Group are owned by the Calvin Klein Trademark Trust. The trust is co-owned by Calvin Klein and Warnaco. Warnaco beneficially owns the Calvin Klein trademarks for men’s, women’s and children’s underwear, intimate apparel, loungewear and sleepwear.

Sportswear Group

Warnaco has several licenses with Calvin Klein to develop, manufacture and market designer jeanswear products under the Calvin Klein Jeans trademarks in North, South and Central America, Europe, Asia, the Middle East and Australia.

Warnaco also holds licenses from Calvin Klein for ck Calvin Klein bridge sportswear and accessories in Europe, Iceland, parts of Eastern Europe, Russia, the Middle East, Africa, India and Central and South America. Warnaco did not achieve the minimum sales thresholds required under the bridge license, which permitted Calvin Klein to reacquire certain of the bridge licenses. On August 3, 2012, Warnaco and Calvin Klein entered into an agreement pursuant to which, effective December 31, 2012, the parties agreed to terminate (i) the wholesale license agreements for bridge apparel and bridge accessories (covering Europe, Eastern Europe, Middle East, Africa, India, and Central and South America) and (ii) the corresponding retail license agreements for bridge apparel-only retail stores and bridge accessories-only retail stores.

Warnaco has the exclusive right to use the Chaps trademark for men’s sportswear, jeanswear, activewear, sports shirts, outerwear and swimwear in the United States and its territories and possessions, Mexico and Canada. The current term ends on December 31, 2013. Warnaco has the right to renew the license for an additional five-year term up to and including December 31, 2018, provided that it has achieved certain levels of minimum net sales and earned royalties during the period from January 1, 2012 through December 31, 2012. Based on current projections for 2012, Warnaco believes that such minimum net sales and earned royalties will be achieved. However, there is a possibility that Ralph Lauren Corporation, the licensor of Chaps, may seek to terminate the Chaps license agreement in connection with the Warnaco acquisition.

Swimwear Group

Warnaco has license agreements with SIL to design, manufacture and market certain men’s, women’s and children’s apparel, including swimwear and related products and sportswear, using the Speedo trademark and certain other trademarks. The licenses, which are perpetual, are subject to certain conditions and are exclusive in the United States and its territories and possessions, Canada, Mexico and the Caribbean. The license agreements may be terminated with respect to a particular territory if Warnaco does not pay royalties or abandons the trademark in such territory. Moreover, the license agreements may be terminated if Warnaco manufactures, or is controlled by a company that manufactures, racing/competitive swimwear, swimwear caps or swimwear accessories under a different trademark, as specifically defined in the license agreements. Warnaco generally may sublicense the Speedo trademark within the geographic regions covered by the licenses.

Warnaco also has licenses to develop, manufacture and market worldwide women’s and juniors’ swimwear under the Calvin Klein and ck Calvin Klein trademarks and men’s swimwear under the Calvin Klein mark. The current term of the licenses expires on December 31, 2014.

ck one

In June 2010, pursuant to a consent letter agreement with Calvin Klein and Coty Inc., Warnaco acquired certain rights to manufacture, distribute and promote certain underwear products, jeanswear products and swimwear products under the trademark ck one.

International Operations

In addition to its operations in the United States, Warnaco has operations in Canada, Mexico, Central and South America, Europe, Asia and Australia. Each of Warnaco’s international operations engages in sales, sourcing, distribution and/or marketing activities. International operations generated $1.5 billion, or 59.7% of net revenues, in 2011. International operations generated operating income of $124.5 million (representing 51.3% of operating income, generated by Warnaco’s business groups) in 2011. Operating income from international operations includes $51.6 million of restructuring charges in 2011.

Competition

The apparel industry is highly competitive. Warnaco competes with many domestic and foreign apparel suppliers, some of which are larger and more diversified and have greater financial and other resources than Warnaco. In addition, Warnaco competes in certain product lines with department stores, mass merchandisers and specialty store private label programs.

Warnaco offers a diversified portfolio of brands across a wide range of price points in many channels of distribution in an effort to appeal to a broad range of consumers. Warnaco competes on the basis of product design, quality, brand recognition, price, product differentiation, marketing and advertising, customer service and other factors. Although some of its competitors have greater sales, Warnaco does not believe that any single competitor dominates any channel in which Warnaco operates.

DESCRIPTION OF OTHER INDEBTEDNESS

In this section, “Description of Other Indebtedness,” “PVH,” the “Company,” “we,” “our” or “us” refer only to PVH Corp. and not to any of its subsidiaries.

New Senior Secured Credit Facility

We summarize below the principal terms of the agreement that will govern our new senior secured credit facility. As the final terms of our new senior secured credit facility have not been agreed upon, the final terms may differ from those set forth herein and any such differences may be significant. This summary is not a complete description of all of the terms of the relevant agreements.

We will be the borrower under the U.S. Dollar denominated term facilities and the U.S. Dollar denominated revolving credit facilities described below. A subsidiary of PVH organized in the Netherlands or Luxembourg or another jurisdiction reasonably acceptable to the joint lead arrangers and designated by us prior to the closing date will be the borrower under the foreign currency denominated revolving credit facility described below (which borrower we refer to as the Foreign Borrower and together with us, the Borrowers). We expect the obligations under the new senior secured credit facility will be guaranteed by substantially all of our existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed upon exceptions, and the obligations of the Foreign Borrower will also be guaranteed by us and our wholly owned subsidiary, Tommy Hilfiger Europe B.V.; it being understood that the guarantee obligations of (and security provided by) Calvin Klein, Inc. and CK Service Corp., and each of their respective subsidiaries will be limited to the amount permitted to be guaranteed (and secured) thereby pursuant to the Amended and Restated Pledge and Security Agreement, dated as of May 6, 2010, between PVH, Calvin Klein, Inc., The Bank of New York Mellon Trust Company, N.A. and the other parties thereto. We and the U.S. subsidiary guarantors will pledge and grant a security interest in certain of our and their assets as collateral for their and the Foreign Borrower’s obligations.

The lenders have committed to provide (1) a $1.200 billion U.S. Dollar denominated senior secured Tranche A Term Loan facility, (2) a $2.375 billion U.S. Dollar denominated senior secured Tranche B Term Loan facility (provided that the amount of the commitments in respect of such Tranche B Term Loan facility will, upon the receipt by the joint lead arrangers of notice thereof from us, be reduced by the first $500 million of cash proceeds actually received by us or any of our subsidiaries upon the closing of this offering of the notes), and (3) senior secured revolving credit facilities in an aggregate principal amount of $750.0 million, consisting of (a) a U.S. Dollar denominated revolving credit facility available to us in an amount to be agreed (which shall in no event be less than $450.0 million), (b) a U.S. Dollar denominated revolving credit facility available to us in U.S. Dollars or Canadian Dollars in an amount to be agreed and (c) a Euro denominated revolving credit facility available to the Foreign Borrower in Euro (or, at the Foreign Borrower’s option, its equivalent in Sterling, Yen or other currencies to be agreed) in an amount to be agreed.

The commitments of the lenders to provide the new senior secured credit facility are subject to certain conditions, including among others, the absence of a material adverse effect (as such term is defined in the commitment letter) with respect to Warnaco, the accuracy of certain representations made by or with respect to Warnaco in the merger agreement, the accuracy of certain specified representations of the Borrowers and the guarantors to be included in the definitive financing documents relating to qualification, incorporation or organization; power and authority to enter into the definitive financing documents; due authorization and execution of the definitive financing documents; no conflict of the definitive financing documents with the Borrowers’ and the guarantors’ organizational documents, material applicable law, the Existing Notes and PVH’s 7 3/4% debentures due 2023; delivery and enforceability of the definitive financing documents; solvency on a consolidated basis after giving effect to the transactions (as such term is defined in the commitment letter); not being subject to regulation under the Investment Company Act of 1940; not using proceeds of the financing to purchase margin stock; the Patriot Act; and the creation, validity and perfection of the security interest granted in the intended collateral to be perfected (subject to certain exceptions set forth in the commitment letter).

Subject to the satisfaction of certain conditions, we expect that the new senior secured credit facility will permit us to increase the aggregate amount of the revolving credit facilities and/or the term loan facilities by an aggregate amount not to exceed the greater of (1) $750.0 million and (2) $1.250 billion as long as the ratio of senior secured net debt to consolidated adjusted EBITDA would not exceed 3.00:1.00 after giving pro forma effect to the incurrence of such increase, plus, in either case, an amount equal to the aggregate revolving commitments of any defaulting lender (to the extent the commitments with respect thereto have been terminated). The lenders under the new senior secured credit facility would not be required to provide commitments with respect to such increased amounts.

We expect that the new Tranche A Term Loan facility and the new revolving credit facilities will mature five years after the closing date and that the new Tranche B Term Loan facility will mature seven years after the closing date.

We expect that the terms of the new Tranche A Term Loan facility will require us to repay amounts outstanding under such facility, commencing with the last day of the first full calendar quarter following the closing date, in amounts equal to 5.00% per annum of the aggregate principal amount thereof for the next eight quarters, 7.50% per annum of the aggregate principal amount thereof for the following four quarters and 10.00% per annum of the aggregate principal amount thereof for the remaining quarters, in each case paid in equal quarterly installments and in each case subject to certain customary adjustments, with the balance due on the maturity date of the new Tranche A Term Loan facility.

We expect that the terms of the new Tranche B Term Loan facility will require us to repay amounts outstanding under such facility in equal quarterly installments in an amount equal to 1.00% per annum of the aggregate principal amount, with the balance due on the maturity date of the new Tranche B Term Loan facility.

We expect that the outstanding borrowings under the new senior secured credit facility will be prepayable without premium or penalty (other than customary breakage costs). We expect that the terms of the new senior secured credit facility will require us to repay certain amounts outstanding thereunder with (1) net cash proceeds of the incurrence of certain indebtedness, (2) net cash proceeds of certain asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds, to the extent such proceeds are not reinvested or committed to be reinvested in the business in accordance with customary reinvestment provisions and (3) a percentage of excess cash flow, which percentage will be based upon our net leverage ratio during the relevant fiscal period.

We expect that the U.S. Dollar denominated borrowings under the new senior secured credit facility will bear interest at a rate equal to an applicable margin plus, as determined at our option, either (1) a base rate determined by reference to the higher of (a) the prime rate, (b) the United States federal funds rate plus 1/2 of 1.00% and (c) a one-month adjusted eurocurrency rate plus 1.00% (provided, that, with respect to the new Tranche B Term Loan facility we expect that in no event will the base rate be deemed to be less than a percentage to be agreed in the new senior secured credit facility ) or (2) an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility (provided, that, with respect to the new Tranche B Term Loan facility we expect that in no event will the adjusted eurocurrency rate be deemed to be less than a percentage to be agreed in the new senior secured credit facility). We expect that the applicable margin for U.S. Dollar denominated borrowings under the new senior secured credit facility (other than borrowings under the new Tranche B Term Loan facility) will depend on our net leverage ratio. We expect that the applicable margin for borrowings under the new Tranche B Term Loan facility will be fixed at percentages to be agreed in the new senior secured credit facility.

We expect that the Canadian Dollar denominated borrowings under the new senior secured credit facility will bear interest at a rate equal to an applicable margin plus, as determined at our option, either (1) the greater of (a) a prime rate determined in a manner to be agreed and more fully set forth in the new senior secured credit facility and (b) the sum of (x) the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of one month that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the administrative agent (and if such screen is not available, any successor or similar service as may be selected by the administrative agent), and (y) 1.00%, or (2) an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility. We expect that the applicable margin for Canadian Dollar denominated borrowings under the new senior secured credit facility will depend on our net leverage ratio.

We expect that the borrowings under the new Euro denominated revolving credit facility will bear interest at a rate equal to an applicable margin plus an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility. We expect that the applicable margin for borrowings under the new Euro denominated revolving credit facility will depend on our net leverage ratio.

We expect that the new senior secured credit facility will require us to comply with customary affirmative and negative covenants. We expect that the new senior secured credit facility will require that we maintain a minimum interest coverage ratio and a maximum net leverage ratio. The method of calculating all of the components used in the covenants will be set forth in the new senior secured credit facility.

We expect the new senior secured credit facility to contain events of default consistent with our existing senior secured credit facility, except as otherwise agreed.

Existing Senior Secured Credit Facility

In March 2011, we entered into the existing senior secured credit facility, which amended and restated the credit facility that we entered into in May 2010 in connection with the Tommy Hilfiger B.V. acquisition and certain related companies. We expect to refinance the obligations outstanding under the existing senior secured facility with the proceeds of the new senior secured credit facility concurrently with the closing of the Warnaco acquisition and the new senior secured credit facility.

As of October 28, 2012, the existing senior secured credit facility consisted of a $576 million U.S. Dollar denominated Term Loan A facility, an approximately $62 million Euro denominated Term Loan A facility, a $394 million Term Loan B facility, and revolving credit facilities in the aggregate amount of approximately $450 million (including a U.S. Dollar facility and two multi-currency facilities, one U.S. Dollar and Canadian Dollar, and the other Euro, Japanese Yen and British Pound), with $130 million of revolving credit borrowings outstanding thereunder (not including letters of credit). We are the borrower under the U.S. Dollar denominated term loan facilities and two of the revolving credit facilities. Tommy Hilfiger B.V., our wholly owned subsidiary, is the borrower under the Euro denominated term loan facilities and the other revolving credit facility.

The revolving credit facilities include amounts available for letters of credit, of which approximately $30 million were outstanding as of December 5, 2012. A portion of two of the revolving credit facilities is also available for the making of swingline loans. The issuance of such letters of credit and the making of any swingline loan reduces the amount available under the applicable revolving credit facility. We, at our option at any time, may add one or more term loan facilities or increase the commitments under the revolving credit facilities in an aggregate amount up to $500 million (or $1 billion if a specified senior secured leverage ratio is met), so long as certain conditions are satisfied. The lenders under the existing senior secured credit facility are not required to provide commitments with respect to such additional facilities or increased commitments. Any amounts borrowed under the term loan facilities and subsequently repaid or prepaid may not be reborrowed. The proceeds of the revolving credit facilities may be used for working capital or general corporate purposes.

Our obligations under the existing senior secured credit facility are guaranteed by substantially all of our existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions. Obligations of Tommy Hilfiger B.V. under the existing senior secured credit facility are guaranteed by us and substantially all of our existing and future direct and indirect U.S. subsidiaries and certain of our foreign subsidiaries, in each case with certain customary or agreed-upon exceptions. The guarantors have pledged certain of their assets as security for their obligations.

The Term Loan A facilities and the revolving credit facilities under the existing senior secured credit facility are scheduled to mature on January 31, 2016; the Term Loan B facility is scheduled to mature on May 6, 2016. The terms of each Term Loan A facility require the applicable borrower to repay amounts outstanding under each such facility, commencing on June 30, 2011, in amounts equal to 5% of the aggregate principal amount thereof as of the closing of the existing senior secured credit facility (which we refer to as the aggregate term loan A amount) during the first four calendar quarter period commencing on June 30, 2011, 10% of the aggregate term loan A amount during the second four calendar quarter period, 15% of the aggregate term loan A amount during the third four calendar quarter period, 25% of the aggregate term loan A amount during the fourth four calendar quarter period and 45% of the aggregate term loan A amount during the fifth four calendar quarter period, in each case paid in equal quarterly installments during the course of each such year and in each case subject to certain customary adjustments. The terms of each Term Loan B facility require the applicable borrower to repay amounts outstanding under each such facility in equal quarterly installments, commencing on June 30, 2011, in an amount per annum equal to 1% of the aggregate principal amount thereof as of the closing of the existing senior secured credit facility, with the balance due on the maturity date.

The outstanding borrowings under the existing senior secured credit facility are prepayable without penalty (other than customary breakage costs). The terms of the existing senior secured credit facility require us to repay certain amounts outstanding thereunder with (a) net cash proceeds of the incurrence of certain indebtedness, (b) net cash proceeds of certain asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds, to the extent such proceeds are not reinvested in the business in accordance with customary reinvestment provisions and (c) a percentage of excess cash flow, which percentage is based upon our leverage ratio during the relevant fiscal period.

The U.S. Dollar denominated borrowings under the existing senior secured credit facility bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate determined as the higher of (i) the prime rate, (ii) the U.S. federal funds rate plus 1/2 of 1% and (iii) a one-month adjusted eurocurrency rate plus 1% (provided that, in the case of the Term Loan B facility, in no event will the base rate be deemed to be less than 1.75%) or (b) an adjusted eurocurrency rate, calculated in a manner set forth in the existing senior secured credit facility (provided that, in the case of the Term Loan B facility, in no event will the adjusted eurocurrency rate be deemed to be less than 0.75%).

Canadian Dollar denominated borrowings under the existing senior secured credit facility bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a Canadian prime rate determined by reference to the greater of (i) the average of the rates of interest per annum equal to the per annum rate of interest quoted, published and commonly known in Canada as the “prime rate” or which Royal Bank of Canada establishes at its main office in Toronto, Ontario as the reference rate of interest in order to determine interest rates for loans in Canadian Dollars to its Canadian borrowers and (ii) the sum of (x) the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of one month that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the administrative agent (and if such screen is not available, any successor or similar service as may be selected by the administrative agent), and (y) 1%, or (b) an adjusted eurocurrency rate, calculated in a manner set forth in the existing senior secured credit facility.

The borrowings under the existing senior secured credit facility in currencies other than U.S. Dollars or Canadian Dollars bear interest at a rate equal to an applicable margin plus an adjusted eurocurrency rate, calculated in a manner set forth in the existing senior secured credit facility (provided that, in the case of the Term Loan B facility, in no event will the adjusted eurocurrency rate be deemed to be less than 0.75%).

The applicable margin for borrowings under the Term Loan A facilities and the revolving credit facilities is adjusted depending on our leverage ratio and ranges (a) in the case of the U.S. Dollar denominated Term Loan A facility, from 2.00% to 2.50% for adjusted eurocurrency rate loans and from 1.00% to 1.50% for base rate loans, as applicable, (b) in the case of the Euro denominated Term Loan A facility, from 2.25% to 2.75% and (c) in the case of the revolving credit facilities, (x) for borrowings denominated in U.S. Dollars, from 2.00% to 2.50% for adjusted eurocurrency rate loans and from 1.00% to 1.50% for base rate loans, as applicable, (y) for borrowings denominated in Canadian Dollars, from 2.00% to 2.50% for adjusted eurocurrency rate loans and from 1.00% to 1.50% for Canadian prime rate loans, as applicable, and (z) for borrowings denominated in other currencies, from 2.25% to 2.75%. The applicable margin for borrowings under the U.S. Dollar denominated Term Loan B facility is 2.75% for adjusted eurocurrency rate loans and 1.75% for base rate loans, as applicable.

The existing senior secured credit facility requires us to comply with customary affirmative, negative and financial covenants. The existing senior secured credit facility requires that we maintain a minimum interest coverage ratio and a maximum total debt to adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, or leverage ratio. The interest coverage ratio covenant requires that the ratio of our adjusted EBITDA for the preceding four fiscal quarters to our consolidated total cash interest expense for such period be not less than a specified ratio. This ratio is 3.50 to 1 for the fiscal quarter ending January 30, 2013 and increases over time until it reaches 4.50 to 1 for the first fiscal quarter of fiscal year 2015 and thereafter. The leverage ratio covenant requires that the ratio of our total debt to our adjusted EBITDA for the preceding four fiscal quarters be not more than a specified ratio. This ratio is 4.00 to 1 for the fiscal quarter ending January 30, 2013 and decreases over time until it reaches 3.00 to 1 for the first fiscal quarter of fiscal year 2014 and thereafter. The method of calculating all of the components used in the covenants are set forth in the existing senior secured credit facility.

The existing senior secured credit facility contains customary events of default, including but not limited to nonpayment; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended; certain events related to certain of the guarantees by us and certain of our subsidiaries, and certain pledges of our assets and those of certain of our subsidiaries, as security for the obligations under the existing senior secured credit facility; and a change in control (as defined in the existing senior secured credit facility).

7 3/4% Debentures Due 2023

In November 1993, we issued $100 million in aggregate principal amount of 7 3/4% debentures due 2023, all of which remain outstanding as of the date of this prospectus supplement. Interest on the debentures is payable semi-annually in arrears on May 15 and November 15 of each year.

The debentures were issued under an indenture dated as of November 1, 1993 between us and Bank of New York Mellon Trust Company, N.A., as trustee, as amended. The indenture contains certain covenants which, subject to certain exceptions, limit our ability to incur liens and enter into sale and lease-back transactions, limit the ability of certain of our subsidiaries to incur debt and limit our ability to merge with or into or consolidate with any other person or sell our assets substantially as an entirety to any other person.

The debentures are not redeemable at our option prior to maturity. If we pay any dividend on our capital stock or if we repurchase, redeem or otherwise acquire our capital stock when, in either case, it would cause our consolidated net worth to be less than $175 million plus 50% of our cumulative consolidated net income (or, in the case that our consolidated net income is negative, less 100% of our consolidated net loss) since the issuance of the debentures, then the holders of the debentures, may, at their option, require us to redeem their debentures, in whole or in part, at a redemption price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

The debentures are currently secured by liens on the collateral securing our existing senior secured credit facility, which liens rank equally with the liens securing our existing senior secured credit facility. The debentures are currently secured by liens on all collateral securing our existing senior secured credit facility and, upon the closing of the transaction, such debentures will be secured by liens on all collateral securing our new senior secured credit facility, which liens on all such collateral (other than the assets of and equity interests in our Calvin Klein, Inc. and CK Service Corp. subsidiaries and their respective subsidiaries) will rank equally with the liens securing our new senior secured credit facility. The liens securing the debentures with respect to assets of and equity interests in Calvin Klein, Inc. and CK Service Corp. and their respective subsidiaries will be senior to the liens on such collateral in favor of our new senior secured credit facility lenders and equal to the liens on such collateral in favor of Mr. Calvin Klein and his successors and assigns, securing our obligations to him pursuant to the Stock Purchase Agreement, dated as of December 17, 2002, between Mr. Calvin Klein, us and other parties thereto, and the related security agreement, in each case as amended until the end of the agreement in February 2018.

Events of default under the indenture governing the debentures include, but are not limited to (1) our failure to pay principal or interest when due, (2) covenant defaults, (3) cross-defaults to other indebtedness in excess of an agreed amount and (4) events of bankruptcy.

7 3/8% Senior Notes Due 2020

In May 2010, we issued $600 million in aggregate principal amount of 7 3/8% senior notes due 2020, all of which remain outstanding as of the date of this prospectus supplement. Interest on the senior notes is payable semi-annually in arrears on May 15 and November 15 of each year.

The 2020 notes were issued under an indenture dated as of May 6, 2010 between us and U.S. Bank National Association, as trustee, as amended. The indenture contains certain covenants which, among other things and subject to certain exceptions, limit our and certain of our subsidiaries’ ability to incur debt and liens, make certain restricted payments (including dividends), enter into sale and lease-back transactions and transactions with certain affiliates, sell assets and limit our ability to merge with or into or consolidate with any other person or sell all or substantially all of our assets to any other person.

The 2020 notes may be redeemed, at our option, in whole or in part, prior to May 15, 2015, at a price equal to 100% of the principal amount of the 2020 notes to be redeemed plus accrued and unpaid interest to the redemption date, plus an “applicable premium.” On or after May 15, 2015, we may redeem some or all of the 2020 notes at redemption prices set forth in the indenture relating thereto. Subject to certain exceptions, upon a change of control, as defined in the indenture governing the 2020 notes, each holder of a 2020 note, may, at their option, require us to repurchase such holder’s 2020 notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

The 2020 notes are currently unsecured, unsubordinated indebtedness of PVH Corp.

Events of default under the indenture governing the 2020 notes include, but are not limited to (1) our failure to pay principal or interest when due, (2) covenant defaults, (3) cross-defaults to other indebtedness in excess of an agreed amount and (4) events of bankruptcy.

DESCRIPTION OF THE NOTES

The 4.500% senior notes due 2022 (the “notes”) constitute a series of “senior debt securities” referred to in the accompanying prospectus. The notes will be treated as a single class of securities under the indenture for voting and other purposes. This description of notes supersedes the description of the general terms and provisions of the indenture contained in the accompanying prospectus under the caption “Description of Debt Securities.”

PVH Corp. will issue the notes under an indenture (the “indenture”) between itself and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Certain terms used in this “Description of the Notes” are defined under the subheading “—Certain Definitions.” In this Description of the Notes, “PVH” refers only to PVH Corp. and not to any of its Subsidiaries.

The following description is only a summary of the material provisions of the indenture. PVH urges you to read the indenture because it, not this description or the description in the accompanying prospectus, defines your rights as holders of the notes.

Brief Description of the Notes

The notes will:

•	be unsecured unsubordinated obligations of PVH;

•	be senior in right of payment to any existing and future obligations of PVH that are by their terms expressly subordinated or junior in right of payment to the notes;

•	not be guaranteed by any Subsidiary of PVH on the Issue Date and may not be guaranteed by any Subsidiary of PVH for their tenor;

•	be effectively junior to any of PVH’s existing and future secured obligations to the extent of the value of the assets securing such obligations; and

•	be structurally subordinated to all existing and future obligations, including trade payables, of PVH’s Subsidiaries that are not Subsidiary Guarantors.

Principal, Maturity and Interest

PVH will issue $700.0 million in aggregate principal amount of notes in this offering. The notes will mature on December 15, 2022. PVH will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to PVH’s compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness,” PVH may issue additional notes under the indenture which will be treated as a single class with the notes for all purposes of the indenture including, without limitation, waivers, amendments, redemptions and offers to purchase. There is no limit on the total aggregate principal amount of debt securities, including the notes, that PVH can issue under the indenture.

Interest on the notes will accrue at the rate of 4.500% per annum payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2013. PVH will make each interest payment to the registered holders of the notes on the immediately preceding June 1 and December 1, each a “record date.”

Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, PVH will not be entitled to redeem the notes at its option prior to their stated maturity.

At any time prior to December 15, 2017, the notes will be redeemable, in whole or in part, from time to time, at PVH’s option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of registered holders of the notes on the related record date to receive interest due on the relevant redemption date).

On and after December 15, 2017, PVH will be entitled at its option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of registered holders of notes on the related record date to receive interest due on the relevant redemption date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption price of notes
2017	102.250%
2018	101.500%
2019	100.750%
2020 and thereafter	100.000%

Prior to December 15, 2015, PVH may at its option on one or more occasions redeem the notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price (expressed as a percentage of principal amount) of 104.500%, plus accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of registered holders of notes on the related record date to receive interest due on the relevant redemption date), with the net cash proceeds from one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the notes outstanding immediately prior to the occurrence of each such redemption (other than notes held, directly or indirectly, by PVH or any of its Subsidiaries), remains outstanding immediately after the occurrence of each such redemption; and

(2) each such redemption occurs within 90 days after the closing date of the related Equity Offering.

Selection and Notice of Redemption

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless PVH defaults in the payment of the redemption price and accrued interest). On or before the redemption date, PVH will deposit with the trustee or with the paying agent (or, if PVH or any of its Restricted Subsidiaries is the paying agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to but not including the redemption date on the notes or portions thereof to be redeemed on such date.

PVH may provide in any redemption notice that payment of the redemption price and accrued and unpaid interest, if any, and the performance of PVH’s obligations with respect to such redemption may be performed by another Person.

If PVH is redeeming less than all of the notes at any time, the trustee will select notes on a pro rata basis (or, in the case of notes issued in global form as discussed under “Book-Entry System for Notes,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of a principal amount of $2,000 or less shall be redeemed in part. PVH will cause notices of redemption to be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any redemption may, at PVH’s option, be subject to the satisfaction of one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in PVH’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. PVH will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as set forth below under the caption “—Special Mandatory Redemption,” PVH is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, PVH may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” PVH may at any time and from time to time acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.

Special Mandatory Redemption

If (1) the consummation of the Warnaco Acquisition does not occur on or before August 20, 2013 (the “End Date”) or (2) PVH notifies the trustee in writing of its abandonment or termination of the Warnaco Merger Agreement or its determination that the consummation of the Warnaco Acquisition will not occur on or before the End Date (the earlier of the date of delivery of such notice and the End Date, the “Acquisition Deadline”), PVH will be required to redeem all and not less than all of the notes then outstanding (the “special mandatory redemption”) by a date no later than 10 days after the Acquisition Deadline (the “special mandatory redemption date”) at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date (the “special mandatory redemption price”).

PVH will promptly, and in any event not more than three Business Days after the Acquisition Deadline, deliver notice of the special mandatory redemption to the Trustee, who will then promptly deliver such notice to each holder of notes at its registered address. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, then on and after such special mandatory redemption date, the notes will cease to bear interest and the indenture will be discharged and cease to be of further effect as to all outstanding notes.

Ranking

Senior Indebtedness Versus Notes

The Indebtedness evidenced by the notes will be unsecured and will rank pari passu in right of payment with all other unsecured unsubordinated Indebtedness of PVH. As of October 28, 2012, as adjusted for the use of net proceeds of this offering and the consummation of the Transactions, PVH would have had approximately $4.5 billion of long-term debt outstanding (including approximately $3.1 billion in aggregate principal amount of borrowings outstanding under the New Credit Agreement and $700 million in aggregate principal amount of

Existing Notes and 2023 Debentures, but excluding PVH’s obligation to make contingent purchase price payments to Mr. Calvin Klein), not including approximately $100 million of outstanding letters of credit, approximately $130 million of outstanding revolving credit borrowings and approximately $520 million of additional amounts available for borrowing under the New Credit Agreement. See the caption of PVH’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012 entitled “Business—Contingent Purchase Price Payments” for a description of PVH’s obligation to make contingent purchase price payments to Mr. Calvin Klein.

Secured Indebtedness and Subsidiary Liabilities Versus Notes

The notes will be unsecured obligations of PVH. Secured debt and other secured obligations of PVH aggregating approximately $3.2 billion as of October 28, 2012, as adjusted for the use of the net proceeds of this offering and the consummation of the Transactions, will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations (including approximately $3.1 billion in aggregate principal amount of loans outstanding under the New Credit Agreement and $100 million in aggregate principal amount of 2023 Debentures, but excluding PVH’s obligation to make contingent purchase price payments to Mr. Calvin Klein), not including approximately $100 million of outstanding letters of credit, approximately $130 million of outstanding revolving credit borrowings and approximately $520 million of additional amounts available for borrowing under the New Credit Agreement.

A portion of PVH’s operations is conducted through its Subsidiaries. Claims of creditors of the Subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by the Subsidiaries, will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of PVH, including holders of the notes. The notes will be structurally subordinated to the claims of creditors of PVH’s Subsidiaries that are not Subsidiary Guarantors. As of October 28, 2012, after giving pro forma effect to the use of the net proceeds of this offering and the consummation of the Transactions, the total indebtedness of PVH’s Subsidiaries would have been approximately $3.1 billion, not including approximately $200 million of outstanding letters of credit, approximately $190 million of outstanding revolving credit borrowings, approximately $620 million of additional amounts available for borrowing and $100 million in aggregate principal amount of 2023 Debentures (in respect of which certain Subsidiaries of PVH have pledged their assets). In addition, the CKI Companies have guaranteed PVH’s obligation to make contingent purchase price payments to Mr. Calvin Klein, which obligation terminates in 2018 and is secured by a first-priority pledge of all of the equity interests of the CKI Companies and a first-priority lien on substantially all of PVH’s domestic CKI Companies’ assets.

Change of Control

Upon the occurrence of a Change of Control, unless PVH has exercised its right to redeem the notes as described above in “—Optional Redemption,” each holder of notes shall have the right to require that PVH repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of registered holders of notes on the relevant record date to receive interest due on the relevant date of repurchase).

Within 30 days following any Change of Control, PVH will cause a notice to be mailed to each holder of the notes at its registered address (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred, the transaction or transactions that constitute the Change of Control and that such holder has the right to require PVH to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to but not including the date of purchase (subject to the right of registered holders of the notes on the relevant record date to receive interest due on the relevant date of purchase);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3) the instructions, as determined by PVH, consistent with the covenant described hereunder, that a holder of notes must follow in order to have its notes purchased.

PVH will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by PVH and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (ii) PVH has exercised its right to redeem the notes as described above in “—Optional Redemption” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and be conditional upon such Change of Control, if a definitive agreement is in place in respect of the Change of Control at the time of making of the Change of Control Offer.

PVH will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, PVH will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

Under clause (2) of the definition of Change of Control, a Change of Control will occur when a majority of PVH’s board of directors are not Continuing Directors. The Delaware Court of Chancery has held, in a case involving a proxy contest, that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of PVH’s board of directors, including in connection with a proxy contest where PVH’s board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require PVH to make a Change of Control Offer.

The Change of Control repurchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of PVH and, thus, the removal of incumbent management. The Change of Control repurchase feature is a result of negotiations between PVH and the underwriters. PVH has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, PVH could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect PVH’s capital structure or credit ratings. Restrictions on PVH’s ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,” “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of such transactions.

In the event a Change of Control occurs at a time when the Credit Agreement or any other Credit Facility restricts or prohibits PVH from repurchasing notes, then prior to the mailing of the notice to holders of the notes provided for above but in any event within 45 days following any Change of Control, PVH shall (a) repay in full all Indebtedness Incurred under the Credit Agreement and/or such other Credit Facility or, if doing so will allow the repurchase of notes, offer to repay in full all Indebtedness Incurred under the Credit Agreement and/or such other Credit Facility and repay the Indebtedness of each lender or holder that has accepted such offer or

(b) obtain the requisite consent under the agreements governing such Indebtedness Incurred under the Credit Agreement and/or such other Credit Facility to permit the repurchase of the notes as provided for above. If PVH does not obtain such consent or repay such borrowings, it will remain prohibited from repurchasing notes. In such case, PVH’s failure to offer to repurchase notes would constitute a Default under the indenture, which would, in turn, constitute a default under the Credit Agreement or such other Credit Facility, as applicable.

Future indebtedness that PVH may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require PVH to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on PVH. Finally, PVH’s ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions under the indenture relative to PVH’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

The indenture will contain the following covenants:

Limitation on Indebtedness

(a) PVH will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that PVH and any future Subsidiary Guarantor will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto (including, for the avoidance of doubt, the application of the proceeds therefrom) on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), PVH and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by PVH and the Restricted Subsidiaries (including Restricted Subsidiaries that become Subsidiaries after the Issue Date) pursuant to one or more Credit Facilities including, but not limited to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence (including, for the avoidance of doubt, the application of the proceeds therefrom), the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $2.70 billion and (B) the Borrowing Base, calculated as of the date of such Incurrence;

(2) Indebtedness of PVH owed to a Restricted Subsidiary (other than a Securitization Subsidiary) or of a Restricted Subsidiary (other than a Securitization Subsidiary) owed to PVH or a Restricted Subsidiary (other than a Securitization Subsidiary); provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to PVH or a Restricted Subsidiary (other than a Securitization Subsidiary)) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

(3) the notes to be issued on the Issue Date;

(4) (A) the Existing Notes and any other Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (10) of this covenant) and (B) Indebtedness on account of the 2023 Debentures;

(5) Permitted Acquisition Indebtedness; provided that PVH would be permitted to Incur an additional $1.00 of Indebtedness under paragraph (a) above or the Consolidated Coverage Ratio for PVH and its

Restricted Subsidiaries, calculated after giving effect to such Incurrence and on a pro forma basis, would be greater than or equal to the Consolidated Coverage Ratio for PVH and its Restricted Subsidiaries immediately prior to such transaction;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1)(B), (3), (4), (5), (11), (13), (21) (with respect to the ITOCHU Obligations only) or (29) or this clause (6), in each case, of this paragraph (b); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5) of this paragraph (b), such Refinancing Indebtedness may be Incurred only by such Subsidiary;

(7) Hedging Obligations;

(8) Obligations in respect of performance, bid and surety bonds and completion guarantees provided by PVH or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising (A) from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence, (B) under any customary cash pooling or Cash Management Agreement with a bank or other financial institution in the ordinary course of business or (C) pursuant to any Treasury Transaction in the ordinary course of business;

(10) Indebtedness of PVH consisting of (A) guarantees of payments of accounts payable of third-party manufacturing facilities up to an aggregate amount not to exceed $15.0 million at any one time outstanding and (B) Obligations for the payment of letters of credit in commitment amounts not to exceed $10.0 million in the aggregate at any one time outstanding, excluding commitment amounts for any letters of credit issued pursuant to the Credit Facilities;

(11) (A) Purchase Money Indebtedness and Capital Lease Obligations Incurred by PVH or a Restricted Subsidiary to acquire or construct property in the ordinary course of business and which do not in the aggregate exceed the greater of (i) $175.0 million and (ii) 1.5% of Total Assets, calculated as of the date of such Incurrence, (B) Indebtedness in respect of Capital Lease Obligations arising from any Permitted Sale/Leasebacks and (C) Indebtedness consisting of Capital Lease Obligations in respect of property, plant and equipment of any Restricted Subsidiary organized in Japan;

(12) (A) the Subsidiary Guaranty of a Subsidiary Guarantor and (B) any guarantee by PVH or any of its Restricted Subsidiaries, in the ordinary course of business, of obligations of suppliers, customers, franchisees and licensees of PVH or any of its Restricted Subsidiaries;

(13) (A) any Permitted Guarantee by a Restricted Subsidiary described in clause (iii) of the definition of “Permitted Guarantees” or any Indebtedness Incurred by a Restricted Subsidiary as a co-borrower of Indebtedness of PVH described in clause (iii) of the definition of “Permitted Guarantees” and (B) any Guarantee by PVH or any Restricted Subsidiary in respect of Indebtedness Incurred by PVH or any Restricted Subsidiary otherwise permitted to be Incurred pursuant to this “—Limitation on Indebtedness” covenant to the extent such Person would have itself been able to originally Incur such Indebtedness;

(14) Indebtedness of a Foreign Restricted Subsidiary or a CKI Company and Indebtedness Incurred on behalf of or representing Guarantees of Indebtedness of joint ventures in an aggregate principal amount which, when taken together with all Indebtedness Incurred by all other Foreign Restricted Subsidiaries and CKI Companies and all other Indebtedness Incurred on behalf of or representing Guarantees of Indebtedness of joint ventures pursuant to this clause (14) and then outstanding, does not exceed the greater of (A) $225.0 million and (B) 2.0% of Total Assets, calculated as of the date of such Incurrence;

(15) Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Transaction;

(16) Indebtedness Incurred from the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Preferred Stock (including Disqualified Stock) in the form of additional shares of the same class of Preferred Stock (including Disqualified Stock);

(17) Indebtedness arising from agreements of PVH or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, deferred purchase price or other compensation or similar obligations, in each case, Incurred or assumed in connection with the making of any Permitted Investment or the acquisition or disposition of a Restricted Subsidiary or any business or assets of PVH and its Restricted Subsidiaries, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such Restricted Subsidiary or business or assets for the purposes of financing such acquisition; provided, however, that the maximum liability in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds including noncash proceeds (the fair market value (as determined in good faith by the board of directors of PVH (or a duly authorized committee thereof)) of such noncash proceeds being measured at the time received and without giving any effect to any subsequent changes in value) actually received by PVH and its Restricted Subsidiaries in connection with such disposition;

(18) Indebtedness supported by a letter of credit, bank guarantee or similar instrument, in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument;

(19) Attributable Debt on account of all Permitted Sale/Leasebacks;

(20) the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(21) Indebtedness, if any, in respect of the CKI Obligations and the ITOCHU Obligations;

(22) unsecured Indebtedness in respect of obligations of PVH or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the Incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligation or Treasury Transaction;

(23) Indebtedness representing deferred compensation to employees of PVH or any of its Restricted Subsidiaries Incurred in the ordinary course of business;

(24) reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business, and Indebtedness of PVH in respect of letters of credit issued by PVH for its own account or for the account of any of its Restricted Subsidiaries;

(25) guarantees by PVH of Indebtedness of any of its Restricted Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be Incurred under clause (14) of this covenant, to the extent such guarantees are permitted by the covenant described below under the caption “—Limitation on Restricted Payments”;

(26) Indebtedness arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between Restricted Subsidiaries incorporated in the Netherlands;

(27) Indebtedness pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);

(28) Indebtedness arising under any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) with a Restricted Subsidiary incorporated in Germany which is in force at the date hereof; and

(29) Indebtedness of PVH and any future Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of PVH and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (28) above or paragraph (a)) does not exceed the greater of (A) $440.0 million and (B) 4.0% of Total Assets, calculated as of the date of such Incurrence.

(c) For purposes of determining compliance with this covenant:

(1) any Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as having been Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, PVH, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and from time to time may reclassify and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3) PVH will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. The amount of any particular Indebtedness Incurred in a foreign currency will be calculated based on the relevant exchange rate for such currency vis-à-vis the U.S. dollar in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-denominated equivalent), in the case of revolving credit or delayed draw term debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or if Incurred with original issue discount, the aggregate issue price) of such refinancing Indebtedness does not exceed the principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) of such Indebtedness being refinanced.

Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Limitation on Restricted Payments

(a) PVH will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time PVH or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) PVH is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described above under the caption “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (excluding Restricted Payments made pursuant to any of the clauses of the next succeeding paragraph other than clauses (3) or (4) of the next succeeding paragraph) would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income (excluding any dividends or distributions increasing the amount available for Investments under clause (16) of the definition of “Permitted Investment” pursuant to subclause (B) thereof) accrued during the period (treated as one accounting period) from the beginning of PVH’s fiscal quarter commencing February 1, 2010 to the end of the most recent fiscal quarter for which financial statements are available on or prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), including, for the avoidance of doubt, (i) 50% of the Consolidated Net Income of Tommy Hilfiger B.V. for the period commencing February 1, 2010 and ending May 5, 2010 and (ii) 50% of the Consolidated Net Income of The Warnaco Group, Inc. for the period commencing on the first day of the fiscal quarter in which the closing of the Warnaco Acquisition occurs and ending on the date of the closing of the Warnaco Acquisition; plus

(B) 100% of the aggregate Net Cash Proceeds and the fair market value of other assets received by PVH from the issuance or sale of its Capital Stock, including Capital Stock issued in a business combination transaction or pursuant to a stock option or similar plan established by PVH (other than Disqualified Stock) subsequent to May 6, 2010 (other than an issuance or sale to a Subsidiary of PVH and other than an issuance or sale to an employee stock ownership plan or to a trust established by PVH or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by PVH from its stockholders subsequent to May 6, 2010; plus

(C) the amount by which Indebtedness of PVH or its Restricted Subsidiaries is reduced on PVH’s balance sheet upon the conversion or exchange subsequent to May 6, 2010 of any Indebtedness of PVH or its Restricted Subsidiaries into Capital Stock (other than Disqualified Stock) of PVH (less the amount of any cash, or the fair market value of any other property, distributed by PVH in respect of such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by PVH or any Restricted Subsidiary from the sale of such Indebtedness; plus

(D) an amount equal to the sum of (x) the reduction, net of costs, in the Investments (other than Permitted Investments) made by PVH or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by PVH or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to PVH’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by PVH or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(E) $75.0 million.

As of October 28, 2012, the amount available for Restricted Payments pursuant to this clause (3) would have been approximately $500 million.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of PVH (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of PVH or an employee stock ownership plan or to a trust established by PVH or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by PVH from its stockholders; provided, however, that the Net Cash Proceeds of such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of PVH or any Subsidiary Guarantor (A) made by exchange for, or out of the proceeds of (i) the substantially concurrent sale of, Indebtedness or Disqualified Stock, in each case, which is permitted to be Incurred pursuant to the covenant described under the caption “—Limitation on

Indebtedness” or (ii) the issuance, sale or exchange, within six months prior thereto, of Capital Stock (other than Disqualified Stock); provided that to the extent used as provided in this clause (b)(2)(A), the Net Cash Proceeds of such issuance, sale or exchange shall not increase the amount described under clause (3)(B) of paragraph (a) above; or (B) deemed to occur as a result of the conversion of all or a portion of such Subordinated Obligations into Capital Stock (other than Disqualified Stock) of PVH;

(3) dividends paid or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividends or giving of notice of the redemption if at such date of declaration or notice, such dividend or redemption would have complied with this covenant;

(4) the payment of dividends by PVH on (A) its common stock in an annual amount of up to $0.20 per outstanding share of common stock and (B) its Series A Preferred Stock in an annual amount of up to $0.20 per share of common stock that would be issuable upon conversion of any outstanding share of Series A Preferred Stock (subject, in each case, to adjustment for any stock split or similar occurrence);

(5) repurchases by PVH of Capital Stock deemed to occur upon the exercise of options, warrants, restricted stock units or similar rights if such Capital Stock represents all or a portion of the exercise price thereof or is deemed to occur in connection with the satisfaction of any withholding tax obligation Incurred relating to the vesting or exercise of such options, warrants, restricted stock units or similar rights;

(6) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of PVH or any Restricted Subsidiary held by any current or former officer, director or employee of PVH or any Subsidiary of PVH in connection with any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any stock option or incentive plan or agreement, any employment agreement or any other similar plans or agreements; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock pursuant to this clause (6) shall not exceed $15.0 million in any calendar year (with unused amounts in any period being carried over to succeeding periods); provided, further, that such amount in any calendar year may be increased by an amount not to exceed;

(A) the cash proceeds from the sale of Capital Stock of PVH (other than Disqualified Stock) and, to the extent contributed to PVH as common equity capital, the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of any of PVH’s direct or indirect parent companies, in each case to members of management, directors or consultants of PVH, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date to the extent the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) have not otherwise been applied to the making of Restricted Payments pursuant to clause (3) of the preceding paragraph or clause (1) of this paragraph; plus

(B) the cash proceeds of key man life insurance policies received by PVH or any of its Restricted Subsidiaries after the Issue Date;

in addition, cancellation of Indebtedness owing to PVH or any Restricted Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of PVH or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Capital Stock of PVH from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

(7) declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of PVH or any Restricted Subsidiary issued in accordance with the covenant described above under the caption “—Limitation on Indebtedness” to the extent such dividends are included in the calculation of Consolidated Interest Expense;

(8) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of PVH and its Restricted Subsidiaries that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of PVH; provided that, as a result of such consolidation, merger or transfer of assets, PVH has made or will make a Change of Control Offer pursuant to the covenant described above under the caption “—Change of Control” (if required) and any notes tendered in connection therewith have been or will be repurchased;

(9) so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after the completion of the related Change of Control Offer (if required), any purchase or redemption of Indebtedness of PVH that is contractually subordinated to the notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided that, prior to or simultaneously with such purchase or redemption, PVH has made the Change of Control Offer as provided in the covenant described above under the caption “—Change of Control,” and has completed or will complete the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer;

(10) any payment of the ITOCHU Obligations; and

(11) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (11), not to exceed the greater of (A) $115.0 million and (B) 1.0% of Total Assets, calculated as of the date on which any Restricted Payment pursuant to this clause (11) is made.

For the avoidance of doubt, the amount of any Restricted Payment (other than cash) will be the fair market value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by PVH or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, PVH may order and classify, and from time to time may reclassify, such Restricted Payment if that classification would have been permitted at the time such Restricted Payment was made and at the time of the reclassification.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

PVH will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to PVH or a Restricted Subsidiary, or pay any Indebtedness owed to PVH, (b) make any loans or advances to PVH or (c) transfer any of its property or assets to PVH, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement);

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by PVH (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by PVH) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that such encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the holders of the notes than encumbrances and restrictions contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary pending the closing of such sale or disposition and so long as the consummation of such transaction would not result in a Default or Event of Default;

(E) any encumbrance or restriction existing under or by reason of applicable law or any applicable rule, regulation or order;

(F) any encumbrance or restriction contained in the terms of any Indebtedness or agreements relating to Liens, in each case, permitted to be Incurred under the indenture; provided that PVH’s board of directors (or a duly authorized committee thereof) determines that any such encumbrance or restriction will not materially adversely affect PVH’s ability to make principal or interest payments on the notes;

(G) any encumbrance or restriction with respect to Indebtedness or other contractual requirements of a Securitization Subsidiary in connection with and, in the good faith determination of PVH’s board of directors (or a duly authorized committee thereof), necessary to effectuate, a Qualified Securitization Transaction; provided, however, that such encumbrance or restriction applies only to such Securitization Subsidiary;

(H) any encumbrance or restriction contained in any of the CKI Agreements, ITOCHU Stockholders’ Agreement or any agreement related to the China JV Obligations; provided that with respect to any such encumbrance or restriction created after the Issue Date, PVH’s board of directors (or a duly authorized committee thereof) determines that any encumbrance or restriction will not materially adversely affect PVH’s ability to make principal or interest payments on the notes;

(I) with respect to any Restricted Subsidiary organized under the laws of Japan, any encumbrance or restriction imposed pursuant to an agreement restricting (i) the creation or assumption of any Lien upon any such Subsidiary’s inventory and receivables or (ii) the transfer of assets of any such Subsidiary, in each case in the ordinary course of business;

(J) any encumbrances or restrictions with respect to cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(K) any encumbrance or restriction imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in this clause (1) or clause (2) below; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings will not, in the good faith judgment of PVH’s board of directors (or a duly authorized committee thereof), materially adversely affect PVH’s ability to make principal or interest payments on the notes;

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests, licenses, joint venture agreements and agreements similar to any of the foregoing to the extent such provisions restrict the transfer of the property subject to such leases, licenses, joint venture agreements or similar agreements; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) PVH will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) PVH or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2) in the case of an Asset Disposition other than an Asset Swap, at least 75% of the consideration thereof received by PVH or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by PVH (or such Restricted Subsidiary, as the case may be), at its option:

(A) to prepay, repay, redeem or purchase Senior Indebtedness of PVH or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to PVH or an Affiliate of PVH) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) to acquire or invest in Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) as set forth in clause (b) of this covenant to the extent required thereby;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, PVH or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided, further, however, that PVH or such Restricted Subsidiary will be deemed to have complied with clause (B) above if it has entered into a binding agreement with respect to the application of such Net Available Cash; provided that such binding agreement shall be treated as a permitted application of the Net Available Cash from the date thereof until the earlier of (x) the date on which such acquisition or investment is consummated and (y) 365 days.

Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may, at PVH’s option, be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of PVH or any Restricted Subsidiary by another Person (other than by PVH or any Subsidiary of PVH) and the release of PVH or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities, notes or other obligations received by PVH or any Restricted Subsidiary from the transferee to the extent converted within 180 days by PVH or such Restricted Subsidiary into cash or Temporary Cash Investments.

(b) Any Net Available Cash from any Asset Disposition that is not applied as provided in clause (a)(3) of this “—Limitation on Sales of Assets and Subsidiary Stock” covenant (including the proviso thereto) within the time period provided therein (it being understood that any portion of such Net Available Cash used to purchase notes, as described in clause (a)(3)(A) of this covenant, shall be deemed to have been applied as provided in clause (a)(3)(A) above) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $75.0 million, PVH shall make an offer to all holders of the notes (and, at the option of PVH, to holders of any other Senior Indebtedness of PVH) to purchase the maximum principal amount of notes (and such other Senior Indebtedness), in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 in excess thereof, out of the Excess Proceeds at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of PVH was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of PVH, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. PVH shall not be required to make such an offer to purchase notes (and other Senior Indebtedness of PVH) pursuant to this covenant if the Excess Proceeds available therefor is less than $75.0 million (which amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Excess Proceeds from any subsequent Asset Disposition). To the extent that the aggregate amount of notes (and such other Senior Indebtedness) tendered pursuant to such an offer is less than the Excess Proceeds, PVH may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such other Senior Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased in the manner described in the indenture. Upon completion of any such offer, the amount of Excess Proceeds shall be reset at zero.

(c) PVH will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, PVH will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) PVH will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of PVH (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to PVH or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of the greater of (A) $60.0 million and (B) 0.50% of Total Assets, calculated as of the date of such Affiliate Transaction, a majority of the disinterested members of the board of directors of PVH with respect to such Affiliate Transaction (or a duly authorized committee of PVH’s board of directors consisting solely of directors disinterested with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of PVH’s board of directors (or such duly authorized committee); and

(3) if such Affiliate Transaction involves an amount in excess of the greater of (A) $85.0 million and (B) 0.75% of Total Assets, calculated as of the date of such Affiliate Transaction, the terms of the Affiliate Transaction are set forth in writing and a majority of the disinterested members of the board of directors of PVH with respect to such Affiliate Transaction (or a duly authorized committee of PVH’s board of directors consisting solely of directors disinterested with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of PVH’s board of directors (or such duly authorized committee); and PVH’s board of directors shall have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to PVH and its Restricted Subsidiaries or is not less favorable to PVH and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Permitted Investment;

(2) any Restricted Payment permitted to be made pursuant to the covenant described under the caption “—Limitation on Restricted Payments”;

(3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

(4) loans or advances to employees in the ordinary course of business in accordance with past practices of PVH or its Restricted Subsidiaries, but in any event not to exceed $25.0 million, in the aggregate outstanding at any one time;

(5) the payment of fees and compensation to, and the provision of employee benefit arrangements, any health, disability or similar insurance plan which covers employees and indemnity for the benefit of, directors, officers and employees of PVH or any of its Restricted Subsidiaries entered into in the ordinary course of business;

(6) any transaction between PVH and a Restricted Subsidiary or between Restricted Subsidiaries (other than Securitization Subsidiaries);

(7) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because PVH or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(8) the issuance or sale of any Capital Stock (other than Disqualified Stock) of PVH to any Person;

(9) any agreement or arrangement in effect on the Issue Date and any amendment or replacement thereof and, in each case, the transactions pursuant thereto; provided, however, that any such amendment or replacement is not less favorable in any material respect to PVH or any of its Restricted Subsidiaries than that in effect on the Issue Date;

(10) sales or other dispositions of accounts receivable or licensing royalties and related assets to a Securitization Subsidiary in a Qualified Securitization Transaction which are customarily transferred in such a transaction;

(11) any transactions between PVH or any Restricted Subsidiary and China JV or any of its Affiliates;

(12) any transactions between PVH or any Restricted Subsidiary and (A) Apax Partners L.P. (i) in the ordinary course of business or (ii) in respect of China JV or (B) any funds or portfolio companies of Apax Partners L.P. in the ordinary course of business which satisfy clause (a)(1) of this “Limitation on Affiliate Transactions” covenant;

(13) any employment agreements entered into by PVH or any of its Restricted Subsidiaries in the ordinary course of business and the transactions pursuant thereto;

(14) any satisfaction or discharge of the ITOCHU Obligations;

(15) any transactions between PVH or any Restricted Subsidiary and ITOCHU Corporation or any joint venture of PVH or any Restricted Subsidiary, in each case in the ordinary course of business;

(16) transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into PVH or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(17) any transactions between PVH or any Restricted Subsidiary and the CKI Trust pursuant to the CKI Trust Agreement; and

(18) any transactions between PVH or any Restricted Subsidiary and Pepe Jeans SL (or any successor or replacement sales and collection agent and franchisee in Spain and Portugal) in the ordinary course of business.

Limitation on Liens

PVH will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien (other than a Permitted Lien) on any property or asset now owned or hereafter acquired by PVH or such Restricted Subsidiary without making effective provision whereby any and all notes then or thereafter outstanding will be secured by a Lien equally and ratably with or prior to any and all Indebtedness for borrowed money thereby secured for so long as any such Indebtedness for borrowed money shall be so secured. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence will provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Limitation on Sale/Leaseback Transactions

PVH will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction other than (a) a Sale/Leaseback Transaction in respect of which the Attributable Debt does not, when taken together with the Attributable Debt as of such date with respect to all other Sale/Leaseback Transactions entered into pursuant to this clause (a), exceed the greater of (i) $90.0 million and (ii) 1.0% of Total Assets, calculated as of the date on which such Sale/Leaseback Transaction is consummated (each such Sale/Leaseback Transaction entered into pursuant to this clause (a), a “Permitted Sale/Leaseback”); and (b) any other Sale/Leaseback Transaction so long as (1) PVH or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on Liens,” (2) the net proceeds received by PVH or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by PVH’s board of directors (or a duly authorized committee thereof)) of such property and (3) PVH applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Merger and Consolidation

PVH will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia and the Successor Company (if not PVH) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of PVH under the notes and the indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an Obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, (x) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described above under the caption “—Limitation on Indebtedness” or (y) the Successor Company would have a Consolidated Coverage Ratio that is greater than or equal to the Consolidated Coverage Ratio of PVH immediately prior to such transaction; and

(4) PVH shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, lease or other disposition and such supplemental indenture (if any) comply with the indenture;

provided, however, that clauses (3) and (4) will not be applicable to PVH merging, consolidating or amalgamating with an Affiliate of PVH solely for the purpose and with the sole effect of reincorporating PVH in another jurisdiction.

For purposes of this covenant, the conveyance, transfer, lease or other disposition of all or substantially all of the assets of one or more Subsidiaries of PVH, which assets, if held by PVH instead of such Subsidiaries, would constitute all or substantially all of the assets of PVH on a consolidated basis, shall be deemed to be the conveyance, transfer lease, or other disposition, as applicable, of all or substantially all of the assets of PVH.

The Successor Company, if not PVH, will be the successor to PVH and shall succeed to and be substituted for PVH, and may exercise every right and power of PVH under the indenture, and PVH, except in the case of a lease, shall be released from all obligations under the notes and the indenture, including, without limitation, the Obligation to pay the principal of and interest on the notes.

Except as permitted under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”, PVH will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an Obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(3) PVH delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, lease or other disposition and such Guaranty Agreement, if any, complies with the indenture.

Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, consolidate or amalgamate with an Affiliate thereof solely for the purpose and with the sole effect of reincorporating such Subsidiary Guarantor in another jurisdiction (which jurisdiction shall, in the case of a Subsidiary Guarantor that is not a Foreign Restricted Subsidiary, be a jurisdiction in the United States, any State thereof or the District of Columbia), provided that such Affiliate must become a Subsidiary Guarantor in accordance with the terms of the indenture and (2) a Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets to, another Subsidiary Guarantor or PVH.

The successor Subsidiary Guarantor will be the successor to the Subsidiary Guarantor and shall succeed to and be substituted for such Subsidiary Guarantor, and may exercise every right and power of such Subsidiary Guarantor under the indenture, and such Subsidiary Guarantor, except in the case of a lease, shall be released from all obligations under the indenture and the notes.

Notwithstanding anything to the contrary provided herein, this “— Merger and Consolidation” covenant shall not apply to a conveyance, transfer, lease or other disposition of assets between or among PVH and any Subsidiary Guarantor.

Except as provided above, this covenant applies in the case of a disposition of all or substantially all of the assets of PVH or any Subsidiary Guarantor to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of PVH or a Subsidiary

Guarantor. As a result, it may be unclear as to whether this covenant has been breached and whether a holder of notes may declare an Event of Default in accordance with the terms described in “—Defaults.”

Future Subsidiary Guarantors

PVH will not permit any Restricted Subsidiary, directly or indirectly, (i) to Guarantee any Indebtedness of PVH (other than Permitted Guarantees and Guarantees in respect of the 2023 Debentures) or (ii) to Incur any Indebtedness (other than Permitted Guarantees) under paragraph (a) or paragraph (b)(29) of the covenant described above under the caption “—Limitation on Indebtedness” unless such Restricted Subsidiary promptly executes and delivers a Guaranty Agreement providing for the unconditional and irrevocable Guarantee of the notes by such Restricted Subsidiary, jointly and severally with all other Subsidiary Guarantors. If the Indebtedness to be Guaranteed is subordinated to the notes, the Guarantee of such Indebtedness will be subordinated to the Guarantee of the notes to the same extent as the Indebtedness to be Guaranteed is subordinated to the notes.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes will provide by its terms that it will be automatically and unconditionally released and discharged:

(1) upon the release or discharge of (x) such Guarantee of such other Indebtedness or (y) such Indebtedness Incurred pursuant to paragraph (a) or paragraph (b)(29) of the covenant described above under the caption “—Limitation on Indebtedness”;

(2) upon any sale, disposition, exchange or other transfer (including through merger, consolidation or otherwise), other than to PVH or a Subsidiary of PVH, of all of PVH’s capital stock in, or all or substantially all of the assets of, such Restricted Subsidiary, which sale, disposition, exchange or transfer is made in compliance with the applicable provisions of the indenture;

(3) upon PVH designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”;

(4) upon PVH’s exercise of its legal defeasance option or covenant defeasance option as described below under the caption “—Defeasance” below, or if PVH’s obligations under the indenture and notes are discharged in accordance with the terms of the indenture; and

(5) upon the occurrence of a Suspension Date (subject to the provisions set forth under the caption “—Covenant Suspension” below).

Covenant Suspension

Following the first day (the “Suspension Date”) that both (1) the notes are rated Investment Grade by Moody’s and S&P and (2) no Default or Event of Default shall have occurred and be continuing, (a) PVH and its Restricted Subsidiaries will not be subject to the covenants described under “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Limitation on Sales of Assets and Subsidiary Stock,” “—Limitation on Affiliate Transactions,” “—Limitation on Liens,” “—Future Subsidiary Guarantors” and clause (3) of the first paragraph under “—Merger and Consolidation” (together, the “Suspended Covenants”); provided that, during the Suspension Period (as defined below), PVH and its Restricted Subsidiaries will be subject to the covenant described under “—Limitation on Secured Indebtedness” below and (b) the Subsidiary Guarantees of the Subsidiary Guarantors shall be automatically and unconditionally released and discharged, subject to the provisions of the immediately following paragraph (such Subsidiary Guarantees together, the “Suspended Guarantees”).

As a result of the foregoing, the notes will be entitled to substantially reduced covenant protection during any Suspension Period (as defined below). In the event that PVH and its Restricted Subsidiaries are not subject to the Suspended Covenants and the Suspended Guarantees for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade rating or downgrades the rating assigned to the notes below an Investment Grade rating, then PVH and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events, and each Suspended Guarantee (other than, for the avoidance of doubt, any Suspended Guarantee with respect to which any of the events described in clauses (1) through (4) under the heading “—Future Subsidiary Guarantors” shall have occurred during the Suspension Period) will be automatically reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will occur or be deemed to have occurred solely as a result of a failure to comply with the Suspended Covenants during the Suspension Period or the continued existence of circumstances or obligations that occurred without complying with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of “—Limitation on Indebtedness” or one of the clauses set forth in paragraph (b) of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of the covenant described under “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of paragraph (b) of the covenant described under “—Limitation on Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments” will be made as though such covenant had been in effect since the Issue Date and during the Suspension Period. For purposes of the “—Limitation on Restrictions on Distributions from Restricted Subsidiaries” covenant, on the Reversion Date, any encumbrance or restriction on the ability of any Restricted Subsidiary described under clauses (a), (b) or (c) of the first paragraph thereof created or otherwise caused or permitted to exist or become effective during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (A) of paragraph (1) of such covenant. For purposes of the “—Limitation on Sales of Assets and Subsidiary Stock” covenant, on the Reversion Date, the unutilized Net Available Cash amount will be reset to zero. For purposes of the “—Limitation on Affiliate Transactions” covenant, on the Reversion Date, any Affiliate Transaction entered into or permitted to exist during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (9) of paragraph (b) of such covenant. For purposes of the “—Limitation on Liens” covenant, on the Reversion Date, any Lien created during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as a “Permitted Lien” under clause (1) of the definition thereof.

There can be no assurance that the notes will ever achieve an Investment Grade rating or that any such rating will be maintained.

Limitation on Secured Indebtedness

During any Suspension Period, PVH will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Subsidiary without making effective provisions whereby PVH or such Restricted Subsidiary, as the case may be, will secure the notes equally and ratably with (or, if the Indebtedness to be secured by such Lien is subordinated in right of payment to the notes, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, unless the aggregate amount of all Indebtedness secured by all such Liens (excluding any Permitted Lien) would not exceed 3.5% of Total Assets, calculated as of the date of such Incurrence.

SEC Reports

The indenture will provide that so long as the notes are outstanding PVH will deliver to the trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which PVH is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The indenture will further provide that, notwithstanding that PVH may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the notes are outstanding PVH will file with the SEC, to the extent permitted, and provide the trustee with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

In addition, PVH will make such information available to the holders of the notes upon reasonable request.

Notwithstanding the foregoing, PVH will be deemed to have furnished such reports referred to above to the trustee and the holders of the notes if PVH has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for 30 days;

(2) a default in the payment of principal of, or premium, if any, on, any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by PVH to comply for 30 days after notice with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4) the failure by PVH to comply for 45 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase notes) or under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase notes);

(5) the failure by PVH or any Restricted Subsidiary to comply for 60 days after notice with its other covenants, obligations, warranties or agreements contained in the indenture;

(6) Indebtedness of PVH, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of such Indebtedness unpaid or accelerated exceeds $75.0 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of PVH, any Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8) a final, non-appealable judgment or order is rendered against PVH, a Subsidiary Guarantor or any Significant Subsidiary, which requires the payment in money by PVH, a Subsidiary Guarantor or any Significant Subsidiary either individually or in the aggregate, of an amount (to the extent not covered by insurance) in excess of $75.0 million and such judgment or order remains unsatisfied, undischarged, unvacated, unbonded and unstayed for 60 days (the “judgment default provision”); or

(9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty or the indenture) or a Subsidiary Guarantor denies or disaffirms its Obligations under its Subsidiary Guaranty.

However, a default under clauses (3), (4) and (5) will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding notes notify PVH of the default and PVH does not cure such default within the time specified in clauses (3), (4) and (5) after receipt of such notice.

If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of PVH, a Subsidiary Guarantor or any Significant Subsidiary occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

If a Default occurs, is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs; provided, however, that in any event the trustee shall not be required to mail such notice until 10 days after a Responsible Officer of the trustee has actual knowledge of such Default. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its Responsible Officers determines that withholding notice is in the best interests of the holders of the notes. In addition, PVH is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. PVH is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action it is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture and notes may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default (other than a default in the payment of the principal of, premium, if any, on, or interest on the notes except a payment default resulting from an acceleration that has been rescinded) or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes). However, without the consent of each holder of an outstanding note adversely affected thereby, an amendment or waiver may not:

(1) reduce the aggregate principal amount of notes the holders of which must consent to an amendment or waiver;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above; provided that the notice period for redemption may be reduced to not less than three (3) Business Days with the consent of the holders of a majority in principal amount of the notes then outstanding if a notice of redemption has not prior thereto been sent to such holders;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any holder of the notes to receive payment of principal of, and premium, if any, on, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(7) make any change in the ranking or priority of any note that would adversely affect the holders of the notes.

Notwithstanding the preceding or otherwise, the provisions under the indenture relative to PVH’s obligation to make any offer to repurchase the notes as a result of a Change of Control as described under the caption “—Change of Control” may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Notwithstanding the preceding, without the consent of any holder of the notes, PVH and the trustee may amend the indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor of the obligations of PVH or any Subsidiary Guarantors under the indenture and the notes or its Subsidiary Guaranty, as applicable;

(3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) to add any additional Events of Default with respect to the notes;

(5) to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance or discharge of the notes; provided, however, that any such action shall not adversely affect the interests of the holders of the notes;

(6) to add guarantees with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

(7) to add to the covenants of PVH or a Restricted Subsidiary for the benefit of the holders of the notes or to surrender any right or power conferred upon PVH or a Restricted Subsidiary;

(8) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

(9) to make any change that does not adversely affect the rights of any holder of the notes;

(10) to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(11) to release a Subsidiary Guarantor from its Subsidiary Guaranty pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture;

(12) to conform the text of the indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the notes; or

(13) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the indenture or the notes by any holder given in connection with a tender or exchange of such holder’s notes will not be rendered invalid by such tender or exchange.

For purposes of determining whether the holders of the requisite principal amount of notes have taken any action under the indenture, notes owned by PVH or by any Affiliate of PVH shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the trustee shall be protected in relying on any direction, waiver or consent, only notes which the trustee knows are so owned shall be so disregarded. Subject to the foregoing, only notes outstanding at the time shall be considered in any such determination.

After an amendment under the indenture becomes effective, PVH is required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The notes will be issued in fully registered book-entry form, without coupons. PVH may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. The notes will be represented by one or more Global Securities registered in the name of a nominee of DTC. Except as set forth under “Book-Entry System for Notes” below, the notes will not be issued in certificated form.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by PVH and thereafter repaid to PVH or discharged from such trust) have been delivered to the trustee for cancellation or (b) all of the notes not theretofore delivered to the trustee for cancellation (i) have been called for redemption by reason of the mailing of a notice of redemption or otherwise and (ii) will become due and payable at their Stated Maturity within one year, and PVH has irrevocably deposited or caused to be deposited with the trustee U.S. dollars or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from PVH directing the trustee to apply such funds to the payment thereof at redemption or maturity, as the case may be;

(2) PVH has paid all other sums payable under the indenture; and

(3) PVH has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied or waived.

Defeasance

At any time, PVH may terminate all of its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time PVH may terminate its obligations under the caption “—Change of Control” and under the covenants described above under the caption “—Certain Covenants” (other than the covenant described under the caption “—Merger and Consolidation” with respect to PVH), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and Subsidiary Guarantors and the judgment default provision described under the caption “—Defaults” above and the limitations contained in clause (3) of the first paragraph under the caption “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

PVH may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If PVH exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If PVH exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5) (with respect to all obligations described under “—Certain Covenants” above other than those described under the caption “—Certain Covenants—Merger and Consolidation” above), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under the caption “—Defaults” above or because of the failure of PVH to comply with clause (3) of the first paragraph under the caption “—Certain Covenants—Merger and Consolidation” above. If PVH exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of its defeasance options, PVH must irrevocably deposit in trust (the “defeasance trust”) with the trustee U.S. dollars or U.S. Government Obligations in such amounts as will be sufficient, as evidenced by an Officers’ Certificate of PVH, for the payment of principal of, premium, if any, on, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel in the United States to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law). In addition, in order to exercise PVH’s defeasance option, the defeasance must not result in or constitute a Default or Event of Default under the indenture.

Concerning the Trustee

U.S. Bank National Association is to be the trustee under the indenture. PVH will maintain one or more paying agents for the notes in the Borough of Manhattan, City of New York. PVH has appointed the trustee as registrar and paying agent with regard to the notes. PVH may, however, change the registrar or paying agent without prior notice to the holders of the notes, and PVH or any of its Restricted Subsidiaries may act as paying agent or registrar.

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of PVH, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

If an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator or stockholder of PVH or any Subsidiary will have any liability for any obligations of PVH or any Subsidiary under the notes, any Subsidiary Guaranty or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“2023 Debentures” means PVH’s 7 3/4% Debentures due 2023 issued under an indenture dated as of November 1, 1993 between PVH and the Bank of New York, as trustee, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“2023 Permitted Liens” means Liens securing the Obligations in respect of the 2023 Debentures.

“Additional Assets” means:

(1) any business, assets, property or capital expenditures used or useful in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by (including by merger with or into or consolidation with) PVH or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Adjusted Treasury Rate” means, with respect to any redemption date, the yield to maturity of the Comparable Treasury Issue as of such redemption date.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such

Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under the captions “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of PVH or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable).

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess, if any, of

(a) the present value at such redemption date of (i) the redemption price of the note at December 15, 2017 (such redemption price being set forth in the table set forth above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on such note through December 15, 2017 (excluding accrued but unpaid interest to but not including the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, determined as of such redemption date, plus 50 basis points; over

(b) the principal amount of such note.

“Asset Disposition” means (i) an Asset Swap or (ii) any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by PVH or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than PVH or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of PVH or any Restricted Subsidiary; or

(3) any other assets of PVH or any Restricted Subsidiary outside of the ordinary course of business of PVH or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(a) a disposition by a Restricted Subsidiary to PVH or by PVH or a Restricted Subsidiary to a Restricted Subsidiary (other than a Securitization Subsidiary);

(b) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all of the assets of PVH or any Subsidiary Guarantor in accordance with the covenant described above under the caption “—Merger and Consolidation;”

(c) any disposition of assets with a fair market value of less than $10.0 million;

(d) disposals of obsolete, damaged or worn out equipment or property or property that is no longer useful in the conduct of PVH’s or any Restricted Subsidiary’s business and that, in either case, is disposed of in the ordinary course of business;

(e) any disposition of accounts receivable, licensing royalties and related assets to or of a Securitization Subsidiary pursuant to a Qualified Securitization Transaction;

(f) the sale of any property in a Sale/Leaseback Transaction within 12 months of the acquisition of such property in an amount at least equal to the cost of such property and for consideration that is at least 75% in the form of cash or cash equivalents;

(g) the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(h) any disposition of cash or Temporary Cash Investments in the ordinary course of business;

(i) any lease, assignment, or sublease in the ordinary course of business which does not materially interfere with the business of PVH and its Restricted Subsidiaries taken as a whole;

(j) any grant of any license of patents, trademarks, know-how or any other intellectual property in the ordinary course of business which does not materially interfere with the business of PVH and its Restricted Subsidiaries taken as a whole (for the avoidance of doubt, other than perpetual licenses of any material intellectual property); and

(k) the sale or discounting, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which PVH or any Restricted Subsidiary, as applicable, may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables).

“Asset Swap” means any exchange of property or assets of PVH or any Restricted Subsidiary (including shares of Capital Stock of a Restricted Subsidiary) for property or assets of another Person (including shares of Capital Stock of a Person whose primary business is a Related Business) that are intended to be used by PVH or any Restricted Subsidiary in a Related Business, including, to the extent necessary to equalize the value of the assets being exchanged, cash of any party to such asset swap.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum without duplication of (x) 85% of the book value of the accounts receivable of PVH and its Restricted Subsidiaries on a consolidated basis and (y) 65% of the book value of the inventory of PVH and its Restricted Subsidiaries on a consolidated basis, in each case as of the most recently ended fiscal quarter of PVH, preceding the date on which Indebtedness is Incurred under paragraph (b)(1)(B) of the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness” (calculated on a pro forma basis to reflect all transactions consummated since the end of the most recently ended fiscal quarter of PVH and on or prior to such date of determination).

“Business Day” means each day that is not a Legal Holiday.

“Capital Lease Obligation” means an Obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, the amount of Indebtedness represented by which shall be the capitalized amount of such Obligation determined in accordance with GAAP and the Stated Maturity of which shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described above under the caption “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Management Agreement” means any agreement or arrangement to provide treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearinghouse transfer services) or other cash management services.

“Change of Control” means any of the following events:

(1) PVH becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of PVH (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of the parent entity);

(2) the date the Continuing Directors cease for any reason to constitute a majority of PVH’s board of directors then in office; or

(3) the adoption of a plan relating to the liquidation or dissolution of PVH.

“China JV Obligations” means all obligations of PVH and any of its Restricted Subsidiaries owed to the China JV.

“China JV” means TH Asia Limited, a Hong Kong company limited by shares.

“CK Amount” for any period means the Design Services Purchase Payments (as defined in the CK Purchase Agreement) paid or payable by PVH or any of its Subsidiaries to Mr. Calvin Klein or the Klein Heirs (as defined in the CK Purchase Agreement) for such period pursuant to the CK Purchase Agreement.

“CK Purchase Agreement” means the Stock Purchase Agreement, dated as of December 17, 2002, among PVH, Calvin Klein, Inc., Calvin Klein (Europe), Inc., Calvin Klein (Europe II) Corp., Calvin Klein Europe S.r.l., CK Service, Calvin Klein, Barry Schwartz, Trust for the Benefit of the Issue of Calvin Klein, Trust for the Benefit of the Issue of Barry Schwartz, Stephanie Schwartz-Ferdman and Jonathan Schwartz (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).

“CK Service” means CK Service Corporation, a Delaware corporation.

“CKI” means Calvin Klein, Inc., a New York corporation.

“CKI Agreement and Assignment” means that certain Agreement and Assignment, dated February 12, 2003, among the U.S. Borrower, CKI, Mr. Klein and certain other parties signatory thereto (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).

“CKI Agreements” means the CK Purchase Agreement, the CKI Pledge and Security Agreement, the CKI Pledgor Guarantees, the CKI Agreement and Assignment and any other agreement related thereto.

“CKI Companies” means CKI and CK Service and any of their Subsidiaries.

“CKI Obligations” means all obligations of PVH, the CKI Companies and any Subsidiary of any CKI Company under or with respect to the CKI Agreements.

“CKI Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of May 6, 2010, among PVH, the CKI Companies, Mr. Klein and the collateral agent party thereto (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).

“CKI Pledgor Guarantees” means the Pledgor Guarantees (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time) into which each of the CKI Companies has entered, and certain Subsidiaries of the CKI Companies may enter from time to time after the date hereof, pursuant to which each CKI Company and, if any, the Subsidiaries of the CKI Companies party thereto have guaranteed the payment in full of PVH’s obligations under the CKI Stock Purchase Agreement.

“CKI Trust” means that certain trust established pursuant to the Delaware Business Trust Act, as amended, and the CKI Trust Agreement.

“CKI Trust Agreement” means that certain Trust Agreement, dated as of March 14, 1994, between CKI and Wilmington Trust Company, relating to the CKI Trust, and the other agreements related thereto (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity or raw materials futures contract, commodity or raw materials option, or any other agreement designed to protect against or manage exposure to fluctuations in commodity or raw materials pricing.

“Comparable Treasury Issue” means the United States Treasury security with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of comparable market date)) most nearly equal to the period from the redemption date to December 15, 2017; provided that, if such period is less than one year, the weekly average yield on actually traded United States Treasury security adjusted to a constant maturity of one year will be used.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if PVH or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if PVH or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if PVH or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period PVH or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of PVH or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to PVH and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent PVH and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period PVH or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets (including any acquisition of assets (including Capital Stock) occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness in connection therewith) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into PVH or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by PVH or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, in the event that PVH or any of its Restricted Subsidiaries issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such issuance, repurchase or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of PVH to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as PVH may designate.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense (to the extent that such expense was deducted in computing Consolidated Net Income) of PVH and its consolidated Restricted Subsidiaries, minus interest income for such period, plus, to the extent not included in such consolidated interest expense, and to the extent Incurred by PVH or its Restricted Subsidiaries and deducted in computing Consolidated Net Income, without duplication in each case for such period:

(1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Interest Rate Agreements;

(7) except for payments in respect of the ITOCHU Obligations, dividends declared and paid or payable in cash or Disqualified Stock in respect of (a) all Disqualified Stock of PVH and (b) all Preferred Stock of Restricted Subsidiaries, in each case held by Persons other than PVH or a Wholly Owned Subsidiary;

(8) interest Incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) PVH or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than PVH) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of PVH and its consolidated Subsidiaries, less the CK Amount and less the ITOCHU Amount; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income (or loss) of any Person that is an Unrestricted Subsidiary, except that:

(a) subject to the exclusion contained in clause (4) below, PVH’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to PVH or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(b) subject to the exclusion contained in clause (4) below and without duplication, PVH’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent of any cash actually contributed by PVH or a Restricted Subsidiary to such Person during such period;

(2) any net income (or loss) of any Person acquired by PVH or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments,” any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, which restrictions actually prohibited the payment of dividends or making of distributions by such Restricted Subsidiary on the last day of such period, directly or indirectly, to PVH, except that:

(a) subject to the exclusion contained in clause (4) below, PVH’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to PVH or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) subject to the exclusion contained in clause (4) below and without duplication PVH’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such

Consolidated Net Income to the extent of any cash actually contributed by PVH or a Restricted Subsidiary to such Person during such period;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of PVH, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary, unusual or nonrecurring gains or losses or expenses or charges, including, without limitation (in each case, for the avoidance of doubt, to the extent extraordinary, unusual or non-recurring), (a) restructuring charges, (b) any fees, expenses or charges relating to plant shutdowns and discontinued operations, (c) acquisition integration costs and (d) any expenses or charges relating to any Equity Offering, Permitted Investment, acquisition or Incurrence or retirement of Indebtedness (in each case under this clause (d) whether or not successful);

(6) any (a) severance, other employee termination benefits or relocation costs, expenses or charges, (b) one time non-cash compensation charges recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees, (c) the costs and expenses after the Issue Date relating to the employment of terminated employees, (d) lease termination costs and (e) fees, expenses, charges or change in control payments made under the Transaction Documents or otherwise realized in connection with, resulting from, related to or in anticipation of the Transactions;

(7) restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility consolidations, retention, headcount reductions, systems establishment costs, contract termination costs and excess pension charges);

(8) the cumulative effect of a change in accounting principles (including, for the avoidance of doubt, the non-cash income (or loss) related to one-time and ongoing mark-to-market gains (or losses) with respect to the pension or postretirement plans of PVH or any of its Restricted Subsidiaries resulting from a change in accounting principle prior to or after the Issue Date); and

(9) if during any period, PVH or any of its Subsidiaries repays the ITOCHU Amount in whole, then for such period, the excess of the amount of such amounts repaid over the regularly scheduled payment of the ITOCHU Amount for such period.

Notwithstanding the foregoing, for the purposes of the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to PVH or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Continuing Directors” means individuals who on the Issue Date constituted the board of directors of PVH (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of PVH was approved by a vote of a majority of the directors of PVH then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved).

“Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of March 2, 2011, among PVH, certain Subsidiaries of PVH, various lenders, Barclays Bank PLC, as Administrative Agent and Collateral Agent, and the other agents party thereto, as the same has been and may hereafter be amended, extended, renewed, restated, replaced, restructured, supplemented or otherwise modified (in whole or in part, and without limitation as to amount of Indebtedness which may be Incurred thereunder, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Credit Facility” or “Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities or indentures, in each case with banks, institutional or other lenders, institutional investors or a trustee providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or similar obligations, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Crown” means the government of Canada, any provincial or territorial government therein and any of their political subdivisions.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described above under the captions “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Change of Control;” and

(2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“DTC” means The Depository Trust Company or any of its successors.

“EBITDA” for any period means Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of PVH and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of PVH and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating expense that was paid in cash in a prior period);

(4) all other non-cash charges of PVH and its consolidated Restricted Subsidiaries (including, without limitation, any non-cash charge related to writing up inventory in connection with the Transactions, but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

(5) the amount of any deduction in Consolidated Net Income for such period from a write-off of goodwill attributable to the payment of the CK Amount or ITOCHU Amount; provided that such amount shall in no event be greater than the CK Amount or ITOCHU Amount deducted in calculating Consolidated Net Income.

In addition, for purposes of making the calculation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that PVH or any of its Restricted Subsidiaries has made, including through mergers or consolidations and including any related financing transactions, during the relevant period or subsequent to such period and on or prior to the date of such calculation (each, for purposes of this definition, a “pro forma event”), shall be given pro forma effect as if they had occurred on the first day of the relevant period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into PVH or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, or consolidation had occurred at the beginning of the applicable four-quarter period. Notwithstanding the foregoing, the provision for taxes based on the income or profits, and the depreciation and amortization and other noncash charges, of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interest) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount could have been distributed by such Restricted Subsidiary during such period to PVH or another Restricted Subsidiary as a dividend or other distribution (which other Restricted Subsidiary could also have made such dividend or other distribution).

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of PVH. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of PVH as set forth in an Officers’ Certificate, to reflect cost savings and other operating improvements or synergies reasonably expected to be realized within 12 months from the applicable pro forma event.

“Equity Offering” means a primary public or private offering of Capital Stock (excluding Disqualified Stock) of PVH.

“Existing Notes” means PVH’s 7.375% Senior Notes due 2020 issued under an indenture dated May 6, 2010 between PVH and U.S. Bank National Association, as trustee.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:

(1) the Financial Accounting Standards Board’s FASB Accounting Standards Codification; and

(2) the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any Obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any Obligation, direct or indirect, contingent or otherwise, of such other Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the trustee, pursuant to which a Subsidiary Guarantor guarantees PVH’s Obligations with respect to the notes on the terms provided for in the indenture.

“Hedging Obligations” of any Person means the Obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into for non-speculative purposes.

“holder” means, with respect to the notes, the Person in whose name a note is registered on the registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale Obligations of such Person and all Obligations of such Person under any title retention agreement (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(4) all Obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(5) the amount of all Obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, other than a Subsidiary Guarantor;

(6) all Obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all Obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such Obligation is assumed by such Person), the amount of such Obligation being deemed to be the lesser of the value of such property or assets and the amount of the Obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional Obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the Obligation, of any contingent Obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of PVH.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar financial agreement or arrangement, including, without limitation, any such arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating or fixed rate of interest on the same notional amount.

“Investment” means, with respect to any Person, all investments by such Person in other Persons in the form of advances, loans (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchases or acquisitions of Capital Stock, Indebtedness or other similar instruments issued by such other Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to PVH’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of PVH at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, PVH shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) PVH’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to PVH’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of PVH (or a duly authorized committee thereof).

“Investment Grade” means (1) with respect to S&P, any of the ratings categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the ratings categories from and including Aaa to and including Baa3.

“Issue Date” means the date on which the notes (other than any additional notes) are originally issued.

“ITOCHU Amount” means payments to be made in accordance with the terms of a ITOCHU Stockholders’ Agreement.

“ITOCHU Guarantee” means the Guarantee, dated as of January 12, 2012, by PVH, in favor of ITOCHU Corporation, as beneficiary (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).

“ITOCHU Obligations” means all obligations of PVH or any Subsidiary of PVH under or with respect to the ITOCHU Guarantee, the ITOCHU Stockholders’ Agreement and the preferred shares of Tommy Hilfiger Japan Corporation.

“ITOCHU Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of December 27, 2007, among ITOCHU Corporation, Tommy Hilfiger Group B.V., Tommy Hilfiger Japan Corporation and certain other parties signatory thereto (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Originator Recourse” means a reimbursement obligation of PVH in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that PVH’s board of directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be Incurred by PVH pursuant to the covenant described under “—Limitation on Indebtedness” and that any Lien securing such reimbursement obligation is permitted pursuant to the covenant described above under the caption “—Limitation on Liens.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds of the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, accounting, financial advisory, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds of such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by PVH or any Restricted Subsidiary after such Asset Disposition; provided, however, that any reduction in such reserve after consummation of the Asset Disposition will be deemed a new Asset Disposition with Net Available Cash equal to the amount of such reduction; and

(5) in the case of any such Asset Disposition occurring in a jurisdiction other than the United States, the amount of all taxes paid (or reasonably estimated to be payable) by PVH and its Restricted Subsidiaries that are directly attributable to the distribution of such cash proceeds from such jurisdiction or to the repatriation of such cash proceeds into the United States, but only to the extent that PVH and its Restricted Subsidiaries have used commercially reasonable efforts to reduce or eliminate such taxes.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, (A) the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof and (B) solely for purposes of paragraph (a)(3)(B) of the covenant described under “—Limitation on Restricted Payments,” the fair market value (as of the date of the transaction and as determined in good faith by the board of directors of PVH (or a duly authorized committee thereof)) of the Capital Stock (other than Disqualified Stock) of a Person (whose primary business is a Related Business) that thereupon becomes a Restricted Subsidiary (other than a Securitization Subsidiary), which Capital Stock constitutes the proceeds received by PVH from an issuance or sale of its Capital Stock, net of the fees and taxes described in clause (A) above.

“New Credit Agreement” means that certain credit agreement to be entered into among PVH, certain Subsidiaries of PVH, various lenders, Barclays Bank PLC, as administrative agent and collateral agent, and certain other agents party thereto, in connection with the closing of the Warnaco Acquisition (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time).

“Obligations” means, with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of PVH.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to PVH or the trustee.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into PVH or any of its Restricted Subsidiaries or assumed by PVH or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person and in each case not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation; provided that Permitted Acquisition Indebtedness shall include Indebtedness Incurred to finance such acquisition, merger or consolidation if immediately after consummation of such acquisition, merger or consolidation such Indebtedness is Indebtedness of PVH or a Subsidiary Guarantor.

“Permitted Guarantees” means any guarantee by a Restricted Subsidiary (i) outstanding on the Issue Date, (ii) of Indebtedness of PVH Incurred under clause (b)(1) of the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness” or (iii) of Indebtedness of PVH Incurred under a Credit Facility that is Incurred in compliance with the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness” and secured in compliance with the covenant described above under the caption “—Certain Covenants—Limitation on Liens.”

“Permitted Investment” means an Investment by PVH or any Restricted Subsidiary in:

(1) (a) PVH, (b) a Restricted Subsidiary (other than a Securitization Subsidiary) and (c) a Person that will, upon the making of such Investment, become a Restricted Subsidiary (other than a Securitization Subsidiary);

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, PVH or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to PVH or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as PVH or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of PVH or such Restricted Subsidiary but in any event not to exceed $25.0 million in the aggregate outstanding at any one time;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to PVH or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described above under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9) Hedging Obligations and Treasury Transactions entered into in compliance with the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness”;

(10) any Person to the extent such Investment is in existence on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that such Investment, as extended, modified or renewed, will not, in the good faith judgment of PVH’s board of directors (or a duly authorized committee thereof) adversely affect PVH’s ability to make principal or interest payments on the notes;

(11) a Securitization Subsidiary in connection with a Qualified Securitization Transaction which Investments are customary for such transaction;

(12) any Investment in connection with a transaction permitted under paragraph (b)(11) of the covenant described above under the caption “—Certain Covenants—Limitation on Affiliate Transactions”;

(13) Guarantees issued in accordance with the covenants described under the captions “—Certain Covenants— Limitation on Indebtedness” and “—Certain Covenants—Future Subsidiary Guarantors;”

(14) any Investment made pursuant to the CKI Trust Agreement;

(15) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of PVH or the applicable Restricted Subsidiary thereof in the ordinary course of business; and

(16) other Investments, at any one time outstanding, in any Person having a fair market value (measured on the date each such Investment was made), when taken together with all other Investments made pursuant to this clause (16) that are at that time outstanding, not exceeding (A) the greater of (i) $375.0 million and (ii) 3.5% of Total Assets, calculated as of the date any such Investment is made, plus (B) 100% of the aggregate cash dividends and distributions received by PVH or any Restricted Subsidiary from such Investments.

“Permitted Liens” means:

(1) Liens existing on the Issue Date and replacements, renewals or extensions of such Liens; provided that any such Lien shall not apply to additional property other than (a) after-acquired property that is required to be pledged pursuant to the agreement granting such Lien as in effect on the Issue Date, and (b) proceeds and products thereof and such Lien shall secure only those obligations it secures on the Issue Date and extensions, renewals and replacements thereof that, to the extent constituting Indebtedness, qualify as Refinancing Indebtedness thereof;

(2) Liens securing Hedging Obligations so long as such Hedging Obligations are not incurred in violation of the indenture;

(3) Liens securing the CKI Obligations or the ITOCHU Obligations;

(4) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the indenture; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or Incurred to finance, the cost of the acquisition or construction that is the subject of the Purchase Money Indebtedness and (b) such Lien is limited in the manner described in the definition of Purchase Money Indebtedness;

(5) Liens securing Capital Lease Obligations; provided, however, that such Lien does not extend to any property other than property subject to the underlying lease, after-acquired property that is required to be pledged pursuant to such underlying lease on customary terms and proceeds and products thereof;

(6) Liens granted by PVH or any Restricted Subsidiary in favor of landlords contained in leases and subleases of real property or in inventory or fixtures located on such leased real property; provided, however, that such Liens are in the ordinary course of business, are on terms customary for leases of such type and do not materially impair the use of the liened property in the operation of the business of PVH or the Restricted Subsidiary;

(7) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens in the ordinary course of business in favor of issuers of performance and surety bonds or bid bonds or with respect to health, safety and environmental regulations (other than for borrowed money) or letters of credit or bank guarantees issued to support such bonds or requirements pursuant to the request of and for the account of such Person in the ordinary course of business;

(8) Liens imposed by law, including, carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens for taxes, assessments and governmental charges (a) not yet due and payable or (b) not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens securing Indebtedness Incurred under clause (b)(1) of the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness” and any Refinancing Indebtedness with respect thereto;

(11) Liens securing Indebtedness owed by (a) a Restricted Subsidiary to PVH or to any other Restricted Subsidiary (other than a Securitization Subsidiary) and (b) PVH to a Subsidiary Guarantor;

(12) Liens on the property of any Restricted Subsidiary existing at the time such Person becomes a Subsidiary and not Incurred as a result of (or in connection with or in anticipation of) such Person becoming a Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of PVH or any of the Restricted Subsidiaries (other than (a) the property encumbered at the time such Person becomes a Subsidiary, (b) after-acquired property that is required to be pledged pursuant to the agreement granting such Lien as in effect on the date such Person becomes a Subsidiary and (c) proceeds and products thereof) and do not secure Indebtedness with a principal amount in excess of the principal amount of Permitted Acquisition Indebtedness secured by such Liens outstanding at such time;

(13) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with PVH or any Subsidiary of PVH; provided that such Liens were not Incurred as a result of (or in connection with or in anticipation of) such merger or consolidation and do not extend to any assets other than those of the Person merged with or into or consolidated with PVH or such Subsidiary;

(14) Liens on property of assets existing at the time such assets were acquired in connection with the purchase of all or substantially all of the assets of a Related Business by PVH or any Subsidiary of PVH; provided that such Liens were not Incurred as a result of (or in connection with or in anticipation of) such acquisition and do not extend to any assets other than those acquired by PVH or such Subsidiary;

(15) Liens securing the notes;

(16) Liens securing Attributable Debt Incurred pursuant to any Permitted Sale/Leaseback;

(17) Liens securing Refinancing Indebtedness Incurred to Refinance Indebtedness that was previously so secured; provided that any such Lien is limited to (x) all or part of the same property that secures the Indebtedness being Refinanced, (y) after-acquired property that is required to be pledged pursuant to the agreement granting the Lien securing the Indebtedness being Refinanced as in effect on the date the Refinancing Indebtedness is Incurred and (z) proceeds and products thereof;

(18) Liens (excluding in all cases Liens securing Limited Originator Recourse obligations) on (a) accounts receivable and related assets transferred to, or on accounts receivable and related assets of, a Securitization Subsidiary in connection with a Qualified Securitization Transaction and (b) licensing royalties and related assets transferred to, or on licensing royalties and related assets of, a Securitization Subsidiary in connection with a Qualified Securitization Transaction;

(19) Liens securing Indebtedness Incurred by a Foreign Restricted Subsidiary under clause (b)(14) of the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness” above;

(20) Liens securing Indebtedness Incurred under any Credit Facility, so long as the Senior Secured Leverage Ratio of PVH is less than or equal to 3.5 to 1.0 (for the avoidance of doubt, all Secured Debt outstanding at the time of the calculation of the Senior Secured Leverage Ratio shall be included in such calculation);

(21) Liens in connection with attachments or judgments (including judgment or appeal bonds that do not result in an Event of Default under clause (8) under the caption “—Defaults” above);

(22) Liens Incurred or deposits made by PVH or any Restricted Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations, bids, leases, performance and return-of-money bonds and other similar obligations (exclusive of Obligations for the payment of borrowed money);

(23) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of PVH or the applicable Restricted Subsidiary thereof or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(24) Liens arising from financing statement filings under the Uniform Commercial Code or equivalent statute of another jurisdiction regarding operating leases entered into by PVH and its Restricted Subsidiaries in the ordinary course of business;

(25) any reservations, limitations, exceptions, provisos and conditions, if any, expressed in any original grants from the Crown, including, without limitation, the reservation of any mines and minerals in the Crown or any other Person;

(26) Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to PVH and its Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and arising as a result or omission by PVH or its Subsidiaries, including, for the avoidance of doubt, verlängerte Eigentumsvorbehalte and erweiterte Eigentumsvorbehalte;

(27) Liens arising by virtue of any statutory, contractual or common law provision relating to banker’s liens, rights of set-off or similar rights (A) relating to the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness and (B) relating to pooled deposit or sweep accounts of PVH or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(28) any Lien created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or pursuant to any other general conditions of, or any contractual arrangement with, any such bank to substantially the same effect;

(29) Liens securing obligations pursuant to Cash Management Agreements and Treasury Transactions;

(30) the 2023 Permitted Liens;

(31) Liens, if any, consisting of leases, assignments, subleases or grants of licenses of the type described in clauses (i) and (j) of the definition of “Asset Disposition”;

(32) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than Obligations in respect of Indebtedness) and trade-related letters of credit, in each case, outstanding on the Issue Date or issued thereafter in the ordinary course of business and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof;

(33) Liens in respect of Indebtedness Incurred pursuant to paragraph (b)(28) of the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness;” and

(34) Liens (exclusive of any Lien of any type otherwise permitted under clauses (1) through (33) above) securing Indebtedness for borrowed money of PVH or any Subsidiary Guarantor in an aggregate principal amount which does not at the time such Indebtedness is incurred exceed the amount of Indebtedness permitted to be incurred under paragraph (b)(29) of the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Property” means any real property or other tangible assets or group of tangible assets having a fair market value in excess of $15.0 million, in each case, owned by PVH or any of its Restricted Subsidiaries. Principal Property shall not include properties or assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles.

“Purchase Money Indebtedness” means any Indebtedness of a Person to any seller or other Person Incurred to finance the acquisition or construction of any property or assets and which is Incurred substantially concurrently therewith, is secured only by the assets so financed, any after-acquired assets that are directly related to such assets so financed and are required to be pledged pursuant to the agreements relating to such Indebtedness and the proceeds and products thereof and the principal amount of which does not exceed the cost of the assets acquired or constructed.

“Qualified Securitization Transaction” means any accounts receivable or licensing royalty financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable or licensing royalties and related assets from PVH or any Restricted Subsidiary and enters into a third-party financing thereof on customary market terms that the board of directors of PVH (or a duly authorized committee thereof) has concluded are fair to PVH and its Restricted Subsidiaries.

“Rating Agency” means each of S&P or Moody’s or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by PVH (as certified by a resolution of the board of directors of PVH (or a duly authorized committee thereof)) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of PVH or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity that is not earlier than the earlier of (a) the Stated Maturity of the Indebtedness being Refinanced and (b) 91 days following the Stated Maturity of the notes;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) unless otherwise permitted to be Incurred pursuant to the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness,” such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) to the extent such Refinancing Indebtedness refinances Indebtedness that is subordinated to the notes or the Subsidiary Guaranty of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is subordinated in right of payment to the notes or such Subsidiary Guaranty, as applicable, on terms at least as favorable to holders of the notes as those contained in the documents governing the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary other than a Subsidiary Guarantor that Refinances Indebtedness of PVH or (b) Indebtedness of PVH or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which PVH or any Restricted Subsidiary was engaged on the Issue Date or any reasonable extension of such business and any business related, ancillary or complementary to any business of PVH or any Restricted Subsidiary in which PVH or any Restricted Subsidiary was engaged on the Issue Date or any reasonable extension of such business.

“Responsible Officer” means, when used with respect to the trustee, any officer within the Corporate Trust Administration of the trustee (or any successor group of the trustee) with direct responsibility for the administration of the indenture or any other officer of the trustee with direct responsibility for the administration of the indenture customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to PVH or a Restricted Subsidiary, (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) and (D) any dividend equivalent paid in respect of restricted stock units issued by PVH pursuant to the 2006 Stock Incentive Plan, as it may be amended, amended and restated, replaced, supplemented or otherwise modified from time to time, or any successor plan thereto);

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of PVH held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of PVH (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of PVH that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations (a) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition and (b) owed by PVH to any Restricted Subsidiary and owed by any Restricted Subsidiaries to PVH or any Restricted Subsidiary); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of PVH that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by PVH or any Restricted Subsidiary of PVH, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by PVH or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the United States Securities and Exchange Commission.

“Secured Debt” means, with respect to any specified Person as of any date of calculation, (1) the aggregate principal amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis calculated in accordance with GAAP that is then secured by a Lien on property or assets of such Person and its Restricted Subsidiaries (including, without limitation, Capital Stock of another Person owned by such Person but excluding property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus (2) Unrestricted Cash of such Person and its Restricted Subsidiaries; provided, however, that the CKI Obligations and ITOCHU Obligations shall not constitute Secured Debt.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of PVH

(1) that is designated a “Securitization Subsidiary” by the board of directors of PVH (or a duly authorized committee thereof);

(2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(a) is Guaranteed by PVH or any Restricted Subsidiary other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(b) is recourse to or obligates PVH or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(c) subjects any property or asset of PVH or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse; and

(4) with respect to which neither PVH nor any Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results.

“Senior Indebtedness” means, with respect to any Person as of any date of calculation:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in any bankruptcy, insolvency, reorganization or other similar proceeding relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture; or

(6) any Capital Stock.

“Senior Secured Leverage Ratio” means, for any Person as of any date of calculation (the “Transaction Date”), the ratio of (x) Secured Debt of such Person as of the Transaction Date to (y) EBITDA of such Person for the most recently ended period of four fiscal quarters ending prior to the Transaction Date for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated “Secured Debt” and “EBITDA” as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “EBITDA” and “Consolidated Coverage Ratio”; provided that solely for the purpose of the calculation of Senior Secured Leverage Ratio and the covenant described above under the caption “—Certain Covenants—Limitation on Liens,” PVH may elect pursuant to an Officers’ Certificate delivered to the trustee to treat all or any portion of the commitment under any Secured Debt as being Incurred at such time, in which case any subsequent Incurrence of Secured Debt under such commitment will not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of PVH issued and outstanding as of the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of PVH within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by PVH or any Restricted Subsidiary that are reasonably customary in accounts receivable or licensing royalty securitization transactions, as the case may be.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or redemption of such security upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

Notwithstanding anything contained herein or otherwise, CKI Trust shall not be a Subsidiary of PVH.

“Subsidiary Guarantor” means each Restricted Subsidiary of PVH that delivers a Guaranty Agreement pursuant to the covenant described under the caption “—Certain Covenants—Future Subsidiary Guarantors.”

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of PVH’s Obligations with respect to the notes.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States or Canada or any agency thereof or obligations guaranteed by the United States or Canada or any agency thereof;

(2) investments in securities with maturities of one year or less from the date of acquisition thereof issued or fully guaranteed by any state, commonwealth, province or territory of the United States or Canada, as the case may be, or any political subdivision of any such state, commonwealth, province or territory, or any taxing authority or public instrumentality of any thereof, and rated at least “A-1” by S&P or at least “P-1” by Moody’s (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) or the equivalent rating from any other internationally recognized rating agency;

(3) investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within one year of the date of acquisition thereof and overnight deposits, in each case, issued by any lender under a Credit Facility or a bank or trust company, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated at least “A” by S&P or at least “A2” by Moody’s (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) or the equivalent rating from any other internationally recognized rating agency;

(4) investments in shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to in clauses (1), (2), (3), (4) and (7) of this definition;

(5) investments in marketable short-term money market or similar securities having a rating of at least “P-2” from Moody’s or at least “A-2” from S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligation, an equivalent rating from another nationally recognized rating service) or the equivalent rating from any other internationally recognized rating agency and maturing within one year after the date of acquisition thereof;

(6) investments in commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within one year from the date of acquisition thereof and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition thereof;

(7) repurchase obligations for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any bank meeting the qualifications specified in clause (3) above; and

(8) investment in investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above;

provided that in the case of any Investment by a Foreign Restricted Subsidiary, “Temporary Cash Investments” shall also include: (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within one year after the date of acquisition thereof, (y) investments of the type and maturity described in clauses (1) through (4) above of Foreign Restricted Subsidiaries, which Investments have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).

“Total Assets” means, as of any date of determination, the total assets of PVH and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the most recent consolidated balance sheet of PVH as of such date (which calculation shall give pro forma effect to any acquisition or Asset Disposition by PVH or any of its Restricted Subsidiaries, in each case involving the payment or receipt by PVH or any of its Restricted Subsidiaries of consideration (whether in the form of cash or non-cash consideration) in excess of $100.0 million that has occurred since the date of such consolidated balance sheet, as if such acquisition or Asset Disposition had occurred on the last day of the fiscal period covered by such balance sheet).

“Transaction Documents” means the Warnaco Merger Agreement, the New Credit Agreement and the documents related thereto, the indenture and the documents related thereto, the documents related to the consent solicitation for PVH’s 7.375% Senior Notes due 2020 that expired on November 9, 2012, and the documents related to the other Transactions.

“Transactions” means the Warnaco Acquisition, the offering of the notes on the Issue Date, the consent solicitation for PVH’s 7.375% Senior Notes due 2020 that expired on November 9, 2012, the entry into the New Credit Agreement, the Refinancing of the Credit Agreement with the proceeds of the New Credit Agreement, and the Refinancing of certain Indebtedness of The Warnaco Group, Inc. and its Subsidiaries.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable at the issuer’s option.

“Unrestricted Cash” means, with respect to any Person, as of any date of determination, cash or Temporary Cash Investments of such Person and its Restricted Subsidiaries that would not appear as “restricted”, in accordance with GAAP, on a consolidated balance sheet of such Person and its Restricted Subsidiaries as of such date.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of an Unrestricted Subsidiary; and

(2) any Subsidiary of PVH which is designated after the Issue Date as an Unrestricted Subsidiary by a resolution of PVH’s board of directors (or a duly authorized committee thereof);

provided that a Subsidiary may be so designated as an Unrestricted Subsidiary only if

(a) such designation is in compliance with “—Certain Covenants—Limitation on Restricted Payments” above;

(b) such Subsidiary does not own any Capital Stock or Indebtedness of, or hold any Lien on any property of, PVH or any Restricted Subsidiary;

(c) no Default or Event of Default has occurred and is continuing or results therefrom;

(d) such Subsidiary is not party to any agreement, contract, arrangement or understanding with PVH or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to PVH or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of PVH;

(e) such Subsidiary is a Person with respect to which neither PVH nor any Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(f) such Subsidiary has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of PVH or any Restricted Subsidiaries; and

(g) neither PVH nor any Restricted Subsidiary will at any time

(i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), or

(ii) be directly or indirectly liable for any Indebtedness of such Subsidiary,

except in the case of clause (i) or (ii) above to the extent

(i) that PVH or such Restricted Subsidiary could otherwise provide such a guarantee or Incur such Indebtedness pursuant to paragraph (a) described above under the caption “—Certain Covenants—Limitation on Indebtedness” above; and

(ii) the provision of such guarantee and the Incurrence of such Indebtedness otherwise would be permitted under “—Certain Covenants—Limitation on Restricted Payments” above.

PVH’s board of directors (or a duly authorized committee thereof) may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) PVH could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default or Event of Default shall have occurred and be continuing.

Any such designation by PVH’s board of directors (or a duly authorized committee thereof) shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of PVH’s board of directors (or a duly authorized committee thereof) giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Warnaco Acquisition” means the acquisition by PVH of The Warnaco Group, Inc. pursuant to the Warnaco Merger Agreement.

“Warnaco Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 29, 2012, by and among The Warnaco Group, Inc., PVH and Wand Acquisition Corp. (as amended, supplemented or otherwise modified from time to time in accordance with its terms).

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by PVH or one or more Wholly Owned Subsidiaries.

Book-Entry System for Notes

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC’s settlement systems and are subject to changes by them. PVH takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

Upon issuance, the notes will each be represented by one or more global securities (each a “Global Security”). Each Global Security will be deposited with, or on behalf of DTC (the “Depositary”). Upon the issuance of any such Global Security, the Depositary or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the notes represented by any such Global Security. Ownership of beneficial interests in any such Global Security will be limited to persons that have accounts with the Depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants in any such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interests in any such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in any such Global Security. Payment of principal of and interest on the notes will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and holder of any Global Security for such series for all purposes under the indenture. None of PVH, the trustee or any agent of PVH or the trustee will have any responsibility or liability for any aspect of the Depositary’s records relating to or payments made on account of beneficial ownership interests in any such Global Security or for maintaining, supervising or reviewing any of the Depositary’s records relating to such beneficial ownership interests.

PVH has been advised by the Depositary that upon receipt of any payment of principal of or interest on any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

No Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary. Each Global Security is exchangeable for certificated notes only if (x) the Depositary notifies PVH that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and PVH fails within 90 days thereafter to appoint a successor, (y) PVH in its sole discretion determines that such Global Security shall be exchangeable or (z) there shall have occurred and be continuing a Default with respect to the notes represented by such Global Security. In such event, PVH will issue notes in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in either Global Security will be entitled to physical delivery in certificated form of notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and will be issued in registered form only, without coupons. Subject to the foregoing, no Global Security is exchangeable, except for a Global Security for the same series of notes of like denomination to be registered in the name of the Depositary or its nominee.

So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on such notes, receiving notices and for all other purposes under the indenture and such notes. Beneficial interests in the notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of the notes under the indenture. The Depositary will not consent or vote with respect to the Global Security representing the notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s (the

Depositary’s partnership nominee) consenting or voting rights to those participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

The Depositary has advised PVH that the Depositary is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

Same Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All cash payments of principal and interest will be made by PVH in immediately available funds.

The notes will trade in the Depositary’s same-day funds settlement system until maturity or until such notes are issued in certificated form, and secondary market trading activity in such notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury Department regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion generally applies only to beneficial owners that purchase notes in the initial offering at their issue price and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, investors whose “functional currency” is not the U.S. Dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding notes as a hedge or as part of a straddle, constructive sale or conversion transaction. The discussion does not address any U.S. federal estate and gift taxes or other non-income tax considerations, any U.S. alternative taxes, or any foreign, state or local tax consequences, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

As used herein, a U.S. Holder means a beneficial owner of a note that is, for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. A Non-U.S. Holder is a beneficial owner of the notes that is not a U.S. Holder.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. Partnerships and other entities treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities, should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. Holders

Payments of Interest

The notes will not be issued with “original issue discount” for U.S. federal income tax purposes. Stated interest on a note will be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.

Optional Redemption and Change of Control Put

We believe that the possibility of a redemption of the notes as described under “Description of the Notes—Optional Redemption” or a repurchase of the notes as described under “Description of the Notes—Change of Control” at a price greater than the principal amount of the notes is remote or certain other exceptions apply and therefore the rules governing contingent payment debt instruments should not apply to the notes. Assuming our position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below under “—U.S. Holders—Sale, Exchange or Redemption of the Notes.” The Internal Revenue Service, however, may take a contrary position, which could affect the timing and character of a U.S. Holder’s income with respect to the notes. U.S. Holders should consult their own tax advisors regarding the application of the contingent payment debt instrument rules and consequences thereof.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which will be treated as described above under “—U.S. Holders—Payments of Interest”), and such holder’s adjusted tax basis in the notes. A U.S Holder’s adjusted tax basis in the notes generally will equal the cost of the notes for such holder.

Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year.

Backup Withholding and Information Reporting

A U.S. Holder will be subject to U.S. federal backup withholding (currently at a rate of 28% and currently scheduled to increase to a rate of 31% for amounts paid after December 31, 2012) on payments on the notes and the proceeds of a sale or other disposition of the notes if such holder fails to provide its correct taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to these payments to a U.S. Holder unless such holder is an exempt recipient, such as a corporation.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with the conduct of a trade or business within the U.S. or in the case of an income tax treaty resident, is not attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S. and:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for the exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide us (or our paying agent or other relevant withholding agent, if any) with a properly completed and executed Form W-8 BEN, or other applicable form, as provided for in the Treasury Department regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide certification to us (or our paying agent or other relevant withholding agent, if any).

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided a properly completed and executed Form W-8 BEN claiming the exemption from or reduction in withholding is furnished to us (or our paying agent or other relevant withholding agent, if any) and any other applicable procedures are complied with.

Sale, Exchange or Redemption of the Notes

Generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, which will be treated as described above under “—Non-U.S. Holders—Payments of Interest”) will be exempt from U.S. federal income and withholding tax, provided that:

•

the gain is not effectively connected with the conduct of a trade or business within the U.S. (or in the case of an income tax treaty resident, is not attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S.); and

•

if the Non-U.S. Holder is an individual, such Non-U.S. Holder is not present in the U.S. for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

Effectively Connected Income

If interest, gain or other income recognized on a note is effectively connected with the conduct of a trade or business within the U.S., or in the case of an income tax treaty resident, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S., then such interest, gain or other income will be exempt from U.S. federal withholding tax previously discussed if the Non-U.S. Holder provides us (or our paying agent, if any) with a properly completed and executed Form W-8 ECI, but such interest, gain or other income generally will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

A Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding (currently at a rate of 28% and currently scheduled to increase to a rate of 31% for amounts paid after

December 31, 2012) on payments of interest and proceeds of a sale or other disposition of the notes unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is furnished to the Internal Revenue Service in a timely manner. In any event, we generally will be required to file information returns with the Internal Revenue Service reporting our payments on the notes. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Certain Legislation

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-financial foreign entities after December 31, 2013. The legislation imposes a 30% withholding tax on interest on, or gross proceeds from the sale or other disposition of, debt instruments paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by specified U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders who fail to provide the requested information thereby preventing the foreign financial institution from satisfying its obligations under the agreement with the U.S. Treasury. In addition, the legislation imposes a 30% withholding tax on certain witholdable payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Prospective investors should consult their tax advisors regarding this legislation. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, certain obligations that are outstanding on March 18, 2012, and proposed Treasury Regulations would extend this grandfathering provision to certain obligations that are outstanding on January 1, 2013. These proposed regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. For obligations that are not grandfathered, the Internal Revenue Service has also issued preliminary guidance indicating that withholding tax on interest pursuant to this legislation will not be imposed with respect to payments made prior to January 1, 2014 and will not be imposed with respect to payments of gross proceeds made prior to January 1, 2017. You should consult your own tax advisors regarding this legislation and whether it may be relevant to your ownership and disposition of the new notes.

UNDERWRITING

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC are acting as the representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us, the principal amount of the notes set forth opposite their names below:

Underwriters	Principal Amount of Notes

Barclays Capital Inc.	$178,500,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	145,600,000

Citigroup Global Markets Inc.	145,600,000

Credit Suisse Securities (USA) LLC	66,150,000

RBC Capital Markets, LLC	66,150,000

Credit Agricole Securities (USA) Inc.	12,250,000

HSBC Securities (USA) Inc.	12,250,000

RBS Securities Inc.	12,250,000

Scotia Capital (USA) Inc.	12,250,000

SMBC Nikko Capital Markets Limited	12,250,000

SunTrust Robinson Humphrey, Inc.	12,250,000

TD Securities (USA) LLC	12,250,000

U.S. Bancorp Investments, Inc.	12,250,000

Total	$700,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the notes offered hereby, if any of the notes are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our or Warnaco’s business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The underwriters will purchase the notes at a customary discount from the offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell the notes at the offering price set forth on the front of this prospectus supplement. After the initial offering of the notes, the offering price at which the notes are being offered may be changed at any time without notice.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount . . . . . . . . .	2.000%	$14,000,000

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $500,000.

Lock-Up

We have agreed not to, directly or indirectly,

•

offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any of our debt securities substantially similar to the notes or securities convertible into or exchangeable for such debt securities, or sell or grant options, rights or warrants with respect to such debt securities or securities convertible into or exchangeable for such debt securities,

•	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our debt securities,

•

make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of our debt securities substantially similar to the notes or securities convertible, exercisable or exchangeable into our debt securities, or

•	publicly disclose the intention to do any of the foregoing,

for a period of 90 days after the date of this prospectus supplement, in each case without the prior written consent of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC on behalf of the underwriters.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. In particular, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

served as our financial advisor in connection with the Warnaco acquisition and affiliates of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC have committed to act as lenders under the new senior secured credit facility. Affiliates of certain of the underwriters are also arrangers, lenders or agents under the existing senior secured credit facility and may receive a portion of the net proceeds of this offering. An affiliate of U.S. Bancorp Investments, Inc. will act as trustee under the indenture governing the notes.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the notes or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the notes in any country or jurisdiction where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any notes or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of notes by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (we refer to each as a Relevant Member State) an offer to the public of any notes which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•

by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated here in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

•	it is a qualified investor as defined under the Prospectus Directive; and

•

in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (which we refer to as the FSMA)) as received in connection with the issue or sale of the N in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This prospectus supplement, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (which we refer to as the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the coverage page of this prospectus supplement, which will be the tenth business day following the date of pricing of the notes (we refer to this settlement cycle as T+10). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or during the six succeeding business days will be required, by virtue of the fact that the notes initially will settle T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or during the six succeeding business days should consult their own advisors.

LEGAL MATTERS

Certain legal matters related to the offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 29, 2012, and the effectiveness of our internal control over financial reporting as of January 29, 2012, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The special purpose consolidated financial statements of Tommy Hilfiger B.V. as of March 31, 2009, March 31, 2008 and March 31, 2007, and the related consolidated income statements, statements of shareholders’ equity and statements of cash flows for the years then ended incorporated in this proxy statement/prospectus by reference to PVH’s Current Report on Form 8-K, dated April 13, 2010, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule of The Warnaco Group, Inc. incorporated in this prospectus from our Current Report on Form 8-K dated as of and filed on December 6, 2012, which is incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

PROSPECTUS

PHILLIPS-VAN HEUSEN CORPORATION

Debt Securities

Preferred Stock

Common Stock

We may issue from time to time debt securities, preferred stock or common stock, and we or any selling security holders may offer and sell these securities from time to time in one or more offerings.

We will provide additional terms of our securities in one or more prospectus supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities.

We and any selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “PVH.”

You should consider carefully the “Risk Factors” described on page 3 and in any applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 20, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on its cover page or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, under a “shelf” registration process. Using this process, we or selling security holders may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer.

Each time we use this prospectus to sell securities, we will provide a prospectus supplement. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, as well as the additional information in the documents described below under the heading “Where You Can Find More Information” and “Incorporation By Reference.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

If there is any inconsistency between the information set forth in this prospectus and any prospectus supplement, you should rely on the information set forth in the prospectus supplement.

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

As used in this prospectus, “we,” “us” and “our” and similar terms mean Phillips-Van Heusen Corporation and its subsidiaries, unless the context indicates otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at http://www.sec.gov that contains information we file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File Number 001-07572) (excluding information deemed to be furnished and not filed with the SEC) after the date of this prospectus. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the fiscal year ended January 31, 2010; and

•	our current reports on Form 8-K filed with the SEC on March 16, 2010, April 5, 2010, April 8, 2010, April 13, 2010 and April 16, 2010.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by visiting our website at http://www.pvh.com, or by writing or telephoning us at the following:

Phillips-Van Heusen Corporation

200 Madison Avenue

New York, New York 10016

Attention: Secretary

Telephone: (212) 381-3500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this prospectus, including the information we incorporate by reference, including, without limitation, statements relating to our future revenue, cash flows, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors and other factors; (iii) our plans and results of operations will be affected by our ability to manage our growth and inventory, including our ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability; (iv) our operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, into us with no substantial adverse affect on the acquired entity’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands and (viii) other risks and uncertainties indicated from time to time in our filings with the SEC.

These factors are not necessarily all the important factors that could affect us. We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or cash flows, whether as a result of the receipt of new information, future events or otherwise.

ABOUT PHILLIPS-VAN HEUSEN CORPORATION

We are one of the largest apparel companies in the world, with a heritage dating back over 125 years. We design and market nationally recognized branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Our licensing activities, principally our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our footwear business is the successor to G.H. Bass & Co., a business begun in 1876, our Arrow business is the successor to the original Cluett, Peabody & Co., a business begun in 1851, and our neckwear business is the successor to a business begun in 1873.

Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences. References to a year are to our fiscal year, unless the context requires otherwise. Our 2009 year commenced on February 2, 2009 and ended on January 31, 2010; 2008 commenced on February 4, 2008 and ended on February 1, 2009; and 2007 commenced on February 5, 2007 and ended on February 3, 2008.

Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016; our telephone number is (212) 381-3500. We maintain a website at http://www.pvh.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such Annual Report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preference security dividends for each of the periods indicated:

	Fiscal Year					Pro Forma 2009(1)
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	3.6x	4.6x	4.9x	2.8x	3.6x	1.6x
Ratio of earnings to fixed charges and preference security dividends	2.2x	3.5x	4.9x	2.8x	3.6x	1.6x

(1)	Reflects the proposed acquisition of Tommy Hilfiger B.V. and the incurrence and repayment of debt in connection therewith.

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense.

The ratio of earnings to fixed charges and preference security dividends is computed by dividing fixed charges plus the amount of pre-tax earnings required to pay the dividends on outstanding preference securities into earnings before income taxes plus fixed charges.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of securities in the manner and for the purposes set forth in the applicable prospectus supplement.

Pending any specific application, we may initially invest those funds as we deem appropriate.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement.

General

Subject to compliance with our other existing indebtedness, we may issue from time to time debt securities under one or more indentures (each of which we refer to herein as the “indenture”) to be entered into between us and U.S. Bank National Association, as trustee. Subject to certain limitations contained therein, each indenture will not limit the amount of debt securities that we may issue thereunder.

The debt securities will be our direct obligations, which can be secured or unsecured. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. Our ability to meet our obligations under the debt securities, including payment of principal and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. Holders of the debt securities will be structurally subordinated to the creditors, including trade creditors, of any of our subsidiaries.

We have summarized certain general features of the debt securities below. You should read the applicable indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the form of the indenture with the SEC as an exhibit to this registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of the debt securities we offer as exhibits to a filing we will make with the SEC in connection with the offering of such debt securities. Please read the section under the heading “Where You Can Find More Information.”

Terms Applicable to Debt Securities

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•

whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be guaranteed;

•	any limit on the total principal amount of the debt securities and the ability to issue additional debt securities of the same series;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any covenants or restrictions on us or our subsidiaries;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the denominations in which we may issue the debt securities;

•

whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments on the debt securities will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•

provisions relating to discharge and covenant defeasance and legal defeasance and any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	the events of default applicable to the debt securities;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to form, registration, exchange and transfer;

•	the designation of agents with respect to the debt securities;

•	modification, waiver and amendment provisions;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell debt securities at a discount below their stated principal amount. Any such discount may be substantial. Debt securities we sell may bear no interest or may bear interest at a rate that at the time of issuance is above or below market rates.

Governing Law

The laws of the State of New York will govern the indentures and the debt securities, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Trustee

U.S. Bank National Association will be the trustee under the indentures. U.S. Bank National Association is also the trustee under the indenture governing our 7 1/4% senior notes due 2011 and our 8 1/8% senior notes due 2013.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 240,000,000 shares of common stock, $1 par value per share, and 150,000 shares of preferred stock, $100 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of April 16, 2010, there were 52,134,947 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our outstanding shares of common stock are listed on the New York Stock Exchange and trade under the symbol “PVH.” Any additional shares of common stock we offer and sell under this prospectus and related prospectus supplements will also be listed on the New York Stock Exchange.

Preferred Stock

No shares of preferred stock are currently outstanding. Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders;

The prospectus supplement relating to any series of preferred stock we offer under this prospectus will discuss specific terms relating to the offering. These terms will include some or all of the following:

•	the series designation of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for any other securities;

•	any voting rights; and

•	any other powers, preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Any preferred stock we offer and sell will be fully paid and nonassessable.

Limitation on Directors’ Liability

Our certificate of incorporation limits the liability of our directors to us or our stockholders such that no member of our board of directors will be personally liable for monetary damages for any breach of the member’s fiduciary duty as a director, except for liability:

•	for any breach of the member’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law (for unlawful payments of dividends or unlawful stock repurchases or redemptions); and

•	for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of discouraging or deterring our stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our by-laws provide that we must indemnify any person to the full extent permitted by the Delaware General Corporation Law, the law of the state in which we are incorporated, and we have entered into agreements with each of our directors which provide them with contractual rights of indemnification consistent with our bylaws.

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

Provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting.    Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Super-Majority Vote Requirements.    Our certificate of incorporation requires that the affirmative vote of not less than 80% of our outstanding stock entitled to vote shall be required for (i) mergers or consolidations, (ii) certain sales, leases, exchanges, mortgages or pledges of our assets or (iii) issuances or transfers of any of our voting securities having a fair market value of more than $1,000,000, in any such case, involving the “beneficial owner” of 5% or more of our outstanding stock entitled to vote in elections of directors. These special voting requirements do not apply to (a) any transaction consistent in all material respects with a memorandum of understanding approved by our board of directors prior to the time such person shall have become the beneficial owner of 5% or more of our outstanding stock entitled to vote in elections of directors or (b) any transaction if we beneficially own a majority of the outstanding stock entitled to vote in elections of directors of such 5% beneficial owner. Our certificate of incorporation also requires that our by-laws may not be adopted, altered, amended, changed or repealed by our stockholders except by the affirmative vote of not less than 80% of our outstanding stock entitled to vote in the election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

PLAN OF DISTRIBUTION

We or selling security holders may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

In addition, we or any selling security holder may enter into option, share lending or other types of transactions that require us or such selling security holder to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or any selling security holder may enter into hedging transactions with respect to our securities. For example, we or such selling security holder may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we or any selling security holders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we or selling security holders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions that we or any selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or any selling security holder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or any selling security holders pay for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling security holders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or any selling security holders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us and by any selling security holder against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or any selling security holder in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Wachtell, Lipton, Rosen & Katz, New York, New York, will issue an opinion about the legality of any common stock, preferred stock or debt securities we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel, which counsel shall be specified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, and the effectiveness of our internal control over financial reporting as of January 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The audited historical special purpose consolidated financial statements of Tommy Hilfiger B.V., included in our Current Report on Form 8-K, dated April 13, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers Accountants N.V., independent accountants, given on the authority of said firm as experts in auditing and accounting.

PVH CORP.

4.500% Senior Notes due 2022

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

Citigroup

Credit Suisse

RBC Capital Markets

Co-Managers

Credit Agricole CIB

HSBC

RBS

Scotiabank

SMBC Nikko

SunTrust Robinson Humphrey

TD Securities

US Bancorp

Prospectus Supplement dated December 6, 2012